Exhibit 10.1

THIS TRANSACTION SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS. Nothing contained in thIS TRANSACTION SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS TRANSACTION SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS, IN EACH CASE, SUBJECT TO THE TERMS HEREOF.

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 13.01, this “Agreement”) is made and entered into as of April 18, 2024 (the “Execution Date”), by and among the following parties (collectively, the “Parties”):1

(i)	Cumulus Media New Holdings Inc. (the “Borrower Agent” or the “Company”);

[1]	Capitalized terms used but not defined in the preamble and recitals of this Agreement have the meanings ascribed to them in Section 1. For the avoidance of doubt, any Affiliates (as defined herein) or related parties of any such Consenting Secured Party shall not, as a result of being Affiliates or related parties, be deemed to be Consenting Secured Parties themselves. The Parties acknowledge and agree that all representations, warranties, covenants, releases and other agreements made by any Consenting Secured Party that is (1) a separately managed fund or account of or advised or sub-advised by an investment manager or (2) a trustee are being made, in the case of a Consenting Secured Party described in clause (1) hereof, only with respect to the Claims held by such separately managed, advised or sub-advised fund or account (in the amount identified on the signature pages hereto), and, in the case of a Consenting Secured Party described in clause (2) hereof, solely in its capacity as trustee of such trust (in the related amount identified on the signature pages hereto) and only with respect to Claims held by such trust, and, in no event shall such representations, warranties or covenants apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by other funds, accounts of clients that are managed, advised or sub-advised by such investment manager or an Affiliate of such investment manager or other trusts for which such Consenting Secured Party is trustee. The Parties further acknowledge and agree that all representations, warranties, covenants, releases and other agreements made by any Consenting Secured Party that is (i) an investment advisor, sub-advisor, manager of managed funds or accounts or trustee are being made solely in such Consenting Secured Party’s capacity as an investment advisor, sub-advisor, manager to the beneficial owners of or trustee of a trust that holds the Existing First Lien Claims specified on the applicable signature pages hereto (in the amount identified on such signature pages), and shall not apply to (or be deemed to be made in relation to) such investment advisor, sub-advisor, manager or trustee in any other capacity, including, without limitation, in its capacity as an investment advisor, sub-advisor, or manager of other managed funds or accounts or trustee of other trusts or (ii) a trading desk or group of an entity, are being made solely with respect to such trading desk or group that holds Existing First Lien Claims specified on the applicable signature pages hereto (in the amount identified on such signature pages), and shall not apply to (or be deemed to be made in relation to) any other trading desk or group of such entity.

(ii)	the beneficial owners (or nominees, investment managers, advisors, or subadvisors for the beneficial owners) of Existing First Lien Term Loans that have executed and delivered counterpart signature pages to this Agreement or a Joinder (collectively, the “Consenting Lenders”), listed on Schedule 1 hereto, along with their signatures thereto; and

(iii)	the beneficial owners (or nominees, investment managers, advisors, or subadvisors for the beneficial owners) of Existing First Lien Notes that have executed and delivered counterpart signature pages to this Agreement or a Joinder (collectively, the “Consenting Noteholders” and, together with the Consenting Lenders, the “Consenting Secured Parties”), listed on Schedule 2 hereto, along with their signatures thereto.

RECITALS

WHEREAS, the Company and the Consenting Secured Parties have in good faith and at arms’ length negotiated or been apprised of certain transactions with respect to the Company’s capital structure that will be implemented consistent with the terms and conditions set forth herein and in the Definitive Documents (the transactions described therein, in each case, as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Transactions”).

WHEREAS, the Transactions shall be implemented pursuant to (i) a New Term Loan Credit Agreement, to be entered into by and among the Borrowers, Intermediate Holdings, the subsidiary guarantors party thereto, the Specified Subsidiaries, Bank of America N.A. (“Bank of America”), in its capacity as administrative agent and collateral agent, and the lenders and other parties from time to time party thereto, (the “New Term Loan Credit Agreement”); (ii) the Offering Memorandum and Consent Solicitation; (iii) the other Definitive Documents (as defined below); (iv) an exchange of (a) Existing First Lien Term Loans for the New Term Loans and (b) Existing First Lien Notes for the New Notes; and (v) the payment of the Ad Hoc Group Payment (as defined below) to the Ad Hoc Group (as defined below), in each case on the terms and subject to the conditions set forth herein and in the Definitive Documents consistent with the transaction term sheet (the “Transaction Term Sheet”) attached as Exhibit B hereto.

WHEREAS, the Parties have agreed to take certain actions, as applicable, in support of the Transactions and otherwise described herein, all on the terms and conditions set forth in this Agreement and the other Definitive Documents.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.      Definitions and Interpretation.

1.01.        Definitions. The following terms shall have the following definitions:

“Ad Hoc Group” means the ad hoc group of holders or beneficial holders of Existing First Lien Term Loans and Existing First Lien Notes represented by Gibson, Dunn & Crutcher LLP, as identified by Gibson, Dunn & Crutcher LLP.

“Ad Hoc Group Advisors” means, collectively, (a) Gibson, Dunn & Crutcher LLP, as counsel to the Ad Hoc Group and (b) Guggenheim Securities LLC, as financial advisor to the Ad Hoc Group.

“Ad Hoc Group Payment” means the payment to the Ad Hoc Group in an amount equal to 1% of the Existing First Lien Term Loans and Existing First Lien Notes held by members of the Ad Hoc Group that are tendered and not withdrawn into the Exchange, which payment shall be earned as of the Closing Date and payable in the form of New Term Loans and New Notes as applicable.

“Affiliate” means with respect to any specified entity, any other entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as used with respect to any entity shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by agreement, or otherwise.

“Agreement” has the meaning set forth in the preamble of this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 13.01.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date (or, in the case of any Consenting Secured Party that becomes a party hereto after the Agreement Effective Date, as of the date such Consenting Secured Party becomes a party hereto) to the Termination Date applicable to that Party.

“Alternative Transaction” means sale, disposition, new money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, exchange, business combination, or similar transaction involving the Company or the debt, equity, or other interests or claims against the Company, including any transaction involving modification, refinancing, retirement, or extinguishment of the Existing First Lien Term Loans or Existing First Lien Notes that is an alternative to the Transactions.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

“Claim” means the (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Closing Date” means the date of the closing of the Exchange.

“Company” has the meaning set forth in the preamble of this Agreement.

“Consenting Lenders” has the meaning set forth in the preamble of this Agreement.

“Consenting Noteholders” has the meaning set forth in the preamble of this Agreement.

“Consenting Secured Parties” has the meaning set forth in the preamble of this Agreement.

“Counsel to the Ad Hoc Group” has the meeting set forth in Section 1.02(l) hereof.

“Definitive Documents” means all documents (including all exhibits, schedules, supplements, appendices, annexes, instructions, and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Transactions, including, without limitation: (a) this Agreement; (b) the Offering Memorandum and Consent Solicitation; (c) the New Term Loan Credit Agreement; (d) the New Notes Indenture and the global notes issued pursuant thereto; (e) the New Collateral Agreement; (f) the New Intercreditor Agreement; (g) all documents related to the Exchange; (h) all filings and requests for regulatory or other approval from any Governmental Entity required to be obtained by the Company to consummate the Transaction; (i) the Transaction Term Sheet; and (j) with respect to each of (a) through (i), any amendments, modifications, and supplements thereto.

“Exchange” means that certain exchange of (a) Existing First Lien Term Loans for New Term Loans and (b) Existing First Lien Notes for New Notes pursuant to the applicable Definitive Documents.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and including any rule or regulation promulgated thereunder.

“Execution Date” has the meaning set forth in the preamble of this Agreement.

“Existing First Lien Agent” means any administrative agent, collateral agent, indenture trustee, or similar entity under any Existing First Lien Document, including any successors thereto.

“Existing First Lien Claim” means any Claim arising under, in connection with, or related to the Existing First Lien Credit Agreement, the Existing First Lien Notes Indenture, or any of the other Existing First Lien Documents.

“Existing First Lien Credit Agreement” means that certain credit agreement, dated as of September 26, 2019, among Intermediate Holdings, Borrower Agent, the restricted subsidiaries of Borrower Agent party thereto, certain lenders party thereto, Bank of America, as administrative agent, and the other parties thereto, as further amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time.

“Existing First Lien Documents” means, collectively, the Existing First Lien Credit Agreement, any other Loan Document (as defined in the Existing First Lien Credit Agreement), the Existing First Lien Notes Indenture, and any other Notes Document (as defined in the Existing First Lien Notes Indenture).

“Existing First Lien Notes” means the Notes as defined in the Existing First Lien Notes Indenture.

“Existing First Lien Notes Indenture” means that certain indenture, dated as of June 26, 2019, among the Borrower Agent, as issuer, the guarantors party thereto, and U.S. Bank, , as trustee, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time.

“Existing First Lien Term Loans” means, collectively, the Term Loans as defined in the Existing First Lien Credit Agreement.

“Governmental Entity” means any applicable federal, state, local, or foreign government or any agency, bureau, board, commission, court, or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal, or other instrumentality thereof, or any self-regulatory organization.

“Intermediate Holdings” means Cumulus Media Intermediate Inc.

“Joinder” means an executed form of joinder, substantially in the form attached hereto as Exhibit A, providing, among other things, that such Person signatory thereto is bound by the terms of this Agreement. For the avoidance of doubt, any Person that executes a Joinder shall be a “Party” under this Agreement.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ, or other legal requirement, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction.

“New Collateral Agreement” means one or more collateral agreements, to be entered into, amended or supplemented, among the Borrower Agent, Bank of America, as collateral agent, and the lenders and other parties from time to time party thereto.

“New Term Loan Credit Agreement” has the meaning set forth in the recitals of this Agreement.

“New Notes Indenture” means an indenture to be entered into among the Borrower Agent, the guarantors party thereto, and U.S. Bank, as trustee, under which the Borrower Agent will issue the New Notes, which shall have substantially the same terms as the Description of New Notes attached hereto as Exhibit C hereto.

“New Intercreditor Agreement” means one or more intercreditor agreements, to be entered into, amended, or supplemented, by and among the Borrower Agent, Bank of America, as administrative agent and collateral agent, and U.S. Bank, as trustee.

“New Notes” means the New Notes as defined in the Description of New Notes.

“New Term Loans” means the Term Loans as defined in the New Term Loan Credit Agreement.

“Offering Memorandum and Consent Solicitation” means that certain Confidential Offering Memorandum and Consent Solicitation dated February 27, 2024, as supplemented on April 18, 2024, and as further supplemented or amended from time to time, distributed in connection with the Exchange.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement, or an operating, limited liability company, or membership agreement).

“Outside Date” means May 1, 2024, as such date may be extended, modified, or waived in writing (which may be by electronic mail), as applicable, by the Company and the Required Consenting Secured Parties.

“Parties” has the meaning set forth in the preamble of this Agreement.

“Permitted Transferee” means each transferee of any Existing First Lien Claim who meets the requirements of Section 8.01.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Entity, or any legal entity or association.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Existing First Lien Claims (or enter with customers into long and short positions in Existing First Lien Claims), in its capacity as a dealer or market maker in Existing First Lien Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Released Party” and “Releasing Party”, respectively, mean each of the following, solely in its capacity as such: (a) the Company; (b) the Consenting Secured Parties; (c) the Existing First Lien Agents; (d) with respect to each of the foregoing Persons in clauses (a) through (c), each of such Person’s current and former Affiliates and, with respect to such Person in its capacity as a “Releasing Party,” each of such Person’s current and former Affiliates solely to the extent such Affiliates can be bound by the releases contained herein under applicable law; and (e) with respect to each of the foregoing Persons in clauses (a) through (d), each of such Person’s Representatives and with respect to such Person in its capacity as a “Releasing Party,” solely to the extent such Representatives can be bound to the releases contained herein under applicable law.

“Representatives” means, with respect to any Person, such Person’s current and former directors, managers, officers, principals, members, partners, limited partners, general partners, managed accounts or funds, fund advisors, investment advisors, investment managers, investment vehicles, investors, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, attorneys, accountants, independent contractors, investment bankers, consultants, industry advisors, operational advisors, representatives, and other professionals.

“Required Consenting Secured Parties” means, as of any time of determination, Consenting Secured Parties holding more than 50% of the aggregate outstanding principal amount of the Existing First Lien Claims that are held by all Consenting Secured Parties.

“Required Parties” means the Company and the Required Consenting Secured Parties.

“Securities Act” means the Securities Act of 1933, as amended and including any rule or regulation promulgated thereunder.

“Term Loan Exchange Agreement” means the exchange agreement, to be entered into by and among Borrower Agent, Intermediate Holdings, each subsidiary loan party thereto, Bank of America as administrative agent and collateral agent, and each of the Lenders (as defined therein) party thereto.

“Terminating Parties” has the meaning set forth in Section 11.01 of this Agreement.

“Termination Date” means the date on which this Agreement is terminated in accordance with Section 11.

“Termination Event” means the events set forth in Section 11.01 and Section 11.02 of this Agreement.

“Transaction Effective Date” means the date on which the final settlement of the Exchange has occurred.

“Transactions” has the meaning set forth in the recitals of this Agreement.

“Transaction Term Sheet” has the meaning set forth in the recitals of this Agreement.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, loan, grant, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions); for the avoidance of doubt, the termination of any swap arrangement or agreement in existence as of the date hereof, or any amendment or modification thereto that changes the beneficial ownership as defined in the Rule 13d-3 under the Exchange Act, shall constitute a “Transfer” for purposes of this Agreement.

“U.S. Bank” means U.S. Bank Trust Company, National Association.

1.02.        Interpretation. For purposes of this Agreement:

(a)           in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)           capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)           unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)           unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another existing agreement are defined with reference to such other existing agreement as of the Execution Date, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Execution Date;

(e)           unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)           the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)           captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)           references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)            all exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(j)            the use of “include” or “including” is without limitation, whether stated or not;

(k)           unless otherwise specified, when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day; and

(l)            the phrase “counsel to the Ad Hoc Group” refers in this Agreement to Gibson, Dunn & Crutcher LLP (“Counsel to the Ad Hoc Group”) and the phrase “counsel to the Company” refers in this Agreement to Jones Day.

Section 2.      Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties that has executed and delivered counterpart signature pages to this Agreement at 8:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)           the Company shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties specified in Section 13.10; the Company shall have executed fee letters with each of the Ad Hoc Group Advisors; and

(b)           all members of the Ad Hoc Group shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties specified in Section 13.10;

This Agreement shall be effective from the Agreement Effective Date until validly terminated pursuant to the terms set forth in Section 11.

Section 3.      Definitive Documents. Each of the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remains subject to negotiation and completion. The Definitive Documents not otherwise executed or in the form attached to this Agreement as of the Execution Date shall be in form and substance, including with respect to any modification, amendment, or supplement thereto, reasonably acceptable to (i) the Company and (ii) the Required Consenting Secured Parties. For the avoidance of doubt, the form of any Definitive Document attached hereto or otherwise agreed to by the Parties prior to the Agreement Effective Date is deemed acceptable to the Consenting Secured Parties and the Company.

Section 4.      FRE 408. To the extent provided in Federal Rule of Evidence 408 and any other applicable rules of evidence in any applicable jurisdiction, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

Section 5.      Commitments of the Consenting Secured Parties.

5.01.        General Commitments.

(a)           During the Agreement Effective Period, each Consenting Secured Party agrees, severally, and not jointly, in respect of all of its Existing First Lien Claims, to:

(i)         use commercially reasonable efforts to support, act in good faith, and take all actions reasonably necessary to implement and consummate the Transactions in accordance with the terms, conditions and applicable deadlines set forth in this Agreement;

(ii)        subject to Section 5.01(e), give any consent, notice, order, instruction, or direction to the Existing First Lien Agents that is necessary or reasonably requested by the Company to facilitate the consummation of the Transactions;

(iii)       promptly notify counsel to other Parties or the other Parties, as applicable, (and in any event within ten Business Days after obtaining knowledge thereof) of (A) any breach by such Consenting Secured Party in any respect of any of its obligations, representations, warranties, or covenants set forth in this Agreement or (B) the occurrence of a Termination Event; and

(iv)       negotiate in good faith the applicable Definitive Documents and use commercially reasonable efforts to execute, deliver, perform its obligations under, implement, and consummate the transactions contemplated by the Definitive Documents that are consistent with this Agreement to which it is required to be a party.

(b)        During the Agreement Effective Period, each Consenting Secured Party agrees, severally, and not jointly, in respect of all of its Existing First Lien Claims, that it shall not directly or indirectly:

(i)         object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transactions;

(ii)        solicit, initiate, encourage, propose, or otherwise agree to, support, endorse, or approve any Alternative Transaction;

(iii)       subject to Section 5.01(e), initiate, or have initiated on its behalf, any litigation, arbitration, mediation or proceeding of any kind (whether legal, equitable, or otherwise) with respect to this Agreement or the Transactions contemplated herein against or otherwise involving the Company or any other Party other than solely to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(iv)       subject to Section 5.01(e), exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery of any Claims against the Company other than in accordance with this Agreement and the Definitive Documents;

(v)        object to, delay, impede, or take any other action to interfere with the Company’s ownership and possession of their assets, wherever located; or

(vi)        provide direction or otherwise cause any Existing First Lien Agent to object to, delay, impede, or take any other action to oppose or interfere, directly or indirectly, in any material respect with the approval, acceptance, or implementation of the Transactions.

(c)        During the Agreement Effective Period, each Consenting Secured Party agrees, severally, and not jointly, in respect of any Existing First Lien Claims subject to any total return swap or other swap arrangement or agreement, to use commercially reasonable efforts to ensure that any swap counterparty comply in all respects with the terms and conditions of this Agreement, including, without limitation, with respect to the execution of the Definitive Documents and the participation of any such Existing First Lien Claims in the Transactions.

(d)           Each Consenting Secured Party shall exchange or have purchased all of its Existing First Lien Claims (including any Existing First Lien Claims that are subject to a total return swap or other swap arrangement or agreement) in the Exchange.

(e)           Nothing in this Agreement shall (i) prohibit any Consenting Secured Party from taking any action that is not inconsistent with this Agreement, (ii) prevent any Consenting Secured Party from enforcing this Agreement or contesting whether any matter, fact or thing is a breach of, or is inconsistent with, this Agreement, (iii) prevent any Consenting Secured Party from taking any action that is required by applicable Law or require any Consenting Secured Party to take any action that is prohibited by applicable Law, or (iv) other than as provided for in this Agreement, require any Consenting Secured Party to incur any expenses, liabilities, or other obligations (including any legal fees or costs, including defense costs), or to agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations.

Section 6.      Commitments of the Company.

6.01.        Affirmative Commitments. Except as set forth in this Section 6, during the Agreement Effective Period, the Company agrees to:

(a)           use commercially reasonable efforts to support, act in good faith, and take all reasonable actions necessary, or reasonably requested by the applicable Required Consenting Secured Parties, to implement and consummate the Transactions as contemplated by this Agreement;

(b)           to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transactions contemplated herein, take all steps reasonably necessary or requested by the Required Consenting Secured Parties to address any such impediment;

(c)           use commercially reasonable efforts to promptly obtain any and all consents and regulatory, governmental, and/or third-party approvals that are necessary and/or advisable for the implementation or consummation of any part of the Transactions;

(d)           negotiate in good faith and use commercially reasonable efforts to execute, deliver, perform their obligations under, and consummate the transactions contemplated by this Agreement, the other Definitive Documents, and any other required agreements to effectuate the Transactions as contemplated by this Agreement;

(e)           cause the Ad Hoc Group Payment to be paid to each member of the Ad Hoc Group as promptly as commercially reasonable following the Closing Date;

(i) use commercially reasonable efforts to complete the preparation of each of the Definitive Documents necessary to implement the Transactions under Section 3 by the Transaction Effective Date, (ii) provide each of the Definitive Documents to, and afford reasonable opportunity for comment and review of each of the Definitive Documents by, counsel to the Ad Hoc Group (including using commercially reasonable efforts to ensure that counsel to the Ad Hoc Group has at least two Business Days to review such Definitive Documents in advance of any filing, execution, distribution, or use (as applicable) thereof), and (iii) in accordance with Section 3, obtain the written consent (with email from counsel to the Ad Hoc Group being sufficient) of the Required Consenting Secured Parties to the form and substance of each of the Definitive Documents;

(f)            promptly notify counsel to the Ad Hoc Group in writing, and in any event within three Business Days after obtaining knowledge thereof, of (i) any breach by the Company and/or any Consenting Secured Party in any respect of any of their respective obligations, representations, warranties, or covenants set forth in this Agreement or (ii) the occurrence of a Termination Event; and

(g)           maintain the good standing and legal existence of the Company, under the Laws of the state in which it is incorporated, organized or formed.

6.02.        Negative Commitments. Except pursuant to the consummation of the Transactions, during the Agreement Effective Period, the Company shall not, without the prior written consent of the Required Consenting Secured Parties, directly or indirectly:

(a)           object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transactions;

(b)           take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of, the Transactions;

(c)           (i) execute or file any agreement, instrument, form, or other document that is utilized to implement or effectuate, or that otherwise relates to, this Agreement and/or the Transactions that, in whole or in part, is not consistent in all material respects with this Agreement, or that is not otherwise in form and substance reasonably acceptable to the Required Consenting Secured Parties in accordance with Section 3 and (ii) waive, amend, or modify any of the Definitive Documents, which waiver, amendment, modification, or filing contains any provision that is not consistent in all material respects with this Agreement, or is not otherwise consented to by the Required Consenting Secured Parties in accordance with Section 12; for the avoidance of doubt, this Section 6.02(c) does not prohibit the Company from executing any such waiver, amendment or modification that does not contradict the Transaction Term Sheet, the New Term Loan Credit Agreement or the Description of New Notes, provided that such waiver, amendment or modification does not adversely affect any of the Consenting Secured Parties in accordance with Section 12; and

(d)           without the prior written consent of the Required Consenting Secured Parties, which consent shall not be unreasonably withheld, terminate any engagement letter or fee letter between the Company and any Ad Hoc Group Advisor.

Section 7.      Cooperation and Support. Each Party hereby covenants and agrees to cooperate with the other Parties in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) with respect to: (a) all matters relating to their rights hereunder; (b) all matters concerning the implementation of the Transactions; and (c) the pursuit, approval and support of the Transactions. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, or to effectuate the solicitation of the Transactions, as applicable, including making and filing any required regulatory filings and executing and delivering any other necessary agreements or instruments, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

Section 8.      Transfer of Claims.

8.01.        During the Agreement Effective Period, no Consenting Secured Party shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Existing First Lien Claim to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless either (i) the transferee executes and delivers a Joinder to counsel to the Company and counsel to the Ad Hoc Group at or within two Business Days of the date of the proposed Transfer or (ii) the transferee is a Consenting Secured Party and the transferee provides notice of such Transfer (including the amount of Existing First Lien Claims Transferred) to counsel to the Company and counsel to the Ad Hoc Group at or within two Business Days of the date of the proposed Transfer.

8.02.        Upon compliance with the requirements of Section 8.01, the transferee shall be deemed a “Consenting Secured Party” and a “Party” under this Agreement and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Existing First Lien Claims. Any Transfer in violation of Section 8.01 above shall be void ab initio and of no force or effect until the requirements set forth in Section 8.01 are satisfied.

8.03.        This Agreement shall in no way be construed to preclude the Consenting Secured Parties from acquiring additional Existing First Lien Claims. For the avoidance of doubt, and notwithstanding anything to the contrary set forth herein, all Transfers of Existing First Lien Claims shall remain subject to the terms of the Existing First Lien Documents.

8.04.        Notwithstanding Section 8.01, a Qualified Marketmaker that acquires any Existing First Lien Claim with the purpose and intent of acting as a Qualified Marketmaker for such Existing First Lien Claim shall not be required to execute and deliver a Joinder in respect of such Existing First Lien Claim if (i) such Qualified Marketmaker subsequently transfers such Existing First Lien Claim (by purchase, sale, assignment, participation, or otherwise) within ten Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 8.01; and (iii) the Transfer otherwise is permitted under Section 8.01. To the extent that a Consenting Secured Party is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interests in any Existing First Lien Claim that the Qualified Marketmaker acquires from a holder of such Existing First Lien Claim who is not a Consenting Secured Party without the requirement that the transferee be a Permitted Transferee.

8.05.        The Company understands that the Consenting Secured Parties are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company acknowledges and agrees that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Secured Parties that principally manage and/or supervise each Consenting Secured Party’s investment in the Company as set forth in the signature pages hereto, and shall not apply to any other trading desk or business group of each Consenting Secured Party, so long as they are not acting at the direction or for the benefit of such Consenting Secured Party or in connection with such Consenting Secured Party’s investment in the Company.

8.06.        Further, notwithstanding anything in this Agreement to the contrary, the Parties agree that, in connection with the delivery of signature pages to this Agreement by a Consenting Secured Party that is a Qualified Marketmaker before the occurrence of conditions giving rise to the effective date for the obligations and the support hereunder, such Consenting Secured Party shall be a Consenting Secured Party hereunder solely with respect to the Existing First Lien Claims listed on such signature pages and shall not be required to comply with this Agreement for any other Existing First Lien Claim it may hold from time to time in its role as a Qualified Marketmaker.

8.07.        Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to (i) the grant of any liens or encumbrances on any Existing First Lien Claims in favor of a bank or broker-dealer holding custody of such Existing First Lien Claims in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Existing First Lien Claims, or (ii) the grant of any liens or encumbrances in favor of any lender, noteholder, agent or trustee to secure obligations under indebtedness issued or held by a managed fund or account, including any collateralized loan obligation or collateralized debt obligation, so long as any such liens or encumbrances would not impact the participation of any such Existing First Lien Claims in the Transactions.

Section 9.      Representations and Warranties of Consenting Secured Parties. Each Consenting Secured Party severally, and not jointly, represents and warrants that, as of the date such Consenting Secured Party executes and delivers this Agreement or a Joinder to this Agreement, as applicable:

(a)           it is the sole beneficial or record owner of the face amount of the Existing First Lien Claims or is the nominee, investment manager, or advisor for beneficial holders of the Existing First Lien Claims reflected in such Consenting Secured Party’s signature page or Joinder to this Agreement, as applicable;

(b)           it has the full power and authority to act on behalf of, vote, and consent to matters concerning, such Existing First Lien Claims;

(c)           such Existing First Lien Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Secured Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)           except to the extent that any Existing First Lien Claims are subject to trades that have not yet been consummated, it has the full power to vote, approve changes to, and transfer all of its Existing First Lien Claims as contemplated by this Agreement;

(e)           such Consenting Secured Party has made no prior assignment, sale, participation, grant, conveyance, or other Transfer of, and has not entered into any agreement to assign, sell, participate, grant, convey, or otherwise Transfer, in whole or in part, any portion of its rights, title, or interest in any Existing First Lien Claims that is inconsistent with the representations and warranties of such Consenting Secured Party herein or would render such Consenting Secured Party otherwise unable to comply with this Agreement and perform its obligations hereunder;

(f)            solely with respect to holders of Existing First Lien Claims, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional “accredited investor” (as defined by Rule 501(a)(1), (2), (3), or (7) of the Securities Act), and (ii) any securities acquired by such Consenting Secured Party in connection with the Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act;

provided, however, it is understood and agreed that the representations and warranties made by a Consenting Secured Party that is an investment manager, advisor, or subadvisor of a beneficial owner of Existing First Lien Claims are made with respect to, and on behalf of, such beneficial owner and not such investment manager, advisor, or subadvisor, and, if applicable, are made severally (and not jointly or jointly and severally) with respect to the investment funds, accounts, and other investment vehicles managed by such investment manager, advisor, or subadvisor; provided, further, that it is understood and agreed that the representations and warranties made by a Consenting Secured Party that is the beneficial owner of Existing First Lien Claims pursuant to a total return swap or other swap arrangement or agreement are made with respect to, and on behalf of, itself or the swap counterparty, as applicable.

Section 10.    Mutual Representations and Warranties. Each of the Parties, severally and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement or a Joinder to this Agreement, as applicable:

(a)           it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)           except as expressly provided in this Agreement and the Definitive Documents, no consent or approval is required by any other Person in order for it to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)           the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its Organizational Documents;

(d)           except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)           it is not a party to, any contract, agreement, commitment, understanding or other binding agreement or obligation (written or oral) with any other person with respect to an Alternative Transaction.

Section 11.    Termination Events.

11.01.      Consenting Secured Party Termination Events. This Agreement may be terminated with respect to all Parties (unless otherwise set forth in this Section 11.01) by the Required Consenting Secured Parties (in such capacity, the “Terminating Party”) by the delivery to the other Parties or counsel to the other Parties, as applicable, of a written notice in accordance with Section 13.10 upon the occurrence of the following events:

(a)           the Company (i) breaches in any material respect (without giving effect to any “materiality” qualifiers set forth therein) any of the representations, warranties, or covenants of such Parties set forth in this Agreement that such breach (x) to the extent curable, remains uncured for five Business Days after the Terminating Party transmits a written notice to the Company in accordance with Section 13.10 detailing any such breach and (y) prevents the occurrence of any condition to closing any Transaction under any of the Definitive Documents; or (ii) amends or modifies any of (or consents to any amendment or modification of any of) the Definitive Documents other than, in each case, in a non-material or ministerial respect, or if such amendment or modification does not conflict with the Transaction Term Sheet, the New Term Loan Credit Agreement or the Description of New Notes, unless such amendment or modification is otherwise consented to in accordance with Section 3 and Section 12 hereof, as applicable;

(b)           the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) remains in effect for thirty Business Days after the Terminating Party transmits a written notice in accordance with Section 13.10 detailing any such issuance; provided that this termination right may not be exercised by any Terminating Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c)           the Company publicly announces, or communicates in writing to any other Party, its intention not to support or pursue the Transactions;

(d)           the commencement of an involuntary case against the Company or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company, or their debts, or of a substantial part of their assets, under any federal, state, or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty days after the filing thereof) or if any court grants the relief sought in such involuntary proceeding, provided that this termination right may not be exercised by any Terminating Party that commenced or filed such case or proceeding in contravention of any obligation set out in this Agreement;

(e)           without the prior consent of the Required Consenting Secured Parties, the Company (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect except consistent with this Agreement, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) makes a general assignment or arrangement for the benefit of creditors or (D) takes any corporate action for the purpose of authorizing any of the foregoing;

(f)              the Company terminates this Agreement in accordance with Section 11.02 hereof;

(g)           the Transaction Effective Date has not occurred on or prior to the Outside Date (as such date may be extended or waived in a manner consistent with this Agreement), unless such failure is the result of any act, omission, or delay on the part of any Terminating Party in violation of its obligations under this Agreement;

(h)           the Company terminates, without the consent of Required Consenting Secured Parties, which consent shall not be unreasonably withheld, any engagement letter or fee letter then in effect between the Company and any Ad Hoc Group Advisor.

11.02.      Company Termination Events. The Company may terminate this Agreement as to all Parties (unless otherwise set forth in this Section 11.02) upon prior written notice to the Consenting Secured Parties in accordance with Section 13.10 upon the occurrence of any of the following events:

(a)           the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by the Consenting Secured Parties of any of the representations, warranties, or covenants of any such Parties set forth in this Agreement, solely in the event that such breach (i) to the extent curable, remains uncured for five Business Days after the Company transmits a written notice of such breach to counsel to the Ad Hoc Group in accordance with Section 13.10 detailing any such breach and (ii) prevents the occurrence of any condition to closing any Transaction under any of the Definitive Documents; provided that such termination right set forth in this Section 11.02(a) shall only be effective as to the Consenting Secured Party so breaching;

(b)           the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) remains in effect for thirty Business Days after the Company transmits a written notice in accordance with Section 13.10 detailing any such issuance; provided that this termination right shall not apply to or be exercised by the Company if the Company sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(c)           the Transaction Effective Date has not occurred on or prior to the Outside Date (as such date may be extended or waived in a manner consistent with this Agreement), unless such failure is the result of any act, omission, or delay on the part of the Company in violation of its obligations under this Agreement.

11.03.      Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among each of the Required Parties.

11.04.      Automatic Termination. Subject to Section 13.21, this Agreement shall terminate with respect to all Parties automatically, without any further action required by any Party, immediately upon the occurrence of the Transaction Effective Date; provided, for the avoidance of doubt, that the Parties have fulfilled all their respective obligations under Section 5 and Section 6 of this Agreement.

11.05.      Effect of Termination. Except as set forth in Section 13.21, upon the occurrence of the Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims; provided, however, that in no event shall any such termination relieve any Party from (a) liability for its breach or non-performance of its obligations under this Agreement prior to the Termination Date or (b) obligations under this Agreement which by their terms expressly survive termination of this Agreement pursuant to Section 13.21. Upon the occurrence of the Termination Date prior to the Transaction Effective Date, any and all consents tendered by the Parties subject to such termination with respect to the Transactions, in each case before the Termination Date, shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Transactions, this Agreement, or otherwise (without the need to seek an order of a court of competent jurisdiction or consent from the Company or any other applicable Party allowing such change). Nothing in this Agreement shall be construed as prohibiting the Company or any of the Consenting Secured Parties from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before the Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (i) any right of the Company or the ability of the Company to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Secured Party, and (ii) any right of any Consenting Secured Party, or the ability of any Consenting Secured Party, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against the Company or Consenting Secured Party. No purported termination of this Agreement shall be effective under this Section 13.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement and such material breach would cause or result in the occurrence of one or more Termination Events. Nothing in this Section 13.05 shall restrict the Company’s right to terminate this Agreement in accordance with Section 13.02(b).

Section 12.    Amendments and Waivers.

(a)           Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.

(b)           This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by the Company and the Required Consenting Secured Parties; provided, however, that (A) if the proposed modification, amendment, or supplement adversely affects, directly or indirectly, the economic treatment any Consenting Secured Party that is a member of the Ad Hoc Group will receive in connection with the Transactions in a manner that is different or disproportionate in any material respect from the economic treatment such Consenting Secured Party would receive absent such modification, amendment, or supplement, then the consent of the Ad Hoc Group shall be required to effectuate such modification, amendment, waiver or supplement, and (B) any modification, amendment, or supplement to Section 5.01(e), Section 8, or this Section 12(b) shall require the consent of all Parties, and (C) any modification or amendment to the definitions of “Required Parties,” “Required Consenting Secured Parties,” and any other defined term whose definition affects the population covered by “Required Parties” or “Required Consenting Secured Parties”, shall require the consent of all Parties.

(c)           Any proposed modification, amendment, waiver, or supplement to this Agreement that does not comply with this Section 12 shall be ineffective and void ab initio.

(d)           The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy, or the exercise of any other right, power, or remedy.

Section 13.    Miscellaneous.

13.01.      Exhibits and Schedules Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signature pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) or the final, executed Definitive Documents, as applicable, shall govern.

13.02.      No Solicitation. Notwithstanding anything to the contrary, this Agreement is not and shall not be deemed to be an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities, or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act and the Exchange Act.

13.03.      Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary to effectuate the Transactions. The Parties shall cooperate with each other and with their respective counsel in good faith in connection with any steps required to be taken as part of their respective obligations under this Agreement.

13.04.      Entire Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto.

13.05.      GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT ARE TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION, OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT, TORT, OR OTHERWISE, IN ANY WAY RELATING TO THIS AGREEMENT, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION, OR PROCEEDING MAY BE HEARD AND DETERMINED IN NEW YORK STATE COURT, OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.

13.06.      Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.07.      Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

13.08.      Rules of Construction. This Agreement is the product of negotiations among the Company and the Consenting Secured Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company and the Consenting Secured Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

13.09.      Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties, and each of the Parties’ respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement. The rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person, except in accordance with Section 8.

13.10.      Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)           if to the Company, to:

Cumulus Media Inc.

780 Johnson Ferry Road NE, Suite 500

Atlanta, GA 30342

Attention:       Francisco J. Lopez-Balboa

Email:              Frank.Lopez-Balboa@cumulus.com

with a copy (which shall not constitute notice) to:

Jones Day
1221 Peachtree Street, N.E.

Suite 400

Atlanta, Georgia 30361

Attention:      Mark L. Hanson

Krunal P. Shah

Email:              mlhanson@jonesday.com

kshah@jonesday.com

(b)        if to a Consenting Secured Party, to the address or e-mail addresses set forth on such Consenting Secured Party’s signature page to this Agreement (or in the signature page to a Joinder in the case of any Consenting Secured Party that becomes a party hereto after the Agreement Effective Date), and, solely with respect to a Consenting Secured Party who is a member of the Ad Hoc Group, with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193

Attention:      Scott J. Greenberg

Joe Zujkowski

Eric Scarazzo

Email:              SGreenberg@gibsondunn.com

JZujkowski@gibsondunn.com

escarazzo@gibsondunn.com

Any notice given by delivery, mail, or courier shall be effective when received or if sent by electronic mail, when sent to the extent that an undeliverable message is not promptly received by the sender thereof.

13.11.      Independent Due Diligence and Decision Making. Each Consenting Secured Party hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company and that is a sophisticated institutional accredited investor with extensive expertise and experience in financial and business matters and in evaluating companies and purchasing and selling their securities..

13.12.      Waiver. If the Transactions are not consummated, or if this Agreement is terminated for any reason, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly and fully reserve any and all of their respective rights, remedies, claims, and defenses. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

13.13.      Specific Performance. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

13.14.      Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Consenting Secured Parties under this Agreement are, in all respects, several and not joint.

13.15.      Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

13.16.      Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance.

13.17.      Capacities of Consenting Secured Parties. Each Consenting Secured Party has entered into this agreement on account of Existing First Lien Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Existing First Lien Claims.

13.18.      Email Consents. Notwithstanding anything to the contrary herein, where a written consent, acceptance, approval, notice or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Required Parties, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel identified in Section 13.10 to the applicable Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

13.19.      Transaction Expenses; Indemnification.

(a)           On or prior to the Transaction Effective Date, the Company shall pay the fees and expenses under the fee letters with each of the Ad Hoc Group Advisors reasonably invoiced two (2) Business Days prior to the Transaction Effective Date.

(b)           The Company hereby agrees to pay, indemnify and hold harmless each Consenting Secured Party and its respective Representatives (without duplication) (the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, obligations, demands, actions, judgments, suits, costs, expenses, disbursements or penalties of any such Indemnified Person arising out of or relating to any action, claim, litigation, investigation, or other proceeding (regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation, or proceeding was brought by the Company or any other Person) arising out of, or relating to this Agreement, the Transactions, or the Definitive Documents (subject to the terms and conditions of the Definitive Documents). The terms set forth in Section 13.19 shall (i) survive termination of this Agreement and shall remain in full force and effect regardless of whether the Transactions contemplated by this Agreement or any of the Definitive Documents are consummated; and (ii) be binding on any successor or assign of the Company.

13.20.      Relationship Among Parties. It is understood and agreed that no Consenting Secured Party owes any fiduciary duty or duty of trust or confidence of any kind or form to any other Party. In this regard, it is understood and agreed that any Consenting Secured Party may trade in Existing First Lien Claims without the consent of the Company or any other Consenting Secured Party, subject to applicable securities laws, the terms of this Agreement, and the terms of the Existing First Lien Documents; provided, however, that (i) if such disclosure is required by Law, the disclosing Party shall afford the relevant Consenting Secured Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) no Consenting Secured Party shall have any responsibility for any such trading to any other Person by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. No Consenting Secured Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act) with any other Party. For the avoidance of doubt, no action taken by a Consenting Secured Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Secured Parties are in any way acting in concert or as such a “group.”

13.21.        Survival. Notwithstanding the termination of this Agreement pursuant to Section 11, the terms, provisions, agreements and obligations of the Parties in Section 1, Section 5.02, Section 11.05, and Section 13 (other than Section 13.03 and the first sentence of Section 13.22), and any defined terms used in any of the foregoing Sections (solely to the extent used therein), shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that, notwithstanding termination of this Agreement pursuant to Section 11.04, the terms, provisions, agreements and obligations of the Parties in Section 3, Section 5, Section 6 (other than Section 6.02(h) and Section 6.02(i)), Section 8, Section 12, Section 13.03, and Section 13.22, and any defined terms used in any of the foregoing Sections (solely to the extent used therein), shall also survive such termination and shall continue in full force and effect in accordance with the terms hereof until the Transaction Effective Date.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the Execution Date.

Cumulus Media New Holdings Inc.

By:	/s/ Richard. S. Denning

Name: Richard. S. Denning
Title: Executive Vice President, Secretary and General Counsel

[Signature Page to Transaction Support Agreement]

[FORM OF CONSENTING SECURED PARTY SIGNATURE PAGE on Schedule 1 and 2]

[Consenting Secured Party]

By:
Name:

Title:

Address:

E-mail address(es):

Amounts Beneficially Owned or Managed:
Principal Amount of Existing First Lien Term Loans	$
Principal Amount of Existing First Lien Notes	$

[Signature Page to Transaction Support Agreement]

Schedule 1

Consenting Lender Signature Pages

[On file with the Company]

Schedule 2

Consenting Noteholder Signature Pages

[On file with the Company]

Exhibit A

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of April 18, 2024 (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “Agreement”),1 by and among the Company and the Persons named therein as “Consenting Secured Parties” thereunder.

1.	Agreement to be Bound. The Joinder Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof). The Joinder Party shall hereafter be deemed to be a “Consenting Secured Party” and a “Party” for all purposes under the Agreement and with respect to all Existing First Lien Claims held by the Joinder Party.

2.	Representations and Warranties. The Joinder Party hereby (i) represents and warrants that it is a Permitted Transferee and (ii) makes the representations and warranties of the Consenting Secured Parties set forth in Section 9 of the Agreement, in each case to each other Party, effective as of the date hereof.

3.	Governing Law. This Joinder to the Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the Law of any other jurisdiction.

[Signature page follows]

[1]	Capitalized terms used but not otherwise defined herein shall having the meanings ascribed to such terms in the Agreement.

JOINDER PARTY: _________________

Date Executed: _________________

By:
Name:

Title:

Address:

E-mail address(es):

Amounts Beneficially Owned or Managed:
Principal Amount of Existing First Lien Term Loans	$
Principal Amount of Existing First Lien Notes	$

ANNEX I TO THE JOINDER

[Attached.]

Exhibit B

Term Sheet

CUMULUS MEDIA – SUMMARY OF FINAL TERMS

Confidential

Business Terms
Maturity	▪ 36-month extension to current maturities
Exchange Ratio	▪ 94%
Interest Rate	▪ Notes: 8.00% Cash ▪ TLB: S+500 bps Cash
Loan Parties	▪ All current Loan Parties and Guarantors, to include, without limitation, re-designation of all existing Unrestricted Subsidiaries as Loan Party / Guarantor Restricted Subsidiaries (the “Re-Designated Subs”)
Collateral	▪ New Term Loan and New Notes shall be secured by (i) a first priority lien on all existing Collateral, and (ii) a first priority lien on certain additional property of the Loan Parties, including, without limitation, 100% pledges of any first-tier foreign subsidiaries of the Loan Parties, all assets of the Re-Designated Subs, and a mortgage on that certain real property Music Row, Nashville
Negative Covenants	▪ See Covenant Grid below.
Liability Management Protections

▪ Inclusion of provision in sacred rights prohibiting the following without 100% vote: designation and use of any Unrestricted Subsidiary, payment and lien subordination protection, Chewy protection, J.Crew protection, Incora protection

▪ Require subordination of all newly created intercompany loans and guarantees with 100% amendment vote

▪ No ability for Company to make non-cash open market purchases with 100% amendment vote

▪ Language with respect to foregoing Liability Management Protections to be acceptable to the Majority First Lien Group

Minimum Participation Threshold	▪ 95% of Existing First Lien Notes, which condition may be waived by the Issuer in its sole and absolute discretion

1

Covenant Grid

	Cumulus Existing Term Loan Credit Agreement	Cumulus New Term Loan Credit Agreement (Company Exchange Proposal 2.27.24)	Agreed Terms
Debt/Liens
Incremental / Incremental Equivalent Debt / Liens

•      Dollar prong: $150.0M

•      Ratio prong: (i) in the case of pari debt, the pro forma First Lien Net Leverage Ratio is not greater than 3.75x and (ii) in the case of junior secured debt, the pro forma Total Net Leverage Ratio is not greater than 5.00x (calculation of ratios done without giving pro forma effect to amounts incurred under the Dollar prong or Other prongs)

•      Other prongs: amounts of voluntary prepayments of Term Loans, Permitted Pari Passu Notes and revolving loans (if accompanied by a permanent reduction in commitments)

May not have a shorter maturity or weighted average life to maturity than existing term loans

No obligors or collateral for incremental term loans that are not obligors or collateral, as applicable, under the existing term loans

50 bps MFN applies to Initial Term Loans only (no sunset)

(Sections 2.4, 8.2(h), 8.3(e)(i) and 8.3(bb))

Same as existing facility

•      Dollar prong: $35.0M, which may, for the avoidance of doubt be used to address stub bonds / loans subject to the limitations of prepaying stub bonds / loans set forth below

•      Ratio prong: Limited to debt incurred to finance a permitted acquisition and subject to (x) pro forma compliance with Closing Date First Lien Net Leverage and (y) pro forma deleveraging.

•      Other prongs: Delete

Otherwise, same as existing, except that 50 bps MFN to apply in respect of pari 1L debt incurred in the form of notes (as opposed to just term loans)

2

	Cumulus Existing Term Loan Credit Agreement	Cumulus New Term Loan Credit Agreement (Company Exchange Proposal 2.27.24)	Agreed Terms
Ratio Debt / Liens

•      Unlimited junior lien debt if pro forma compliance with a Secured Net Leverage Ratio of 5.00x

•      Unlimited unsecured debt if pro forma compliance with a Total Net Leverage Ratio of 5.50x, subject to a sub-cap for non-Loan Parties of $100.0M (shared with the sub-cap for acquisition debt)

(Sections 8.2(o), 8.2(p) and 8.3(z))

Same as existing facility

•      Unlimited junior lien debt incurred by the Borrower or any Guarantor if pro forma compliance with a Secured Net Leverage Ratio of 5.00x

•      Unlimited unsecured debt incurred by the Borrower or any Guarantor if pro forma compliance with a Total Net Leverage Ratio of 5.50x

For the avoidance of doubt, no ability for non-Loan Parties to incur Ratio Debt / Liens

Capital Lease / Purchase Money Debt / Liens	Greater of $40.0M and 2.0% of Total Assets (Sections 8.2(j), 8.2(u) and 8.3(h))	Same as existing facility	$25.0M (no grower)
General Debt	Greater of $50.0M and 2.5% of Total Assets (Section 8.2(r))	Same as existing facility	$25.0M (no grower), subject to a sub-cap for non-Loan Parties of $5.0M
General Liens	Greater of $125.0M and 2.5% of Total Assets $10.0M for obligations incurred in the ordinary course (Sections 8.3(p) and 8.3(dd))	Same as existing facility	$25.0M (no grower)
Acquisition Debt / Liens

Unlimited, subject to a sub-cap for non-Loan Parties of $100.0M (shared with the sub-cap for unsecured ratio debt)

None of the Borrower or any Restricted Subsidiary (other than the acquired entity) may guaranty any such debt

(Sections 8.2(f) and 8.3(m))

		Same as existing facility	$25.0M (no grower), subject to a sub-cap for non-Loan Parties of $5.0M. See incremental capacity for acquisitions, above

3

	Cumulus Existing Term Loan Credit Agreement	Cumulus New Term Loan Credit Agreement (Company Exchange Proposal 2.27.24)	Agreed Terms
Receivables / Securitization Facilities	Greater of $100.0M and 2.0% of Total Assets (Sections 8.2(n)(i) and 8.3(ff))	Same as existing facility	Deleted
Other Credit Facilities

Greater of $1.25B and an amount subject to pro forma compliance with a First Lien Net Leverage Ratio of 3.75x

Permits debt under permitted revolvers (including the ABL Facility), Permitted Pari Passu Notes (including the First Lien Notes), Permitted Junior Notes

(Sections 8.2(s) and 8.3(gg))

		Same as existing, but also permits debt under the Existing Term Loan Credit Agreement and Permitted Specified Subsidiary ABL Facilities	Carve-out to only permit debt incurred under the Existing First Lien (Stub) Notes Indenture and the New First Lien Notes outstanding on the exchange effective date.
Permitted Revolving Credit Facility	$100.0M No obligors or collateral that are not obligors or collateral, as applicable, under the existing term loans (Sections 8.2(n)(ii)\ and 8.3(gg))	Same debt capacity as existing, but lien basket increased to $125.0M

$125.0M to be used for ABL/RCF basket. No securitization

Debt under any revolving credit facility must be (x) in the form of revolving debt and (y) subject to a conforming borrower and conforming borrowing base based on usual and customary asset-based lending criteria.

For the avoidance of doubt, debt outstanding under the existing ABL Credit Agreement to count against this basket / cap

Letter of Credit Facility	$20.0M (Section 8.2(g) and 8.3(w))	Same as existing facility	Same as existing facility
Foreign Subsidiary Debt	$50.0M (Section 8.2(t))	Same as existing facility	Deleted

4

	Cumulus Existing Term Loan Credit Agreement	Cumulus New Term Loan Credit Agreement (Company Exchange Proposal 2.27.24)	Agreed Terms
Seller Financing / Deferred Purchase Price	Unlimited unsecured debt, subject to pro forma compliance with a Total Net Leverage Ratio of 6.25x (Section 8.2(l))	Same as existing facility	Same as existing facility
Disqualified Stock / Preferred Equity	Greater of $50.0M and 2.5% of Total Assets (Sections 8.2(q))	Same as existing facility	$50.0M (no grower) *Can only be incurred by Loan Parties and no cash dividends permitted
Intercompany Debt

Unlimited intercompany indebtedness; provided that, any indebtedness owed by any Loan Party to any non-Loan Party shall be unsecured and subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent

(Section 8.2(b))

		Same as existing facility	All intercompany obligations to be (i) subordinated to Obligations and (ii) evidenced by intercompany note in form and substance satisfactory to the Required Lenders; provided that, any indebtedness owed by any Loan Party to any non-Loan Party shall be considered an investment in such non-Loan Party for which there must be Investment capacity
Investments
“Available Amount” Builder Basket for Investments

Starter amount of $100.0M (the “Starter Amount”), plus 100% of retained Excess Cash Flow commencing with fiscal year ended December 31, 2020; plus new qualified equity since the closing date, plus the amount of declined mandatory prepayments plus other customary components (available for Investments, Restricted Payments and Junior Debt Prepayments)

(Sections 8.7(r) and “Available Amount” definition)

		Delete the Starter Amount. Retained Excess Cash Flow builder commencing fiscal year ending December 31, 2024	Deleted
Permitted Business Acquisition Basket – Non-Guarantor Subsidiary Sublimit	Unlimited acquisitions of Loan Parties; non-Loan Parties or non-collateral assets shall not exceed $75.0M (Sections 8.7(k))	Same as existing facility

Unlimited acquisitions of Loan Parties; non-Loan Parties or non-collateral assets shall not exceed $10.0M

$10.0M cap applies to this basket, the general investment basket in non-loan parties/non-collateral and the intercompany investment basket.

5

	Cumulus Existing Term Loan Credit Agreement	Cumulus New Term Loan Credit Agreement (Company Exchange Proposal 2.27.24)	Agreed Terms
General Investment Basket	Greater of $75.0M and 4.0% of Total Assets (Sections 8.7(u))	Same as existing facility

$13.5M (no grower and no increase for returns on investments); provided that basket cannot be used to consummate any liability management transaction

$10.0M cap shared with permitted business acquisition and investments in non-loan party baskets.

Investments in Unrestricted Subsidiaries and JVs	Greater of $75.0M and 4.0% of Total Assets (Section 8.7(m))	Same as existing, but Investments in Unrestricted Subsidiaries may only be made using this basket and may not exceed the greater of $45.0M and 2.5% of Total Assets

$25.0M for investments in JVs (and, for the avoidance of doubt, no investments in unrestricted subsidiaries)

Investments in JV subject to the following additional conditions:

Basket may only be used for (x) JV investments with a bona fide business purpose and with a non-affiliate, (y) transactions that do not otherwise consist of a liability management transaction or that are entered into for the purpose of evading the collateral/guarantee requirements and (z) JV investments whereby the company’s underlying ownership in the equity interests of the JV is pledged as collateral

Investments in JVs may only be made in reliance upon the JV Investment Basket

6

	Cumulus Existing Term Loan Credit Agreement	Cumulus New Term Loan Credit Agreement (Company Exchange Proposal 2.27.24)	Agreed Terms
Investments in Foreign Subsidiaries	$50.0M (Section 8.7(n))	Same as existing facility	Deleted
Intercompany Investments – Non-Guarantor Subsidiaries	$50.0M (Section 8.7(b))	Same as existing facility

$10.0M (no grower and no increase for returns on investments); provided that basket cannot be used to consummate any liability management transaction

$10mm cap shared with permitted business acquisition and investment non-loan party baskets.

Equity Contribution Investments	100% of equity contributions so long as such contribution is substantially concurrent with the Investment (Section 8.7(t))	Same as existing facility	Deleted
Travel, Entertainment and Relocation	$10.0M at any one time for travel and entertainment advances and relocation loans in the ordinary course of business (Section 8.7(f))	Same as existing facility	$5.0M at any one time for travel and entertainment advances and relocation loans in the ordinary course of business
Receivables / Securitization Facility Investments	Unlimited (Section 8.7(v))	Same as existing facility	Deleted
Restricted Payments
“Available Amount” Builder Basket for RPs

Starter amount of $100M (the “Starter Amount”), plus 100% of retained Excess Cash Flow commencing with fiscal year ended December 31, 2020; plus new qualified equity since the closing date, plus the amount of declined mandatory prepayments plus other customary components (available for Investments, Restricted Payments and Junior Debt Prepayments)

Subject to no EoD and pro forma compliance with the closing date Total Net Leverage Ratio

(Sections 8.8(i) and “Available Amount” definition)

		Delete the Starter Amount, retained Excess Cash Flow builder commences with fiscal year ending December 31, 2024	Deleted

7

	Cumulus Existing Term Loan Credit Agreement	Cumulus New Term Loan Credit Agreement (Company Exchange Proposal 2.27.24)	Agreed Terms
General RP Basket #1	$25.0M, with up to $10.0M of unused amounts carried over to the next succeeding calendar year (Section 8.8(b))	Same as existing facility	Deleted
General RP Basket #2	$25.0M (Section 8.8(m))	Same as existing facility	Deleted
Ratio RP Basket	Unlimited, subject to no EoD and pro forma compliance with a Total Net Leverage Ratio of 2.50x (Section 8.8(l))	Same as existing facility	Deleted
Employee and Director Equity Buybacks	$5.0M per fiscal year, with unused amounts carried over to the next succeeding fiscal year, maximum of $10.0M in any fiscal year (Section 8.8(d))	Same as existing facility	$2.5M per fiscal year, with unused amounts carried over to the next succeeding fiscal year, maximum of $5.0M in any fiscal year
Former Management Equity Buybacks	$25.0M per fiscal year, with unused amounts carried over to the next succeeding fiscal year, plus equity contributions not otherwise applied, plus proceeds of key-man life insurance (Section 8.8(c))	Same as existing facility	$2.5M per fiscal year, with unused amounts carried over to the next succeeding fiscal year, plus equity contributions not otherwise applied, plus proceeds of key-man life insurance
Equity Contribution Restricted Payment Basket	Up to 100% of proceeds of equity contributions contributed to the Borrower and not otherwise applied (Section 8.15(b)(iii))	Same as existing facility	Deleted

8

	Cumulus Existing Term Loan Credit Agreement	Cumulus New Term Loan Credit Agreement (Company Exchange Proposal 2.27.24)	Agreed Terms
RP’s to Parent Entities	Permitted for: • General corporate overhead expenses incurred in the ordinary course of business • Tax distributions (Section 8.8(k))	Same as existing facility	Same as existing facility
Restricted Debt Payments
Application	Only applies to debt that is subordinated in right of payment to the Credit Agreement (Section 8.15 and “Subordinated Indebtedness” definition)	Same as existing facility, but also applies to Existing Term Loan Credit Agreement and Existing First Lien Notes	Applies to all debt subordinated in right of payment and/or priority, any junior lien debt and any unsecured debt
Excluded Contribution Restricted Debt Payment Basket	Up to 100% of proceeds of equity contributions contributed to the Borrower and not otherwise applied (Section 8.15(b)(iii))	Same as existing facility	Deleted
“Available Amount” for Restricted Debt Payments

Starter amount of $100.0M (the “Starter Amount”), plus 100% of retained Excess Cash Flow commencing with fiscal year ended December 31, 2020; plus new qualified equity since the closing date, plus the amount of declined mandatory prepayments plus other customary components (available for Investments, Restricted Payments and Junior Debt Prepayments)

Subject to no default or Event of Default and pro forma compliance with a Total New Leverage Ratio of 4.25x

(Section 8.15(b)(v) and “Available Amount” definition)

		Delete the Starter Amount, retained Excess Cash Flow builder commences with fiscal year ending December 31, 2024	Deleted

9

	Cumulus Existing Term Loan Credit Agreement	Cumulus New Term Loan Credit Agreement (Company Exchange Proposal 2.27.24)	Agreed Terms
Ratio Restricted Debt Payment Basket	Unlimited, subject to pro forma compliance with a Net First Lien Leverage Ratio of 4.00x (Section 8.15(b)(ii)(y)(1))	Same as existing facility	Deleted
General Restricted Debt Payment Baskets	$15.0M (Section 8.15(b)(ii)(y)(2))	Same as existing facility	Deleted
Payments of any Refinanced Subordinated Indebtedness	Unlimited payments “in connection with any refinancing of any Subordinated Indebtedness” (Section 8.15(b)(i))	Same as existing facility	Same as existing facility provided it is refinanced with subordinated debt
Prepayments of Existing 1L Notes and Existing 1L Term Loans	--

•   Added unlimited prepayments of the Existing First Lien (Stub) Notes and the Existing First Lien (Stub) Term Loans, so long as (i) prior to March 31, 2026, the purchase price may not exceed 80% of the principal amount thereof and (ii) after March 31, 2026, the purchase price may not exceed 100% of the principal amount thereof

•   Added restriction with respect to prepayments of the Existing First Lien (Stub) Notes and Existing First Lien (Stub) Term Loans in an aggregate principal amount greater than $15.0M that any such prepayments cannot be on more favorable terms than the terms being offered in connection with the transaction

(Section 8.15(b)(vi) and 8.15 final paragraph)

Unlimited prepayments of the Existing 1L Notes and the Existing 1L Term Loans, so long as (i) the purchase price may not exceed 85% of the principal amount thereof and (ii) maximum cash usage of $35M

Prepayments of the Existing First Lien (Stub) Notes and Existing First Lien (Stub) Term Loans cannot be on more favorable terms than the terms being offered in connection with the exchange transaction

10

	Cumulus Existing Term Loan Credit Agreement	Cumulus New Term Loan Credit Agreement (Company Exchange Proposal 2.27.24)	Agreed Terms
Affiliate Transactions
De Minimis Threshold	$500.0k (Section 8.9)	Same as existing facility	Same as existing facility
Asset Sales
Mandatory Prepayment with Disposition Proceeds

Reinvestment period of 12 months plus 180 days (from the date of commitment) if committed within such 12 months reinvestment period

Sweep applies to amounts in excess $5.0M per fiscal year

May be used to prepay other first lien debt pro rata

(Section 4.6(b); “Net Proceeds” definition)

Same as existing facility

Reinvestment period of 12 months; reinvestment must be in long term assets (with an officer’s certificate verifying such use) constituting either Collateral or Capital Expenditures that become Collateral (excluding intercompany investments, investments in cash and cash equivalents, A/R and/or any other working capital assets)

Sweep applies to amounts in excess $5M per fiscal year

May be used to prepay other first lien debt pro rata

Asset Swaps	Unlimited, subject to FMV for assets sold and no more than 30% of any consideration paid is cash or cash equivalents (Section 8.6(q))	Same as existing facility	Same as existing facility

11

	Cumulus Existing Term Loan Credit Agreement	Cumulus New Term Loan Credit Agreement (Company Exchange Proposal 2.27.24)	Agreed Terms
General Baskets (Broadcast Assets)

Unlimited, subject to FMV and 75% cash consideration. Designated Non-Cash Consideration not to exceed the greater of $100.0M and 4.5% of Total Assets

*Subject to asset sale mandatory prepayment provisions

(Section 8.6(e)(ii)

		Same as existing facility	Unlimited, subject to FMV and 75% cash consideration Delete concept of Designated Non-Cash Consideration
General Basket (Non-Broadcast Assets)	Unlimited, subject to FMV and 75% cash consideration, Designated Non-Cash Consideration not to exceed $25.0M *Subject to asset sale mandatory prepayment provisions (Section 8.6(e)(iii))	Same as existing facility	Unlimited, subject to FMV and 75% cash consideration Delete concept of Designated Non-Cash Consideration
One-Time Sales of Non-Broadcast Assets	Unlimited, subject to FMV and such non-Broadcast Assets generate less than 5.0% of EBITDA *Subject to asset sale mandatory prepayment provisions (Section 8.6(f))	Same as existing facility	Unlimited, subject to FMV and 75% cash consideration
Acquired Non-Core Assets	Unlimited immaterial acquired non-core assets (Section 8.6(l))	Same as existing facility	Same as existing Credit Agreement
Intercompany Asset Sales	Unlimited among the restricted group, but sales from Loan Parties to non-Loan Party Restricted Subsidiaries may not exceed $10.0M per fiscal year (Sections 8.6(c) and 8.6(o)(iii))	Same as existing	Unlimited among the restricted group, but sales from Loan Parties to non-Loan Party Restricted Subsidiaries may not exceed $5.0M per fiscal year
Receivables / Securitization Facility Asset Sales	Unlimited (Section 8.6(x))	Same as existing	Deleted

12

	Cumulus Existing Term Loan Credit Agreement	Cumulus New Term Loan Credit Agreement (Company Exchange Proposal 2.27.24)	Agreed Terms
Unrestricted Subsidiary Equity /Debt	Unlimited (Section 8.6(aa))	Same as existing	Deleted
Other
Material Indebtedness Threshold	$35.0M (Section 9(e))	Same as existing facility	$30.0M
“Consolidated EBITDA” Definition	--	Same as existing facility	Same as existing facility
“Excess Cash Flow” Definition	--	Same as existing facility	Same as existing facility
Excess Cash Flow Sweep

50% with step-downs to (i) 25% if compliance with a Total Net Leverage Ratio of 4.25x and (ii) 0% if compliance with a Total Net Leverage Ratio of 3.75x

Dollar-for-dollar decreases (based on purchase price, not face amount) for voluntary repayments of Term Loans, other first lien debt (and with respect to revolving loans, only to the extent accompanied by a permanent reduction in commitments)

(Section 4.6(d), “ECF Percentage” definition and “Excess Cash Flow” definition)

Same as existing facility

50% with step-downs to (i) 25% if compliance with a Total Net Leverage Ratio of 3.75x (ii) 0% if compliance with a Total Net Leverage Ratio of 3.25x

$5.0M carve-out (sweep only applies to amounts in excess of such threshold)

Dollar-for-dollar decreases (based on purchase price, not face amount) for voluntary repayments (including open market purchases) of Term Loans, other first lien debt (and with respect to revolving loans, only to the extent accompanied by a permanent reduction in commitments)

Ratings

Use commercially reasonable efforts to obtain and maintain a corporate family and/or corporate credit rating, as applicable, and ratings in respect of the Term Loans, in each case from each of S&P and Moody’s

(Section 7.13)

		Same as existing facility	Exercise best efforts to obtain within 30 days of closing date and to thereafter maintain public ratings from both Moody’s and S&P for the Term B Loans and public corporate credit and family ratings from both Moody’s and S&P

13

	Cumulus Existing Term Loan Credit Agreement	Cumulus New Term Loan Credit Agreement (Company Exchange Proposal 2.27.24)	Agreed Terms
Sale and Leasebacks

Greater of $175.0M and 6.75% of Total Assets, subject to the application of such sale proceeds to the prepayment of the Term Loans in accordance with the Asset Sale Sweep (the reinvestment right does not apply)

(Section 8.10)

		Same as existing facility	$37.5M (no grower); proceeds must be used to ratably prepay the 1L TLs / 1L Notes (excluding, for the avoidance of doubt, any stub 1L TLs and stub 1L notes)
Unrestricted Subsidiaries	Designation of Unrestricted Subsidiaries permitted if no EoD and compliance with investments covenant (Section 7.16)	Same as existing, but Specified Subsidiaries may not be designated as Unrestricted Subsidiaries	Delete Unrestricted Subsidiary concept and re-introduction of concept being elevated to sacred right requiring all affected lender vote
Chewy Protection	No protection against automatic release of any guarantor if it is no longer wholly-owned

Added “no such Guarantor may be released from its Obligations solely as a result of becoming a non-wholly-owned Subsidiary, unless such Guarantor becomes a non-wholly-owned Subsidiary solely as a result of a transaction permitted under this Agreement with a Person that is not an Affiliate of New Holdings (other than to the extent such Person becomes a non-Affiliate of New Holdings as a result of such transaction) and entered into for a bona fide business purpose”

Chewy protection added as a sacred right requiring all effected lender vote

(Section 10.10(b))

Added “no such Guarantor may be released from its Obligations solely as a result of becoming a non-wholly-owned Subsidiary, unless such Guarantor becomes a non-wholly-owned Subsidiary solely as a result of a transaction permitted under this Agreement with a Person that is not an Affiliate of New Holdings (other than to the extent such Person becomes a non-Affiliate of New Holdings as a result of such transaction) and entered into for a bona fide business purpose”

Chewy protection added as a sacred right requiring all effected lender vote

(Section 10.10(b))

Lien / Payment Subordination	None

Added “any change that, directly or indirectly, subordinates (1) the Liens securing the Term Loans or the Guarantees to the Liens securing any other Indebtedness or obligations or (2) the contractual right of payment on the Term Loans or the Guarantees to any other Indebtedness or obligations” requires the consent of each Lender

(Section 11.1(l))

Added “any change that, directly or indirectly, subordinates (1) the Liens securing the Term Loans or the Guarantees to the Liens securing any other Indebtedness or obligations or (2) the contractual right of payment on the Term Loans or the Guarantees to any other Indebtedness or obligations” requires the consent of each Lender, unless offered to all lenders on a pro rata basis on the same terms (including all economics, other than backstop fees)

14

	Cumulus Existing Term Loan Credit Agreement	Cumulus New Term Loan Credit Agreement (Company Exchange Proposal 2.27.24)	Agreed Terms
Wesco / Incora Voting Protection	None

Added any “change or modification that would authorize the incurrence of additional Indebtedness that would be issued under this Agreement in contemplation of or for the purpose of influencing any voting threshold, in each case, without the prior written consent of each Lender directly and adversely affected thereby”

(Section 11.1(m))

Added any “change or modification that would authorize the incurrence of additional Indebtedness that would be issued under this Agreement in contemplation of or for the purpose of influencing any voting threshold, in each case, without the prior written consent of each Lender directly and adversely affected thereby”

J. Crew Protection	None

“…(ii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if, on the date of and after giving effect to such designation, such Unrestricted Subsidiary (or any Subsidiary thereof) would own (or hold an exclusive license with respect to) any Material Intellectual Property, (iii) no Material Intellectual Property may be sold or otherwise transferred (including by way of an exclusive license) to an existing Unrestricted Subsidiary, (iv) no Unrestricted Subsidiary may, at any time, own (or hold an exclusive license with respect to) Material Intellectual Property”

J. Crew protection added as a sacred right requiring all effected lender vote

(Sections 8.19(ii), (iii) and (iv))

Same as Exchange Proposal, but in addition to Material Intellectual Property and Unrestricted Subsidiaries, J. Crew protection that applies to all non-Guarantors and any material Collateral owned by the Loan Parties as a sacred right requiring all affected lender vote

15

	Cumulus Existing Term Loan Credit Agreement	Cumulus New Term Loan Credit Agreement (Company Exchange Proposal 2.27.24)	Agreed Terms
Open Market Purchases	Permitted on a non-pro rata basis, subject to automatic cancellation and no proceeds of the ABL Facility may be used to fund any such purchases (Section 11.6(h))	Same as existing facility, but must be solely for cash consideration, which is not financed by the incurrence of Indebtedness	Same as existing facility, but must be solely for cash consideration, which is not financed by the incurrence of Indebtedness (other than proceeds of the ABL facility) and with the re-introduction of non-cash open market purchases elevated to sacred right requiring all affected lender vote
Double-Dip Protection	N/A

Added “[A]ny intercompany loans, advances or other intercompany Indebtedness owed by a Loan Party to a Person that is not a Loan Party shall be subordinated in right of payment to the Term Loans or such Loan Party’s guarantee of the Obligations.”

(Section 8.2 final paragraph)

Added “[A]ny intercompany loans, advances or other intercompany Indebtedness owed by a Loan Party to a Person that is not a Loan Party shall be subordinated in right of payment to the Term Loans or such Loan Party’s guarantee of the Obligations.”

Voting Thresholds / Required Lenders	Greater than 50% (“Required Lenders” definition)	Same as existing facility	Same as existing facility

Deposit Account Control Agreements	Excludes deposits accounts with an average monthly balance ≤ $500k, subject to an aggregate cap of $2.0M	Same as existing facility	Same as existing facility
Real Property	$25.0M (“Material Real Property” definition)	Same as existing facility	$10.0M, subject to 90 day post-closing window (will include Nashville property)
Equity Pledges	Equity pledges of first tier foreign subsidiaries that are owned by Loan Parties limited to 65%	Same as existing facility	100% of the voting capital stock of first tier foreign subsidiaries that are owned by Loan Parties

16

Cumulus Existing Term Loan Credit Agreement	Cumulus New Term Loan Credit Agreement (Company Exchange Proposal 2.27.24)	Agreed Terms
Specified Subsidiaries Collateral	--

Added credit support from CR Holdings and its direct and indirect wholly-owned subsidiaries (other than Broadcast License Subsidiaries) (the “Specified Subsidiaries”) based on the Exchange Offer outcome:

•   If a majority of the Existing 1L Notes and Existing 1L Term Loans participate, the New 1L Notes and the New 1L Term Loans will benefit from liens on the assets of, and guarantees by, additional Specified Subsidiaries (the “Additional Specified Subsidiary Collateral”)

•   If less than a majority of the Existing 1L Notes or Existing 1L Notes participate, the New 1L Term Loans will benefit from a pledge by each Specified Subsidiary of all Capital Stock owned by each such Specified Subsidiary (the “Operating Specified Subsidiary Equity Pledge”)

No Separate Specified Subsidiaries concept; all “Specified Subsidiaries” to be Loan Parties, but these Specified Subsidiaries will be Loan Parties under the new Credit Agreement (but will remain unrestricted subsidiaries under the old notes and old loans).
Excluded Collateral	--	Same as existing facility	Collateral and Guarantee requirements to be addressed in definitive documentation, to include economic interests in FCC licenses, subject to any restrictions under applicable law.

17

Exhibit C

Description of New Notes

DESCRIPTION OF NEW NOTES

General

The Issuer will issue up to approximately $328.0 million (assuming full participation in the Exchange Offer as described in the Offering Memorandum) aggregate principal amount of 8.000% Senior Secured First Lien Notes due 2029 (the “Notes”) under an indenture to be dated as of the Issue Date (the “Indenture”) among the Issuer, the Guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and as collateral agent (the “Notes Collateral Agent”). The Notes will be issued in a private transaction that is not subject to the registration requirements of the Securities Act. Holders of the Notes will not be entitled to registration rights, and we do not currently intend to register the Notes under applicable securities laws. See “Transfer Restrictions.” The Indenture will not be qualified under the Trust Indenture Act of 1939 or subject to the terms thereof. Accordingly, the terms of the Notes will include only those stated in the Indenture.

The following Description of New Notes is only a summary of the material provisions of the Indenture, the Notes, the Security Documents and the Intercreditor Agreements and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, the Notes, the Security Documents and the Intercreditor Agreements, including the definitions therein of certain terms used below. We urge you to read each of these documents because they, not this Description of New Notes, define your rights as Holders of the Notes. You may request copies of these agreements at our address set forth under the heading “Available Information; Incorporation by Reference.”

Key terms used in this section are defined under “—Certain Definitions.” When we refer in this section to:

•	the “Issuer” or the “Company,” we mean Cumulus Media New Holdings Inc. and not its subsidiaries; and

•	the “Notes,” we mean Notes originally issued on the Issue Date and Additional Notes we may issue from time to time under the Indenture.

Brief Description of the Notes

The Notes:

•	will be senior secured obligations of the Issuer;

•	will be secured on a first-priority basis by the Term Loan Priority Collateral owned by the Issuer and on a second-priority basis by the ABL Priority Collateral owned by the Issuer, in each case, subject to certain Liens permitted under the Indenture;

•	will be secured by liens equal in priority as to the Term Loan Priority Collateral owned by the Issuer with respect to any Obligations under any First Priority Lien Obligations of the Issuer, including the New Term Loan Obligations;

•	will be senior in right of payment to any existing and future Subordinated Indebtedness of the Issuer;

•	will rank equally in right of payment with all existing and future senior Indebtedness of the Issuer;

•	will be effectively senior to (i) all existing and future unsecured Indebtedness of the Issuer to the extent of the value of the Collateral (as defined below) and (ii) all existing and future Obligations of the Issuer under the ABL Credit Agreement to the extent of the value of the Term Loan Priority Collateral owned by the Issuer, will rank equally with the New Term Loans and future Indebtedness that is secured by liens on the Term Loan Priority Collateral and the ABL Priority Collateral that are pari passu with the liens on the Collateral securing the Notes;

•	will be secured by liens senior in priority to the Existing Term Loans;

•	will be secured by liens senior in priority to the Old Notes, if any;

•	will be effectively subordinated to (i) all existing and future Obligations of the Issuer under the ABL Credit Agreement to the extent of the value of the ABL Priority Collateral owned by the Issuer and (ii) all existing and future Indebtedness of the Issuer secured by assets that are not part of the Collateral to the extent of the value of such assets securing such Indebtedness; and

•	will be structurally subordinated to all existing and future Indebtedness and other liabilities of the Issuer’s Non-Guarantor Subsidiaries.

Guarantees

On the Issue Date, the Guarantors will jointly and severally unconditionally Guarantee, on a senior secured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

Each Subsidiary of the Issuer that guarantees the Old Notes, the Existing Term Loan Credit Agreement and the New Term Loan Credit Agreement will initially Guarantee the Notes and the Issuer’s direct parent, Cumulus Intermediate Inc., also will initially guarantee the Notes.

Each Subsidiary of the Issuer, whether now existing or acquired in the future, including any Subsidiary that in the future is a borrower or otherwise guarantees the obligations under the New Term Loan Credit Agreement, the Existing Term Loan Credit Agreement, the Old Notes Indenture or any other credit agreement or capital markets indebtedness permitted to be incurred pursuant to the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, in each case, will be required to guarantee the Notes.

Each of the Guarantees will be a senior secured obligation of each Guarantor and will:

•	be secured on a first-priority basis by the Term Loan Priority Collateral owned by such Guarantor and on a second-priority basis by the ABL Priority Collateral owned by such Guarantor, in each case, subject to certain Liens permitted under the Indenture;

•	be secured by liens equal in priority as to the Term Loan Priority Collateral owned by such Guarantor with respect to any Obligations under any First Priority Lien Obligations of such Guarantor, including the New Term Loan Obligations;

•	rank senior in right of payment to any existing and future Subordinated Indebtedness of such Guarantor, if any;

•	will be secured by liens senior in priority to the Existing Term Loans;

•	will be secured by liens senior in priority to the Old Notes, if any;

•	rank equally in right of payment with all existing and future senior Indebtedness of such Guarantor (including its Obligations in respect of the Indebtedness under the ABL Credit Agreement and the New Term Loan Credit Agreement);

•	be effectively senior to (i) all existing and future unsecured Indebtedness of such Guarantor to the extent of the value of the Collateral owned by such Guarantor (after giving effect to any senior Lien on such Collateral) and (ii) all existing and future Obligations of such Guarantor under the ABL Credit Agreement to the extent of the value of the Term Loan Priority Collateral owned by such Guarantor;

•	rank equally with the New Term Loans and future Indebtedness that is secured by liens on the Term Loan Priority Collateral and the ABL Priority Collateral that are pari passu with the liens on the Collateral owned by such Guarantor securing the Notes; and

•	be effectively subordinated to (i) all existing and future Obligations of such Guarantor under the ABL Credit Agreement to the extent of the value of the ABL Priority Collateral owned by such Guarantor and (ii) all existing and future Indebtedness of such Guarantor that is secured by assets that are not part of the Collateral to the extent of the value of such assets securing such Indebtedness.

Certain Subsidiaries will not guarantee the Notes; in the event of a bankruptcy, liquidation or reorganization of any of these Non-Guarantor Subsidiaries, the non-guarantor subsidiaries will be required to pay the holders of their debt and their trade creditors and satisfy other liabilities before they will be able to distribute or contribute, as the case may be, any of their assets to the Issuer or a Subsidiary Guarantor. As of December 31, 2023, Non-Guarantor Subsidiaries had no net revenue; and the assets held by these Non-Guarantor Subsidiaries (excluding FCC licenses held by special purpose licensing subsidiaries, which licenses are not pledged as Collateral for the Notes, but the proceeds of which upon any disposition are so pledged to the extent otherwise constituting Collateral, and the equity interest of such subsidiaries are so pledged to the extent otherwise constituting Collateral) were less than 1% of our total consolidated assets.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law and therefore, are limited to the amount that such Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance; this limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance.

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other obligations (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such obligations, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to our Indebtedness and the New Notes—Federal and state fraudulent transfer and conveyance laws may permit a court to void the New Notes and/or the related guarantees (and the related security interests) and, if that occurs, you may not receive any payments on the New Notes.”

The Indenture shall provide by its terms that a Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged upon:

(1)           (a) any direct or indirect sale, exchange or transfer (by merger, consolidation or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer), after which the applicable Subsidiary Guarantor is no longer a Subsidiary or (ii) all or substantially all the assets of such Subsidiary Guarantor, in each case of clauses (i) and (ii), which sale, exchange or transfer is made in a manner not in violation of the applicable provisions of the Indenture;

(b)            the release or discharge of the guarantee by such Subsidiary Guarantor of the New Term Loan Credit Agreement or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee; or

(c)            the Issuer exercising its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in a manner not in violation of the terms of the Indenture; and

(2)            the Issuer delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Notwithstanding anything to the contrary herein, no Subsidiary Guarantor may be released from its obligations under the Indenture solely as a result of becoming a non-Wholly Owned Subsidiary, unless such Subsidiary Guarantor becomes a non-Wholly Owned Subsidiary solely as a result of a transaction permitted under the Indenture with a Person that is not an Affiliate of the Issuer (other than to the extent such Person becomes a non-Affiliate of Issuer as a result of such transaction) and entered into for a bona fide business purpose (this proviso, the “Chewy Provision”)

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee will rank pari passu in right of payment with all existing and future senior Indebtedness and all other obligations (other than Subordinated Indebtedness) of the Issuer or the relevant Guarantor, as the case may be, including the New Term Loan Obligations and the ABL Obligations. The Obligations under the Notes, the Indenture, the Guarantees and any First Priority Lien Obligations (including the New Term Loan Obligations) will have a first-priority security interest with respect to the Term Loan Priority Collateral and will have a second-priority security interest with respect to the ABL Priority Collateral. Obligations under the Senior Credit Facilities will also be secured by the Collateral. Among such Obligations under the Senior Credit Facilities, the Obligations under the New Term Loan Credit Agreement will have a first-priority security interest with respect to the Term Loan Priority Collateral and will have a second-priority security interest with respect to the ABL Priority Collateral, and the Obligations under the ABL Credit Agreement will have a first priority security interest with respect to the ABL Priority Collateral and will have a second-priority security interest with respect to Term Loan Priority Collateral. Such security interests are described under “Security.” The phrase “in right of payment” refers to the contractual ranking of a particular Obligation, regardless of whether an Obligation is secured. As of December 31, 2023, the borrowing base under the ABL Credit Agreement was $120.0 million and commitments under the ABL Credit Agreement available to Issuer were $100.0 million which, when reduced by standby letters of credit of $4.4 million outstanding as of such date, amounts to $95.6 million of availability under the ABL Credit Agreement, all of which would be secured if drawn. All of those borrowings could be secured on a first-priority basis by, and as a result, would have a prior claim on, among other things, the ABL Priority Collateral, and on a second-priority basis by the Term Loan Priority Collateral. See “Capitalization.”

Although the Indenture will contain limitations on the amount of additional Indebtedness that the Issuer and its Subsidiaries may incur, the amount of such Indebtedness could be substantial, and such additional Indebtedness may be Secured Indebtedness or First Priority Lien Obligations. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Security

The Notes and the Guarantees thereof will be secured on a pari passu basis with the Obligations under the New Term Loan Credit Agreement by (1) perfected first-priority security interests in the Term Loan Priority Collateral and (2) perfected second-priority security interests in the ABL Priority Collateral, other than, in each case, the Excluded Assets (as defined below).

The Issuer and the Guarantors are and will be able to incur additional Indebtedness in the future which could share in the Collateral, including Obligations secured by Permitted Liens. The amount of such additional Obligations will be limited by the covenant described under “Certain Covenants—Liens” and the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of any such additional Obligations could be significant.

Certain Limitations on the Collateral

The Indenture and the Security Documents will exclude the following assets from the Collateral (the “Excluded Assets”):

(i)	any fee owned Real Property having a value of less than $10.0 million;

(ii)	any trucks, trailers, tractors, service vehicles, automobiles, rolling stock or other registered mobile equipment or assets covered by certificates of title or ownership;

(iii)	any letter-of-credit rights with a face value of less than $5.0 million;

(iv)	any commercial tort claims with a value of less than $5.0 million;

(v)	any property to the extent that such grant of a security interest is prohibited by law, requires a consent not obtained of any government authority pursuant to such law, is prohibited by the organizational documents of a Subsidiary if such Subsidiary is not a Wholly Owned Subsidiary, or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any investment property, pledged stock or pledged note, results in the termination of, is prohibited by, or constitutes a default under, any applicable shareholder agreement, joint-venture agreement, operating agreement or similar agreement, except to the extent that such law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, termination, breach or default or requiring such consent is ineffective under the UCC or other applicable law;

(vi)	those assets as to which the Controlling Collateral Agent (as defined in the Pari Passu Intercreditor Agreement) and the Issuer agree in writing, a copy of which shall be sent to the Notes Collateral Agent, that the cost of obtaining a security interest therein or perfection thereof is excessive in relation to the value of the security to be afforded thereby;

(vii)	[reserved];

(viii)	any “intent-to-use” trademark, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(e) or Section 1(d) of the Lanham Act (15 U.S.C. §§ 1051, et seq.), to the extent that granting a security interest or other lien in such trademark application prior to such filing would adversely affect the enforceability or validity of or void such trademark application;

(ix)	Excluded Accounts (provided that any proceeds of Collateral held from time to time in any such Excluded Account shall not cease to be Collateral solely because such proceeds are held in Excluded Accounts); or

(x)	equipment that is subject to a purchase money Lien or a Capital Lease Obligation to the extent that the Indebtedness secured by such purchase money security interest or Capital Lease Obligation and such Lien is permitted under the Indenture and to the extent that the contractual agreement pursuant to which such Lien is granted (or in the document providing for such Capital Lease Obligation) prohibits or requires the consent of any third party.

After Acquired Collateral

Subject to certain limitations and exceptions, if the Issuer or any Guarantor creates (or perfects) or is required to create (or perfect) any additional security interest upon any property or asset that would constitute Collateral to secure any First Priority Lien Obligations or ABL Obligations, it must concurrently grant (i) a first priority perfected security interest (subject to Permitted Liens) upon any such Collateral that constitutes Term Loan Priority Collateral and (ii) a second priority perfected security interest (subject to Permitted Liens) upon any such Collateral that constitutes ABL Priority Collateral, as security for the Notes Obligations. Also, if granting a security interest in any after-acquired property which constitutes Term Loan Priority Collateral or ABL Priority Collateral requires the consent of a third party, the Issuer will use commercially reasonable efforts to obtain such consent with respect to the security interest for the benefit of the Notes Collateral Agent on behalf of the Trustee and the holders of the Notes. If such third party does not consent to the granting of the security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Security Documents

The Issuer, the Guarantors and the Notes Collateral Agent will enter into the Security Documents defining the terms of the security interests that secure the Notes and the Guarantees. These security interests will secure the payment and performance when due of all of the Notes Obligations of the Issuer and the Guarantors, as provided in the Security Documents.

The Issuer and the Guarantors will be required to cause to be perfected on the Issue Date the security interests in favor of the Notes Collateral Agent for its benefit and the benefit of the Trustee and the Holders in the Collateral to the extent they can be perfected by the filing of UCC-1 financing statements or by delivery of stock certificates or promissory notes evidencing the Collateral and will be required to use commercially reasonable efforts to cause to be perfected on the Issue Date the security interests in favor of the Notes Collateral Agent for its benefit and the benefit of the Trustee and the Holders in all other Collateral, in each case to the extent required to be delivered pursuant to the terms of the Security Documents and subject to the terms of the Intercreditor Agreements. To the extent any security interests in such other Collateral required by the Indenture and the Security Documents or the Indenture cannot be perfected (other than by filing of UCC-1 financing statements or delivery of stock certificates or promissory notes) on the Issue Date using commercially reasonable efforts, the Company will be required to use commercially reasonable efforts to have all such security interests to be in place and perfected within 90 days after the Issue Date. However, if Bank of America, N.A., as administrative agent under the New Term Loan Credit Agreement, extends the corresponding deadline under the New Term Loan Credit Agreement, the Trustee shall be deemed to approve such deadline extension under the Indenture. See “Risk Factors—Risks Relating to the Collateral.”

Subject to the terms of the Security Documents, the Issuer and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes, to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

ABL/Term Loan Intercreditor Agreement

The ABL Collateral Agent, the Old Notes Collateral Agent and the Existing Term Loan Credit Agreement Collateral Agent have entered into the ABL/Term Loan Intercreditor Agreement.

The Notes Collateral Agent and the New Term Loan Credit Agreement Collateral Agent shall become party to the ABL/Term Loan Intercreditor Agreement by executing either a joinder agreement or an amendment to the ABL/Term Loan Intercreditor Agreement, and thereby the Notes and the New Term Loan Obligations shall be “Future Term Facility Obligations” under the ABL/Term Loan Intercreditor Agreement. Although the holders of the Notes will not be party to the ABL/Term Loan Intercreditor Agreement, by their acceptance of the Notes they will agree to be bound thereby.

Notwithstanding the date, time, method, manner or order of grant, creation, attachment or perfection of any Liens securing the Term Loan Obligations granted on the Collateral or of any Liens securing the ABL Obligations granted on the Collateral and notwithstanding any provision of any UCC, or any other applicable law or failure to perfect, the Liens securing the ABL Obligations or the Term Loan Obligations or any other circumstance whatsoever: (a) any Lien of the ABL Collateral Agent on the ABL Priority Collateral, whether now or subsequently held by or on behalf of the ABL Collateral Agent or any holder of ABL Obligations or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to all Liens on the ABL Priority Collateral securing any Term Loan Obligations; and (b) any Lien of any Term Loan Collateral Agent on the Term Loan Priority Collateral, whether now or subsequently held by or on behalf of such Term Loan Collateral Agent, any holder of any Term Loan Obligations or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects to all Liens on the Term Loan Priority Collateral securing any ABL Obligations.

The ABL/Term Loan Intercreditor Agreement provides that until the Discharge of ABL Obligations has occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against the Issuer or any Guarantor none of the Term Loan Collateral Agents or holders of Term Loan Obligations (x) may exercise or seek to exercise any rights or remedies (including, without limitation, set-off) with respect to the ABL Priority Collateral at any time prior to the passage of a period of 180 days from the date of delivery of a notice in writing to the ABL Collateral Agent of such Term Loan Collateral Agent’s intention to exercise its right to take such actions (the “Term Standstill Period”); provided, further, however, notwithstanding anything in the ABL/Term Loan Intercreditor Agreement to the contrary, in no event will any Term Loan Collateral Agent or any holder of Term Loan Obligations exercise any rights or remedies with respect to the ABL Priority Collateral if, notwithstanding the expiration of the Term Standstill Period, the ABL Collateral Agent or the holders of the ABL Obligations shall have commenced and are diligently pursuing in good faith the exercise of their rights or remedies with respect to all or any material portion of the ABL Priority Collateral (prompt notice of such exercise to be given to the Designated Term Loan Security Agent). The ABL Collateral Agent will be subject to similar restrictions with respect to its ability to enforce the second-priority security interest in the Term Loan Priority Collateral held by the holders of ABL Obligations; or (y) will contest, protest or object to any foreclosure proceeding or action brought by the ABL Collateral Agent or any ABL Secured Party with respect to the ABL Priority Collateral. The ABL Collateral Agent shall have the exclusive right to enforce rights, exercise remedies (including set off) and make determinations regarding the disposition of the ABL Priority Collateral without any consultation with or the consent of any Term Loan Collateral Agent or any Term Loan Secured Party.

Notwithstanding the foregoing, any Term Loan Collateral Agent and any holder of Term Loan Obligations may (i) in any insolvency or liquidation proceeding commenced by or against the Issuer or any Guarantor, file a claim or statement of interest with respect to the Term Loan Obligations, (ii) take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral securing the ABL Obligations, or the rights of any ABL Collateral Agent or the ABL Secured Parties to exercise remedies in respect thereof) in order to preserve or protect its Lien on any of the Collateral, (iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of its claims, including, without limitation, any claims secured by the ABL Priority Collateral, if any, in each case to the extent such actions are not in contravention of the ABL/Term Loan Intercreditor Agreement, (iv) file any pleadings, objections, motions or agreements that assert rights or interests available to unsecured creditors of the Issuer or any Guarantor arising under either bankruptcy law or applicable non-bankruptcy law, in each case not in contravention of the terms of the ABL/Term Loan Intercreditor Agreement, (v) vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, not in contravention of the terms of the ABL/Term Loan Intercreditor Agreement, or (vi) exercise any of its other rights or remedies with respect to any of the Collateral after the termination of the Term Standstill Period to the extent permitted by the ABL/Term Loan Intercreditor Agreement.

Any Term Loan Collateral Agent or any Term Loan Secured Party may (i) exercise any of its rights or remedies with respect to the ABL Priority Collateral in accordance with the Term Loan Documents after the termination of the Term Standstill Period; (ii) join (but not control) any foreclosure or judicial lien enforcement proceeding with respect to the ABL Priority Collateral initiated by the ABL Collateral Agent, so long as such action would not and would not reasonably be expected to delay or interfere in any respect with the exercise by ABL Collateral Agent of its rights with respect to the ABL Priority Collateral; and (iii) present bids (including credit bids) for and purchase ABL Priority Collateral at any private, public or judicial foreclosure upon or other disposition of ABL Priority Collateral initiated by any Person, including, without limitation, any disposition thereof pursuant to Section 363 of the Bankruptcy Code, provided that any such credit bid by itself or in combination with another substantially concurrent transaction results in the Discharge of the ABL Obligations.

Each Term Loan Collateral Agent, for itself and on behalf of each relevant Term Loan Secured Party, and the ABL Collateral Agent, for itself and on behalf of each ABL Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), (i) the priority, validity, perfection, extent or enforceability of any Lien held by or on behalf of any of the Revolving Facility Secured Parties (as such term is defined in the ABL/Term Loan Intercreditor Agreement) in the Collateral or by or on behalf of any of the Term Loan Secured Parties in the Collateral, as the case may be or (ii) the validity or enforceability of any Term Loan Collateral Document (or any Term Loan Obligations thereunder) or any ABL Security Document (or any ABL Obligations thereunder); provided that nothing shall (x) prevent or impair the rights of the ABL Collateral Agent or any ABL Secured Party to enforce the ABL/Term Loan Intercreditor Agreement or any of the ABL Documents or (y) prevent or impair the rights of any Term Loan Security Agent (as such term is defined in the ABL/Term Loan Intercreditor Agreement) or any Term Loan Secured Party to enforce the ABL/Term Loan Intercreditor Agreement or any of the Term Loan Documents.

So long as the Discharge of ABL Obligations has not occurred, any ABL Priority Collateral, cash proceeds thereof or non-cash proceeds constituting ABL Priority Collateral (or any distribution in respect of the ABL Priority Collateral, whether or not expressly characterized as such) or proceeds thereof received by any Term Loan Collateral Agent or any Term Loan Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the ABL Priority Collateral or otherwise shall be segregated and held in trust and forthwith paid over to the ABL Collateral Agent, for the benefit of the ABL Secured Parties, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The ABL Collateral Agent is authorized to make any such endorsements as agent for each Term Loan Collateral Agent or any such Term Loan Secured Parties. This authorization is coupled with an interest and is irrevocable until the Discharge of ABL Obligations. The ABL/Term Loan Intercreditor Agreement contains similar provisions regarding the rights of the Term Loan Collateral Agents and the holders of Term Loan Obligations with respect to the Term Loan Priority Collateral.

If, in connection with: (1) the exercise of the ABL Collateral Agent’s remedies in respect of the ABL Priority Collateral (with the proceeds thereof being applied to the ABL Obligations), including any sale, lease, exchange, transfer or other disposition of any such ABL Priority Collateral; (2) any sale, lease, exchange, transfer or other disposition of any ABL Priority Collateral permitted under the terms of the ABL Documents and the Term Loan Documents (other than in connection with the Discharge of ABL Obligations); or (3) any sale, lease, exchange, transfer or other disposition of any ABL Priority Collateral approved by (x) the ABL Collateral Agent and the requisite ABL Secured Parties under the ABL Documents and (y) each Term Loan Collateral Agent and the requisite Term Loan Secured Parties under the applicable Term Loan Documents (in each case, whether or not permitted under the terms of the ABL Documents and the Term Loan Documents and whether or not an “event of default” under the ABL Documents or under any Term Loan Document has occurred and is continuing), the ABL Collateral Agent, for itself or on behalf of any of the ABL Secured Parties, releases any of its Liens on any part of the ABL Priority Collateral, then the Liens, if any, of each Term Loan Collateral Agent, for itself or for the benefit of the relevant Term Loan Secured Parties, on such ABL Priority Collateral (but not the proceeds thereof) shall be automatically, unconditionally and simultaneously released and each Term Loan Collateral Agent, for itself or on behalf of any such relevant Term Loan Secured Parties, promptly shall execute and deliver to the ABL Collateral Agent, the Issuer or any Guarantor such termination statements, releases and other documents as the ABL Collateral Agent may reasonably request to effectively confirm such release.

In the event the ABL Collateral Agent or the ABL Secured Parties and the Issuer and the Guarantors enter into any amendment, waiver or consent in respect of any of the ABL Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any ABL Security Document or changing in any manner the rights of the ABL Collateral Agent, such ABL Secured Parties, the Issuer or any Guarantor, in each case with respect to or relating to the ABL Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision (but only to the extent as such provision relates to ABL Priority Collateral) of the comparative Term Loan Collateral Document without the consent of any Term Loan Collateral Agent or the Term Loan Secured Parties and without any action by any Term Loan Collateral Agent, the Issuer or any Guarantor; provided that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets that constitute ABL Priority Collateral subject to the Lien of the Term Loan Collateral Documents, except to the extent that a release of such Lien is permitted or required that there is a corresponding release of such Lien securing the ABL Obligations, (ii) imposing duties on any Term Loan Collateral Agent without its consent, (iii) permitting other liens on the ABL Priority Collateral not permitted under the terms of the Term Loan Documents or the ABL/Term Loan Intercreditor Agreement or (iv) being prejudicial to the interests of any Term Loan Collateral Agent or Term Loan Secured Parties to a greater extent than the ABL Collateral Agent or ABL Secured Parties (other than by virtue of their relative priority and the rights and obligations hereunder) and (B) notice of such amendment, waiver or consent (along with a copy thereof) shall have been given to the Term Loan Collateral Agents within ten Business Days after the effective date of such amendment, waiver or consent; provided, however, that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Term Loan Document.

If the ABL Collateral Agent commencing any action or proceeding with respect to any of its rights or remedies, enforcement and/or collection with respect to the ABL Priority Collateral and any Term Loan Collateral Agent has taken possession or control of any Real Property constituting Term Loan Priority Collateral, then the Term Loan Secured Parties and such Term Loan Collateral Agent shall permit the ABL Collateral Agent, its employees, agents, advisers and representative, at the cost and expense of the ABL Secured Parties, to enter upon and use the Term Loan Priority Collateral in the possession or control of the applicable Term Loan Collateral Agent during normal business hours for a 90-day period commencing on the date of the initial enforcement action for purposes of processing, collecting, selling and/or otherwise dealing with, in any lawful manner, the ABL Priority Collateral; provided that nothing shall restrict the rights of any Term Loan Collateral Agent from selling, assigning or otherwise transferring any Term Loan Priority Collateral prior to the end of such period if the purchaser, assignee or transferee thereof agrees in writing to be bound by such provisions.

During the period of actual use, occupation or control by the ABL Collateral Agent (the “Access Period”) of any Term Loan Priority Collateral, the ABL Secured Parties shall be obligated to repair at their expense any physical damage (ordinary wear-and-tear excepted) to such Term Loan Priority Collateral resulting from such use, occupation or control to leave the property in substantially the same condition as it was at the commencement of the Access Period.

Each Term Loan Collateral Agent, the Issuer and each Guarantor will grant (to the full extent of their respective rights and interests) the ABL Collateral Agent and its agents, representatives and designees (a) a royalty free, non-exclusive license to use for a period of 90 days, all of the Term Loan Priority Collateral constituting intellectual property and (b) a royalty free, non-exclusive license (which will be binding on any successor or assignee of the intellectual property) at any time in connection with its enforcement action with respect to the ABL Priority Collateral.

If any Term Loan Collateral Agent or ABL Collateral Agent takes actual possession of any documentation which contain information identifying to ABL Priority Collateral or Term Loan Priority Collateral, then the ABL Collateral Agent or any Term Loan Collateral Agent, as applicable, shall be able to inspect and copy such documentation with reasonable advance notice.

In the event that proceeds of ABL Priority Collateral and Term Loan Priority Collateral are received from (or are otherwise attributable to the value of) a sale or other disposition of ABL Priority Collateral and Term Loan Priority Collateral that involves a combination of ABL Priority Collateral and Term Loan Priority Collateral, the portion of such proceeds that shall be allocated as proceeds of ABL Priority Collateral for purposes of this Agreement shall be an amount equal to the net book value of such ABL Priority Collateral (except in the case of Accounts which amount shall be equal to the face amount of such Accounts). To the extent proceeds of ABL Priority Collateral and Term Loan Priority Collateral are proceeds received from (or are otherwise attributable to the value of) the sale or disposition of all or substantially all of the Capital Stock of any Subsidiary of the Issuer or a Guarantor that is a Guarantor or all or substantially all of the assets of any such Subsidiary, such proceeds shall constitute (1) first, in an amount equal to the face amount of the Accounts, ABL Priority Collateral and (2) second, to the extent in excess of the amounts described in preceding clause (1), Term Loan Priority Collateral. In the event that amounts are received in respect of Capital Stock in an Insolvency or Liquidation Proceeding, such amounts shall be deemed to be proceeds received from a sale or disposition of ABL Priority Collateral and Term Loan Priority Collateral and shall be allocated as proceeds of ABL Priority Collateral and Term Loan Priority Collateral in proportion to the ABL Priority Collateral and Term Loan Priority Collateral owned at such time by the issuer of such Capital Stock.

The ABL Priority Collateral or proceeds thereof, received in connection with any collection, sale, foreclosure or other realization upon any ABL Priority Collateral shall be applied (1) FIRST to the payment of all outstanding ABL Obligations, in such order as provided in the ABL Documents, in an amount in cash that is sufficient to result in the Discharge of ABL Obligations; (2) SECOND to the Designated Term Loan Security Agent for application to the payment of all outstanding Term Loan Obligations, in such order as may be provided in the relevant Term Loan Documents, in an amount in cash that is sufficient to result in the Discharge of Term Loan Obligations; and (3) THIRD any surplus remaining will be paid to the Issuer and the Guarantors, as the case may be, their successors or assigns, or as a court of competent jurisdiction may direct.

The Term Loan Priority Collateral or proceeds thereof, received in connection with any collection, sale, foreclosure or other realization upon any Term Loan Priority Collateral shall be applied (1) FIRST to the Designated Term Loan Security Agent for the payment of all outstanding Term Loan Obligations, in such order as provided in the Term Loan Documents, in an amount in cash that is sufficient to result in the Discharge of Term Loan Obligations; (2) SECOND to the ABL Collateral Agent for application to the payment of all outstanding ABL Obligations, in such order as may be provided in the relevant ABL Documents, in an amount in cash that is sufficient to result in the Discharge of ABL Obligations; and (3) THIRD any surplus remaining will be paid to the Issuer and the Guarantors, as the case may be, their successors or assigns, or as a court of competent jurisdiction may direct.

Until the Discharge of ABL Obligations has occurred, if the Issuer or any Guarantor becomes subject to an insolvency or liquidation proceeding and the ABL Collateral Agent shall desire to permit the use of “cash collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting ABL Priority Collateral on which the ABL Collateral Agent or any other creditor has a Lien and the ABL Secured Parties or any other entity under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law, that is secured by a lien on the ABL Priority Collateral that is senior or pari passu with the liens on the ABL Priority Collateral securing the ABL Obligations or to permit the Issuer or any Guarantor to obtain financing, whether from the holders of ABL Obligations, then each Term Loan Collateral Agent on behalf of itself and the relevant Term Loan Secured Parties, agreed that it will not oppose or raise any objection to or contest (or join with or support any third party opposing, objecting or contesting) such use of ABL Priority Collateral or to the fact that the providers of such DIP Financing may be granted Liens on the ABL Priority Collateral and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the ABL Collateral Agent or to the extent permitted by the ABL/Term Loan Intercreditor Agreement and, each Term Loan Collateral Agent will subordinate its Liens in the ABL Priority Collateral to the Liens securing such DIP Financing (and all interest and other obligations relating thereto); provided that (i) each Term Loan Collateral Agent and the other Term Loan Secured Parties retain a Lien on the ABL Priority Collateral to secure the relevant Term Loan Obligations (in each case, including proceeds thereof arising after the commencement of the insolvency or liquidation proceeding), (ii) to the extent that the ABL Collateral Agent is granted adequate protection in the form of a Lien on the ABL Priority Collateral, each Term Loan Collateral Agent is permitted to seek a Lien (without objection from the ABL Collateral Agent or any ABL Secured Party) on ABL Priority Collateral (so long as, in the case of each of preceding clauses (i) and (ii), with respect to ABL Priority Collateral, such Lien is junior to the Liens securing such DIP Financing and the ABL Obligations), (iii) as to the Term Loan Priority Collateral that existed as of the date of the commencement of such insolvency or liquidation proceeding (including proceeds thereof arising after such commencement of the insolvency or liquidation proceeding), each Term Loan Collateral Agent’s Liens with respect to such Term Loan Priority Collateral remain senior and prior to the Liens (inclusive of any Liens securing the DIP Financing) of the ABL Collateral Agent or any other provider of DIP Financing with respect to such Term Loan Priority Collateral, (iv) as to the Term Loan Priority Collateral acquired after the commencement of such insolvency or liquidation proceeding (excluding proceeds of Term Loan Priority Collateral existing prior to the commencement of the applicable insolvency or liquidation proceeding), either (A) neither the ABL Secured Parties nor the Term Loan Secured Parties obtain a Lien with respect to such Term Loan Priority Collateral, or (B) if a Lien with respect to such Term Loan Priority Collateral is granted to secure the DIP Financing, then each Term Loan Collateral Agent obtains a Lien with respect to such Term Loan Priority Collateral and the Liens with respect to such Term Loan Priority Collateral securing the DIP Financing are junior and subordinate to the Liens of each Term Loan Collateral Agent with respect to such Term Loan Priority Collateral, (v) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Collateral Agent securing the ABL Obligations on ABL Priority Collateral, (vi) that the proposed DIP Financing or cash collateral use does not compel the borrower or any guarantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the cash collateral order or DIP Financing documentation and (vii) that the DIP Financing is otherwise subject to the terms of the ABL/Term Loan Intercreditor Agreement. Each Term Loan Collateral Agent, on behalf of the relevant Term Loan Secured Parties, agreed that it will not raise any objection or oppose a sale or other disposition of any ABL Priority Collateral under Section 363 of the Bankruptcy Code (or any comparable provision of any Bankruptcy Law) free and clear of its Liens if (i) the ABL Collateral Agent has consented to the sale or other disposition of such ABL Priority Collateral free and clear of the Liens of the ABL Collateral Agent, (ii) the Term Loan Collateral Agents and the other Term Loan Secured Parties shall be entitled to seek and exercise the right to credit bid in accordance with the ABL/Term Loan Intercreditor Agreement in respect of any such sale or disposition and (iii) either (x) pursuant to court order, the Liens of each Term Loan Collateral Agent attach to the proceeds of the sale or disposition with the same priority and validity as the Liens held by each Term Loan Collateral Agent on such ABL Priority Collateral, and the Liens remain subject to the terms of the ABL/Term Loan Intercreditor Agreement, or (y) the proceeds of the sale or other disposition are promptly applied in accordance with such agreement. Each Term Loan Collateral Agent and each Term Loan Secured Party agreed that none of them shall offer to provide any financing under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law that would be secured by Liens on ABL Priority Collateral on a senior or pari basis to the Liens of the ABL Collateral Agent on the ABL Priority Collateral.

Until the Discharge of ABL Obligations has occurred, each Term Loan Collateral Agent, on behalf of itself and the relevant Term Loan Secured Parties, agreed that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the ABL Priority Collateral, without the prior written consent of the ABL Collateral Agent.

Each Term Loan Collateral Agent, on behalf of itself and the relevant Term Loan Secured Parties, agreed that none of them shall contest (or support any other Person contesting) (i) any request by the ABL Collateral Agent or the ABL Secured Parties for adequate protection with respect to any ABL Priority Collateral or (ii) any objection by the ABL Collateral Agent or the ABL Secured Parties to any motion, relief, action or proceeding based on the ABL Collateral Agent or the ABL Secured Parties claiming a lack of adequate protection with respect to the ABL Priority Collateral. In any insolvency or liquidation proceeding, (A) if the ABL Secured Parties (or any subset thereof) are granted adequate protection in the form of an additional or replacement Lien on collateral in the nature of assets constituting ABL Priority Collateral in connection with any DIP Financing or use of cash collateral, then any Term Loan Collateral Agent, on behalf of itself or any of the relevant Term Loan Secured Parties, may seek or request, without objection from any ABL Secured Party, adequate protection in the form of an additional or replacement Lien on such collateral, which Lien will be subordinated to the Liens securing the ABL Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on ABL Priority Collateral securing the Term Loan Obligations are so subordinated to the ABL Obligations under the ABL/Term Loan Intercreditor Agreement, and (B) in the event any Term Loan Collateral Agent, on behalf of itself and the relevant Term Loan Secured Parties, seeks or requests adequate protection in respect of ABL Priority Collateral securing Term Loan Obligations and such adequate protection is granted in the form of an additional or replacement Lien on collateral in the nature of assets constituting ABL Priority Collateral, then each Term Loan Collateral Agent, on behalf of itself or any of the relevant Term Loan Secured Parties, agreed that the ABL Collateral Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and for any such DIP Financing and that any Lien on such collateral securing the Term Loan Obligations shall be subordinated to the Liens on such collateral securing the ABL Obligations and any such DIP Financing (and all obligations relating thereto) and to any other Liens granted to the ABL Secured Parties as adequate protection on the same basis as the other Liens on ABL Priority Collateral securing the Term Loan Obligations are so subordinated to such ABL Obligations under the ABL/Term Loan Intercreditor Agreement.

Neither any Term Loan Collateral Agent nor any Term Loan Secured Party agreed not to oppose or seek to challenge any claim by the ABL Collateral Agent or any ABL Secured Party for allowance in any insolvency or liquidation proceeding of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the ABL Secured Party’s Lien on the ABL Priority Collateral, without regard to the existence of the Lien of any Term Loan Collateral Agent on behalf of the relevant Term Loan Secured Parties on the ABL Priority Collateral. Neither any Term Loan Collateral Agent nor any other Term Loan Secured Party shall oppose or seek to challenge any claim by the ABL Collateral Agent or any ABL Secured Party for allowance in any insolvency or liquidation proceeding of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the ABL Collateral Agent on behalf of the ABL Secured Parties on the Term Loan Priority Collateral (after taking into account the Lien of the Term Loan Secured Parties on the Term Loan Priority Collateral).

Each Term Loan Collateral Agent, for itself and on behalf of the relevant Term Loan Secured Parties, agreed to waive any claim it may hereafter have against any ABL Secured Party arising out of the election of any ABL Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code with respect to any ABL Priority Collateral.

The ABL/Term Loan Intercreditor Agreement contains similar provisions regarding the rights of the Term Loan Collateral Agents and the holders of Term Loan Obligations and restrictions upon the ABL Collateral Agent with respect to the Term Loan Priority Collateral and holders of ABL Obligations.

Pari Passu Intercreditor Agreement

The Notes Collateral Agent and the New Term Loan Credit Agreement Collateral Agent will enter into an intercreditor agreement (as the same may be amended, restated, supplemented or modified from time to time, the “Pari Passu Intercreditor Agreement”) with respect to the Collateral, which may be amended from time to time without the consent of the holders of First Priority Lien Obligations to add other parties holding First Priority Lien Obligations permitted to be incurred under the Indenture, the New Term Loan Credit Agreement and the Pari Passu Intercreditor Agreement. Although the holders of the Notes will not be party to the Pari Passu Intercreditor Agreement, by their acceptance of the Notes they agree to be bound thereby.

Under the Pari Passu Intercreditor Agreement, only the “Controlling Collateral Agent” has the right to act or refrain from acting with respect to any Shared Collateral. The Controlling Collateral Agent is the New Term Loan Credit Agreement Collateral Agent and will remain the New Term Loan Credit Agreement Collateral Agent until the earlier of (1) the Discharge of First Priority Lien Obligations that are New Term Loan Obligations and (2) the Non-Controlling Collateral Agent Enforcement Date (such earlier date, the “Controlling Collateral Agent Change Date”). After the Controlling Collateral Agent Change Date, the Controlling Collateral Agent will be the Authorized Representative of the Series of First Priority Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Priority Lien Obligations (excluding the Series of New Term Loan Obligations) with respect to such Shared Collateral, but solely to the extent that such Series of First Priority Lien Obligations has a larger aggregate principal amount than the New Term Loan Obligations then outstanding (the “Major Non-Controlling Collateral Agent”).

With respect to any Shared Collateral, no Non-Controlling Collateral Agent or other Non-Controlling Secured Party shall or shall instruct the Controlling Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral.

The “Non-Controlling Collateral Agent Enforcement Date” means, with respect to any Non-Controlling Collateral Agent, the date that is 90 days (throughout which 90-day period such Non-Controlling Collateral Agent was the Major Non-Controlling Collateral Agent) after the occurrence of both (a) an event of default, as defined in the indenture or other debt facility for the applicable Series of First Priority Lien Obligations, and (b) the Controlling Collateral Agent and each other Authorized Representative’s receipt of written notice from such Non-Controlling Collateral Agent certifying that (i) such Non-Controlling Collateral Agent is the Major Non-Controlling Collateral Agent and that an event of default, as defined in the indenture or other debt facility for that Series of First Priority Lien Obligations has occurred and is continuing and (ii) the First Priority Lien Obligations of that Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the indenture or debt facility for that Series of First Priority Lien Obligations; provided that the Non-Controlling Collateral Agent Enforcement Date will be stayed and will not occur and will be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Controlling Collateral Agent has commenced and is diligently pursuing any enforcement action (including delivery by the Controlling Collateral Agent of a notice to the ABL Collateral Agent that purports to commence a Revolver Standstill Period (as such term is defined in the ABL/Term Loan Intercreditor Agreement) thereunder) with respect to such Shared Collateral or any portion thereof, (2) at any time the Controlling Collateral Agent is stayed under the ABL/Term Loan Intercreditor Agreement from pursuing enforcement actions with respect to such Shared Collateral or any portion thereof or (3) at any time the Issuer or any Guarantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

The Controlling Collateral Agent is the New Term Loan Credit Agreement Collateral Agent and the Notes Collateral Agent has no rights to take any action under the Pari Passu Intercreditor Agreement with respect to the Shared Collateral unless and until it becomes the Controlling Collateral Agent or unless expressly permitted by the terms of the Pari Passu Intercreditor Agreement.

Notwithstanding the equal priority of the Liens, the Controlling Collateral Agent may deal with the Shared Collateral as if the Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Collateral Agent or Non-Controlling Secured Party shall contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent or any Controlling Secured Party or any other exercise by the Controlling Collateral Agent or any Controlling Secured Party of any rights and remedies relating to the Shared Collateral. Each of the First Priority Secured Parties also shall not contest or support any other person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First Priority Secured Parties in all or any part of the Collateral, or the provisions of the Pari Passu Intercreditor Agreement.

If an Event of Default or an event of default under any document governing a Series of First Priority Lien Obligations has occurred and is continuing and the Controlling Collateral Agent is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made with respect to any Shared Collateral in any insolvency or liquidation proceeding of the Issuer or any Guarantor (including any adequate protection payments) or any First Priority Secured Party receives any payment pursuant to any intercreditor agreement (other than the Pari Passu Intercreditor Agreement but including the ABL/Term Loan Intercreditor Agreement and the Junior Lien Intercreditor Agreement) with respect to any Shared Collateral, the payments, proceeds or distribution of any sale, collection or other liquidation of any such Shared Collateral received by any Authorized Representative or any First Priority Secured Party and any such distribution or payment in any insolvency or liquidation proceeding to which the First Priority Lien Obligations are entitled under any other intercreditor agreement (subject, in the case of any such payments, proceeds, or distribution, to the paragraph immediately following) shall, subject to the terms of the ABL/Term Loan Intercreditor Agreement with respect to the ABL Priority Collateral, be applied (i) FIRST, to the payment of all amounts owing to each Authorized Representative (in its capacity as the agent for the applicable First Priority Lien Obligations), (ii) SECOND, to the payment in full of the First Priority Lien Obligations of a given Series on a ratable basis, with such proceeds to be applied to the First Priority Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents (as defined in the Pari Passu Intercreditor Agreement); provided that following the commencement of any insolvency or liquidation proceeding with respect to the Issuer or any Guarantor, solely as among the holders of First Priority Lien Obligations and solely for purposes of this paragraph and not any other documents governing First Priority Lien Obligations, in the event the value of the Shared Collateral is not sufficient for the entire amount of post-petition interest, fees, or expenses on the First Priority Lien Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other bankruptcy law in such insolvency or liquidation proceeding, the amount of First Priority Lien Obligations of each Series of First Priority Lien Obligations shall include only the maximum amount of post-petition interest, fees, or expenses on the First Priority Lien Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other bankruptcy law in such insolvency or liquidation proceeding, and (iii) THIRD, after the discharge of all First Priority Lien Obligations, to the Issuer and the Guarantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same pursuant to the ABL/Term Loan Intercreditor Agreement, if in effect, or otherwise, or as a court of competent jurisdiction may direct.

It is the intention of the First Priority Secured Parties of each Series that the holders of First Priority Lien Obligations of such Series (and not the First Priority Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Priority Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Priority Lien Obligations), (y) any of the First Priority Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Priority Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Priority Lien Obligations) on a basis ranking prior to the security interest of such Series of First Priority Lien Obligations but junior to the security interest of any other Series of First Priority Lien Obligations or (ii) the existence of any Collateral for any other Series of First Priority Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Priority Lien Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of First Priority Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Priority Lien Obligations, and the rights of the holders of such Series of First Priority Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Priority Lien Obligations permitted by the Pari Passu Intercreditor Agreement) set forth in the Pari Passu Intercreditor Agreement shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Priority Lien Obligations subject to such Impairment. Additionally, in the event the First Priority Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Priority Lien Obligations or the First Priority Documents governing such First Priority Lien Obligations shall refer to such obligations or such documents as so modified.

None of the First Priority Secured Parties may institute in any insolvency or liquidation proceeding or other proceeding any claim against the Controlling Collateral Agent or any other First Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral. In addition, none of the First Priority Secured Parties may seek to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any First Priority Secured Party obtains possession of any Shared Collateral or realizes any proceeds or payment in respect thereof pursuant to any First Priority Security Document or by the exercise of any rights available to it under applicable law or in any insolvency or liquidation proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Priority Lien Obligations, then it must hold such Shared Collateral, proceeds or payment in trust for the other First Priority Secured Parties and promptly transfer such Shared Collateral, proceeds or payment to the Controlling Collateral Agent to be distributed in accordance with the Pari Passu Intercreditor Agreement.

Under the Pari Passu Intercreditor Agreement, and subject to the terms of the ABL/Term Loan Intercreditor Agreement with respect to ABL Priority Collateral, if at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Liens in favor of the other Authorized Representatives for the benefit of the Trustee and the holders of the Notes and each other Series of First Priority Secured Parties upon such Shared Collateral will automatically be released and discharged. However, any proceeds of any Shared Collateral realized therefrom will be applied as described in the Pari Passu Intercreditor Agreement.

Each First Priority Secured Party will acknowledge that the Pari Passu Intercreditor Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any equivalent provision of any other bankruptcy law and shall continue in full force and effect notwithstanding the commencement of any insolvency or liquidation proceeding by or against the Issuer or any Guarantor. If the Issuer or any Guarantor becomes subject to any insolvency or liquidation proceeding, the Pari Passu Intercreditor Agreement provides that if the Issuer or any Guarantor shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code and/or the use of cash collateral under Section 363 of the Bankruptcy Code (in each case, or under any equivalent provision of any other applicable bankruptcy law), each First Priority Secured Party will agree not to object to any such DIP Financing or to the Liens on the Shared Collateral securing the same (the “DIP Financing Liens”) and/ or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent with respect to such Shared Collateral opposes or objects to such DIP Financing or such DIP Financing Liens and/or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Priority Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Priority Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth in the Pari Passu Intercreditor Agreement), in each case so long as: (A) First Priority Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds, products, offsprings, profits, or rents, as applicable, thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Priority Secured Parties (other than any Liens of the First Priority Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the insolvency or liquidation proceeding; (B) the First Priority Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Priority Secured Party as adequate protection or otherwise in connection with such DIP Financing and/or use of cash collateral, with the same priority vis-a-vis the First Priority Secured Parties as set forth in the Pari Passu Intercreditor Agreement (other than any Liens of the First Priority Secured Parties constituting DIP Financing Liens); (C) if any amount of such DIP Financing and/or cash collateral is applied to repay any of the First Priority Lien Obligations, such amount is applied pursuant to the Pari Passu Intercreditor Agreement; and (D) if any First Priority Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing and/or use of cash collateral, the proceeds of such adequate protection are applied pursuant to the Pari Passu Intercreditor Agreement; provided that the First Priority Secured Parties of each Series will have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Priority Secured Parties of such Series or its representative that do not constitute Shared Collateral; and provided, further, that the First Priority Secured Parties receiving adequate protection shall not object to any other First Priority Secured Party receiving adequate protection comparable to any adequate protection granted to such First Priority Secured Parties in connection with DIP Financing and/or use of cash collateral.

The First Priority Secured Parties acknowledge that the First Priority Lien Obligations of any Series may, subject to the limitations set forth in the other First Priority Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priority of claims and application of proceeds of the Shared Collateral set forth in the Pari Passu Intercreditor Agreement or the other provisions thereof defining the relative rights of the First Priority Secured Parties of any Series.

Junior Lien Intercreditor Agreement

On the Issue Date, the New Term Loan Credit Agreement Collateral Agent, the Notes Collateral Agent, the Old Notes Collateral Agent and the Existing Term Loan Credit Agreement Collateral Agent will enter into a junior lien intercreditor agreement (as the same may be amended, restated, supplemented or modified from time to time, the “Junior Lien Intercreditor Agreement”) with respect to the First Lien/Second Lien Shared Collateral, which, if entered into, may be amended from time to time without the consent of the Holders to add other parties holding Senior Obligations permitted to be incurred under the Indenture, the New Term Loan Credit Agreement and the Pari Passu Intercreditor Agreement. Although the Holders of the Notes will not be party to the Junior Lien Intercreditor Agreement, by their acceptance of the Notes they will agree to be bound thereby.

Under the terms of the Junior Lien Intercreditor Agreement, at all times prior to the Discharge of Senior Obligations, the Designated Senior Representative will have the exclusive right to exercise any right or remedy with respect to the First Lien/Second Lien Shared Collateral and will also have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Subject to the terms of the Junior Lien Intercreditor Agreement, the actions and determinations by the Designated Senior Representative will be deemed to be the actions and determinations of, and controlling for, the Second Priority Representatives. The Junior Lien Intercreditor Agreement applies at all times prior to, during and after any insolvency or liquidation proceeding involving the Issuer or any Guarantor and provides, among other things, for Lien priorities as follows:

(i)	the Senior Obligations shall be secured by Liens on the Collateral ranking senior in priority to the Liens on the Collateral securing the Second Priority Debt Obligations; and

(ii)	the Second Priority Debt Obligations shall be secured by Liens on the Collateral ranking junior in priority to the Liens on the Collateral securing the Senior Obligations;

in each case, subject to Permitted Liens.

Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the First Lien/Second Lien Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the First Lien/Second Lien Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document, any defect or deficiencies in, or failure to attach or perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the Senior Obligations or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, will agree that (a) any Lien on the First Lien/Second Lien Shared Collateral securing or purporting to secure any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the First Lien/Second Lien Shared Collateral securing or purporting to secure any Second Priority Debt Obligations and (b) any Lien on the First Lien/Second Lien Shared Collateral securing or purporting to secure any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative or any other Second Priority Debt Parties or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the First Lien/Second Lien Shared Collateral securing or purporting to secure any Senior Obligations.

If the Junior Lien Intercreditor Agreement is entered into the Second Priority Representative, on behalf of itself and the Second Priority Debt Parties, will agree and acknowledge that, in addition to the other restrictions set forth in the Junior Lien Intercreditor Agreement:

(a)            all Second Priority Debt Obligations will be subordinated and junior in right of payment to all Senior Obligations, such that the Senior Secured Parties shall be entitled to receive payment in full in cash of the amounts constituting the Senior Obligations before any Second Priority Debt Party is entitled to receive any payment or other Distribution on account of the Second Priority Debt Obligations and, in connection therewith, unless and until the principal of, any premium and interest on, and all other amounts in respect of, all Senior Obligations shall have been paid in full in cash, no Distribution shall be made on account of the Second Priority Debt Obligations by or on behalf of the Issuer or any Guarantor, and no Second Priority Debt Party shall accept any such Distribution; provided that (i) the Issuer or any Guarantor may pay customary agency and administration fees and expenses (including all such current and future fees and expenses contemplated by the Second Priority Debt Documents) to the applicable Second Priority Representative under the Second Priority Debt Documents, (ii) the Issuer or any Guarantor may make, and each Second Priority Debt party shall be entitled to receive and retain from time to time, payments of interest on any Second Priority Debt due and payable on a non-accelerated basis in accordance with the applicable Second Priority Debt Document and (iii) prior to the occurrence of any payment Event of Default (or equivalent term) under any Senior Debt Document as a result of the non-payment of principal or interest, the Issuer or any Guarantor may make, and each Second Priority Debt party shall be entitled to receive and retain, any payments of principal under the Second Priority Debt Documents to the extent then permitted to be paid under each Senior Debt Document; and

(b)            prior to the payment in full in cash of the Senior Obligations and the termination of all commitments under the Senior Debt Documents, if any Distribution in respect of any Second Priority Debt Obligations shall be received by a Second Priority Debt Party in contravention of the Junior Lien Intercreditor Agreement, then such Distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the Senior Representative for distribution to the Senior Secured Parties in accordance with the terms of the applicable Senior Debt Documents, subject to the terms of the Pari Passu Intercreditor Agreement.

If the Junior Lien Intercreditor Agreement is entered into, the Junior Lien Intercreditor Agreement will provide that if any Senior Representative holds a Lien securing any Senior Obligations on any First Lien/Second Lien Shared Collateral that can be perfected by the possession, control, or notation, of such First Lien/Second Lien Shared Collateral or of any account in which such First Lien/Second Lien Shared Collateral is held, and if such First Lien/Second Lien Shared Collateral or any such accounts is in fact in the possession or under the control of, or notation, in the name of, such Senior Representative, or of agents or bailees of such Senior Representative, or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to the First Lien/Second Lien Shared Collateral, such Senior Representative shall also hold such First Lien/Second Lien Shared Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2), 9-104, 9-106 and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents.

Application of Proceeds

If the Junior Lien Intercreditor Agreement is entered into, the Junior Lien Intercreditor Agreement will provide that after an Event of Default (as defined therein) under any Senior Debt Document has occurred and until such Event of Default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the First Lien/Second Lien Shared Collateral or proceeds thereof, or any other property of the Issuer or any Guarantor or proceeds thereof, received in connection with the sale or other disposition of, or collection on, such First Lien/Second Lien Shared Collateral or otherwise upon the exercise of remedies or in any insolvency or liquidation proceeding shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred before being applied to any Second Priority Debt Obligations.

If the Junior Lien Intercreditor Agreement is entered into, the Junior Lien Intercreditor Agreement will also contains provisions that require that, unless and until the Discharge of Senior Obligations has occurred, and regardless of whether an insolvency or liquidation proceeding has been commenced, the Second Priority Representative and the Second Priority Debt Parties to turn over to the Designated Senior Representative for the benefit of the Senior Secured Parties any and all First Lien/Second Lien Shared Collateral and proceeds thereof, or any other property of the Issuer or any Guarantor or proceeds thereof, received in connection with the exercise of any right or remedy (including setoff) relating to the First Lien/Second Lien Shared Collateral in any insolvency or liquidation proceeding or otherwise in contravention of the Junior Lien Intercreditor Agreement, for application in accordance with the prior two paragraphs.

Exercise of Remedies

If the Junior Lien Intercreditor Agreement is entered into, the Junior Lien Intercreditor Agreement will provide that so long as the Discharge of Senior Obligations has not occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against the Issuer or any Guarantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any First Lien/Second Lien Shared Collateral in respect of any Second Priority Debt Obligations or otherwise commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the First Lien/Second Lien Shared Collateral or any other Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the First Lien/Second Lien Shared Collateral under the Senior Debt Documents or otherwise in respect of the Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the First Lien/Second Lien Shared Collateral in respect of Senior Obligations and (ii) the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff or recoupment and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the First Lien/Second Lien Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any insolvency or liquidation proceeding commenced by or against the Issuer or any Guarantor, any Second Priority Representative may file a claim, proof of claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility in a manner that is not inconsistent with the terms of the Junior Lien Intercreditor Agreement, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the First Lien/Second Lien Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the First Lien/Second Lien Shared Collateral, (C) any Second Priority Representative and the Second Priority Debt Parties may exercise their rights and remedies as unsecured creditors, solely to the extent provided in the Junior Lien Intercreditor Agreement, (D) any Second Priority Representative may exercise the rights and remedies provided for in the Junior Lien Intercreditor Agreement with respect to the adequate protection payments and the Second Priority Debt Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Priority Debt Parties or the avoidance of any Second Priority Lien to the extent not inconsistent with the terms of the Junior Lien Intercreditor Agreement, (E) any Second Priority Debt Party may vote on any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any insolvency or liquidation proceeding that is consistent in all respects with the Junior Lien Intercreditor Agreement, (F) any Second Priority Representative and the Second Priority Debt Parties may bid to acquire any First Lien/Second Lien Shared Collateral in any foreclosure action, but solely to the extent such bid provides for the payment in full in cash of all Senior Obligations, and (G) any Second Priority Representative and the Second Priority Debt Parties may seek specific performance or other injunctive relief with respect to the Second Priority Debt Documents in a manner that does not violate the terms of the Junior Lien Intercreditor Agreement. In exercising rights and remedies with respect to the Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of First Lien/Second Lien Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

No New Liens

If the Junior Lien Intercreditor Agreement is entered into, subject to the terms thereof, the Junior Lien Intercreditor Agreement will also provide that, so long as the Discharge of Senior Obligations has not occurred:

(i)             none of the Issuer or the Guarantors shall grant or permit any additional Liens on any asset or property of the Issuer or any Guarantor to secure any Second Priority Debt Obligation unless it has granted, or substantially concurrently therewith grants, a Lien on such asset or property of the Issuer or such Guarantor to secure the Senior Obligations; provided, that this provision will not be violated with respect to any particular Senior Obligations if the applicable Senior Representative is given a reasonable opportunity to accept a Lien on any asset or property and either the Issuer or such Senior Representative states in writing that the Senior Debt Documents in respect thereof prohibit such Senior Representative from accepting a Lien on such asset or property or the applicable Senior Representative otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Lien with respect to a particular series of Senior Obligations, a “Senior Declined Lien”);

(ii)            none of the Issuer or the Guarantors shall grant or permit any additional Liens on any asset or property of the Issuer or any Guarantor to secure any Senior Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of the Issuer or such Guarantor to secure the Second Priority Debt Obligations; provided, that this provision will not be violated with respect to any particular series of Second Priority Debt Obligations if the applicable Second Priority Representative is given a reasonable opportunity to accept a Lien on any asset or property and either the Issuer or such Second Priority Representative states in writing that the Second Priority Debt Documents in respect thereof prohibit such Second Priority Representative from accepting a Lien on such asset or property or the applicable Second Priority Representative otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Lien with respect to a particular series of Second Priority Debt Obligations, a “Second Priority Declined Lien”); and

(iii)           if any Second Priority Representative or any Second Priority Debt Party holds any Lien on any assets or property of the Issuer or any Guarantor securing any Second Priority Debt Obligations that are not also subject to the first-priority Liens, other than Senior Declined Liens, securing the Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or such Second Priority Debt Party (x) will be obligated to notify the Designated Senior Representative promptly upon becoming aware thereof and, unless (I) the Issuer or such Guarantor shall promptly grant a similar Lien, other than any such Lien that would constitute a Senior Declined Lien, on such assets or property to each Senior Representative as security for the Senior Obligations or (II) each Senior Representative declines to receive such Lien in writing, will assign such Lien to the Designated Senior Representative as security for the Senior Obligations (but may retain a junior Lien on such assets or property subject to the terms of the Junior Lien Intercreditor Agreement), other than any Senior Representative or Senior Secured Parties for which such Lien would constitute a Senior Declined Lien and (y) until such assignment or such grant of a similar Lien to each Senior Representative, will be deemed to also hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations other than any Senior Representative or Senior Secured Parties for which such Lien would constitute a Senior Declined Lien, subject to the Lien priorities set forth in the Junior Lien Intercreditor Agreement.

So long as the Discharge of Senior Obligations has not occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against the Issuer or any of the Guarantors, if any Second Priority Debt Party or Second Priority Representative shall acquire or hold any Lien on any assets of the Issuer or any Guarantor securing any Second Priority Debt Obligation which assets are not also subject to the first priority Lien of the Senior Secured Parties under the Senior Debt Documents, other than any such Lien that would constitute a Senior Declined Lien, then, without limiting any other rights and remedies available to any Senior Representative or the other Senior Secured Parties, such Second Priority Representative on behalf of itself and the Second Priority Debt Parties, represented by it, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens so granted in contravention of the Junior Lien Intercreditor Agreement shall be subject to the Application of Proceeds provisions described above and the turnover and related provisions of the Junior Lien Intercreditor Agreement.

Insolvency or Liquidation Proceeding

If the Junior Lien Intercreditor Agreement is entered into, the Junior Lien Intercreditor Agreement will:

(1)            provide that if any Senior Secured Party is required in any insolvency or liquidation proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Issuer or any Guarantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be or avoided as fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff, recoupment, or otherwise, then the Senior Obligations will be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties will be entitled to the benefits of the Junior Lien Intercreditor Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If the Junior Lien Intercreditor Agreement is terminated prior to such Recovery, the Junior Lien Intercreditor Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair or otherwise affect the obligations of the parties thereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party, will agree that none of them will be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with the Junior Lien Intercreditor Agreement, whether by preference, fraudulent transfer or conveyance, or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in the Junior Lien Intercreditor Agreement;

(2)            provide that each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility:

(A)           until the Discharge of Senior Obligations has occurred, if the Issuer or any Guarantor is subject to any insolvency or liquidation proceeding, and if any Senior Representative or any Senior Secured Party desires to consent (or not object) to the proposed use of “cash collateral” (as such term is defined under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) and/or to consent (or not object) to the Issuer’s or any Guarantor’s obtaining a DIP Financing, then it will consent to such proposed cash collateral usage or such DIP Financing and will not be entitled to raise (and will not raise or support any person in raising), but instead shall be deemed to have irrevocably and absolutely waived, any objection, and shall not otherwise in any manner be entitled to oppose or support any person in opposing, such cash or other collateral use or such DIP Financing,

(B)            until the Discharge of Senior Obligations has occurred, if the Issuer or any Guarantor is subject to any insolvency or liquidation proceeding, will not request adequate protection or any other relief in connection with any such use of cash or other collateral or any such DIP Financing; provided that if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral and/or superpriority administrative expense claims in connection with any DIP Financing or the use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each other Second Priority Debt Party, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority administrative expense claim (as applicable), which Lien and/or a superpriority administrative expense claim (as applicable) is subordinated to the Liens securing or providing adequate protection for, or claims with respect to, all Senior Obligations and such DIP Financing (and all obligations relating thereto and any “carve-out” for professional, U.S. Trustee and court fees or costs) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under the Junior Lien Intercreditor Agreement, and each Second Priority Representative, on behalf of itself and the Second Priority Debt Parties under its Second Priority Debt Facility, shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, in any stipulation and/or order granting such adequate protection, that such junior superpriority administrative expense claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims,

(C)            will not (i) object, contest or support any other person in objecting to or contesting (x) any request by Senior Representative or any other Senior Secured Parties for adequate protection, (y) any objection by any Senior Representative or any other Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (z) the payment of interest, fees or expenses or any other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (ii) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law,

(D)            until the Discharge of Senior Obligations has occurred, will raise no (i) objection to (and will not otherwise contest) any motion for relief from the automatic stay in Section 362 of the Bankruptcy Code or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (ii) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Collateral or under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, (iii) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Collateral, or (iv) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of the Issuer or any Guarantor for which any Senior Representative has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Collateral securing the Senior Obligations rank to the Liens on the Collateral securing the Second Priority Debt Obligations pursuant to the Junior Lien Intercreditor Agreement, and

(E)            until the Discharge of Senior Obligations has occurred, will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Collateral;

(3)            provide that none of the Second Priority Representatives or any Second Priority Debt Party will contest, protest or object to any foreclosure proceeding or action brought with respect to the Collateral by any Senior Representative or any Senior Secured Party in respect of Senior Obligations or any other exercise by an such party of any rights and remedies relating to the Collateral under the Senior Debt Documents or otherwise in respect of the Collateral;

(4)            provide that no Second Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) will propose, vote in favor of, or otherwise directly or indirectly support, any plan of reorganization, plan of liquidation, agreement for composition, or similar dispositive restructuring plan (and each shall be deemed to have voted to reject any such plan) unless such plan (i) pays in full in cash, upon the effective date of such plan, all Senior Obligations or (ii) is accepted by the class of holders of Senior Obligations voting thereon in accordance with Section 1126(c) of the Bankruptcy Code; and

(5)            provide that each Second Priority Representative, for itself and on behalf of each applicable Second Priority Debt Party, will acknowledge and agree that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization, plan of liquidation, agreement for composition, or similar dispositive restructuring plan proposed, confirmed or adopted in any insolvency or liquidation proceeding and, if it is held that the claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of the applicable Second Priority Debt Parties, will acknowledge and agree that all distributions from the Collateral will be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties will be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees and expenses and other claims, all amounts owing in respect of post-petition interest, fees and expenses (whether or not allowed or allowable in such insolvency or liquidation proceeding) before any distribution from the Collateral is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each applicable Second Priority Debt Party, acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

Additional Obligations and Amendments

If the Junior Lien Intercreditor Agreement is entered into and if the Issuer incurs Additional First Priority Lien Obligations or additional Second Priority Debt Obligations that are not prohibited by the provisions of the Senior Debt Documents and the Second Priority Debt Obligations Documents, as applicable, (1) any such Additional First Priority Lien Obligations may be secured by a Lien having Senior Obligations on the Collateral if the Senior Representative with respect to such Additional First Priority Lien Obligations executes and delivers a joinder to the Junior Lien Intercreditor Agreement and the Issuer delivers an officer’s certificate stating that the Additional First Priority Lien Obligations are permitted under the Senior Debt Documents, and (2) any such additional Second Priority Debt Obligations may be secured by a second or lower priority (subject to an intercreditor agreement required pursuant to the Second Priority Debt Documents), subordinated Lien on the Collateral if the Second Priority Representative with respect to such additional Second Priority Debt Obligations executes and delivers a joinder to the Junior Lien Intercreditor Agreement and the Issuer delivers an officer’s certificate stating that the additional Second Priority Debt Obligations are permitted under the Senior Debt Documents and the Second Priority Debt Obligations Documents.

If the Junior Lien Intercreditor Agreement is entered into, the Junior Lien Intercreditor Agreement will provide that the Senior Debt Documents may be amended, restated, amended and restated, extended, supplemented or otherwise modified in accordance with their terms, and the Senior Obligations may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent of any Second Priority Representative or any Second Priority Debt Party, all without affecting the relative lien priorities set forth in the Junior Lien Intercreditor Agreement or any other provision of the Junior Lien Intercreditor Agreement; provided, however, that, without the consent of the Second Priority Majority Representatives no such amendment, restatement, supplement, modification or refinancing (or successive amendments, restatements, supplements, modifications or refinancings) shall contravene any provision of the Junior Lien Intercreditor Agreement. The Junior Lien Intercreditor Agreement will provide that the Second Priority Debt Documents may be amended, restated, amended and restated, extended, supplemented or otherwise modified in accordance with their terms, and the Second Priority Debt Obligations may be refinanced or replaced, in whole or in part, in each case, without the consent of any Senior Representative or any Senior Secured Party, all without affecting the relative lien priorities set forth in the Junior Lien Intercreditor Agreement or any other provision of the Junior Lien Intercreditor Agreement; provided, however, that, without the consent of the Senior Representatives, no such amendment, restatement, supplement, modification or refinancing (or successive amendments, restatements, supplements, modifications or refinancings) shall (i) increase the “Applicable Margin” or similar interest rate margin component of the interest rate or yield (including any fees (whether or not recurring), premiums, penalties, floors or otherwise) with respect to Second Priority Debt Obligations, (ii) shorten the scheduled maturity of any Second Priority Debt Obligation or (iii) contravene any provision of the Junior Lien Intercreditor Agreement.

In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Issuer or any Guarantor thereunder (including the release of any Liens in Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Issuer or any Guarantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Second Priority Liens or release any such Liens, except to the extent that such release is permitted or required by the Junior Lien Intercreditor Agreement and provided that there is a substantially concurrent release of the corresponding Senior Liens or (B) impose duties that are adverse on any Second Priority Representative without its prior written consent and (ii) written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within thirty (30) days after the effectiveness of such amendment, waiver or consent; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

Certain Matters in Connection with Insolvency and Liquidation Proceedings

The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by any bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Issuer or any Guarantor prior to the Trustee’s having repossessed and disposed of the Collateral (and, in certain circumstances, even after). Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval, which may not be given or could be delayed.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss or diminution of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a bankruptcy case to the extent the value of such creditor’s interest in the Collateral is determined by the bankruptcy court to exceed the outstanding aggregate principal amount of the obligations secured by the Collateral.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would hold secured claims only to the extent of the value of the Collateral to which the holders of the Notes are entitled, and unsecured “deficiency” claims with respect to such shortfall. Any deficiency claim would not, among other things, be entitled to any “adequate protection” or post-petition interest, fees or expenses.

Release of Collateral

The Issuer and the Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1)            to enable the Issuer or the Guarantors to consummate the disposition of such property or assets to a Person that is not the Issuer or a Guarantor to the extent not prohibited under the covenant described under “Covenants—Limitation on Asset Sales”;

(2)            in respect of the property and assets of a Subsidiary Guarantor, upon the release or discharge of the Guarantee of such Subsidiary Guarantor in accordance with the last paragraph under “Guarantees” above;

(3)            as provided in the Intercreditor Agreements with respect to enforcement actions by the holders of the applicable First Priority Lien Obligations or the ABL Obligations, as applicable;

(4)            upon any Collateral becoming an Excluded Asset to the extent and for so long as such asset is an Excluded Asset;

(5)            to the extent permitted by the applicable Security Documents; and

(6)            (i) in respect of any Collateral securing the New Term Loan Obligations, upon the release of the liens on such Collateral by the New Term Loan Credit Agreement Collateral Agent, other than a release made in connection with a discharge in full of the New Term Loan Obligations and (ii) in respect of any ABL Priority Collateral securing the ABL Obligations, upon the release of the liens on such Collateral by the ABL Collateral Agent, other than a release made in connection with a discharge in full of the ABL Obligations.

The security interests in all Collateral securing the Notes Obligations also will be released upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Notes Obligations that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “Satisfaction and Discharge”) or a Defeasance under the Indenture as described under “—Legal Defeasance and Covenant Defeasance.”

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes will be the Trustee.

The Issuer will also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to issue, transfer or exchange any Note for a period of 30 days before the mailing, or electronic delivery, of a notice of redemption of Notes to be redeemed.

Principal, Maturity and Interest

The Issuer will issue up to approximately $328.0 million (assuming full participation in the Exchange Offer as described in the Offering Memorandum) aggregate principal amount of Notes in this offering. The Notes will mature on July 1, 2029. Subject to compliance with the covenant described below under the captions “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens,” the Issuer may issue additional Notes (the “Additional Notes”) from time to time after this offering under the Indenture. The Notes issued in this offering and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of New Notes” include any Additional Notes that are actually issued. Additional Notes will not be issued with the same CUSIP, if any, as existing Notes unless such Additional Notes are fungible with existing Notes for U.S. federal income tax purposes.

Interest on the Notes will accrue at the rate per annum equal to 8.000%. Interest will be payable semiannually in arrears using a 360-day year comprised of twelve 30-day months in cash to Holders of record at the close of business on March 1 or September 1 immediately preceding the interest payment date, on March 15 and September 15 (each, an “Interest Payment Date”) of each year, commencing September 15, 2024. If the Issuer delivers global notes to the Trustee for cancellation in connection with any redemption on a date that is on or after the record date and on or before the corresponding Interest Payment Date, the accrued and unpaid interest to, but excluding, the redemption date will be paid on the redemption date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders”. We may at any time and from time to time acquire Notes in the open market, pursuant to privately negotiated transactions or tender or exchange offers or otherwise so long as such acquisition does not violate the terms of the Indenture.

Note Repurchases

All repurchases, retirements, redemptions or repayment of the Notes by the Issuer, whether by mandatory repurchase or voluntary repurchase (and regardless of method) must solely be for cash consideration, which is not financed by the incurrence of Indebtedness (other than proceeds of borrowings under the ABL Credit Facility).

Optional Redemption

The Issuer may redeem all or a part of the Notes at any time upon not less than 10 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder, or delivered electronically if the Notes are held through DTC, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus, without duplication, accrued and unpaid interest, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

Any optional redemption of the Notes may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a debt or equity financing, acquisition or other transaction or event. If such redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied or waived (including to a date later than 60 days after the date on which such notice was mailed or delivered electronically), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be timely satisfied or satisfied at all.

The Trustee shall select the Notes to be purchased in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Notes will provide that if a Change of Control occurs after the Issue Date, unless the Issuer has previously or substantially concurrently with the occurrence of such Change of Control mailed, or delivered electronically if the Notes are held through DTC, a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, unless the Issuer has previously or substantially concurrently with the occurrence of such Change of Control mailed, or delivered electronically if the Notes are held through DTC, a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuer will send notice of such Change of Control Offer by first-class mail, or electronic delivery if the Notes are held through DTC, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of The Depository Trust Company, with the following information:

(1)            that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)            the purchase price and the purchase date, which will, subject to clause (7) below, be no earlier than 10 days nor later than 60 days from the date such notice is mailed or electronically delivered (the “Change of Control Payment Date”);

(3)            that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)            that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)            that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes not later than the close of business on the 30th day following the date of the notice of the Change of Control Offer, provided that such withdrawal is timely effected in accordance with the procedures of DTC if the Notes are held through DTC, or if the Notes are not held through DTC, that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control Offer, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(6)            that if the Holders tender less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(7)            if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control shall occur, or that such redemption may not occur and such notice may be rescinded in the event that the Issuer shall determine that such condition will not be satisfied by the Change of Control Payment Date or by the Change of Control Payment Date as so delayed; and

(8)            the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)            accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)            deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)            deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities will, and future credit agreements, indentures or other agreements relating to Indebtedness to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer (including a Change of Control under the Indenture) would constitute a default thereunder. If we experience a change of control that triggers a default under one or more of our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance such Senior Credit Facilities. In the event we do not obtain such a waiver or refinance such Senior Credit Facilities, such default could result in amounts outstanding under such Senior Credit Facilities being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings. Restrictions on the Issuer’s ability to incur additional Indebtedness (including secured Indebtedness) are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

Notwithstanding the foregoing, the Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding unless transferred to the Issuer. If such Notes are transferred to the Issuer, such Notes will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest on the Notes that remain outstanding to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date).

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person. Although there is a developing body of case law interpreting the phrase “substantially all” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Subsidiaries taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture will provide that the Issuer will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale, unless:

(1)            the Issuer or any such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of;

(2)            except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or any such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a)            any liabilities (as shown on the Issuer’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or such Subsidiary that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Issuer and all such Subsidiaries have been released, and

(b)            any notes or other obligations or securities received by the Issuer or such Subsidiary from such transferee that are converted by the Issuer or such Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, shall, in the case of clauses (a) and (b) be deemed to be cash for purposes of this provision and for no other purpose; and

(3)            an Asset Sale Offer (as defined below) is timely made pursuant to the terms of this caption “Asset Sales”.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1)            to reduce (x) solely with respect to any Net Proceeds from an Asset Sale of ABL Priority Collateral, ABL Obligations (and to correspondingly reduce commitments with respect thereto) or (y) Obligations under the Notes (provided that such purchases or redemptions of Notes are at or above 100% of the principal amount thereof) or any other First Priority Lien Obligations of the Issuer or any Guarantor (and, if such First Priority Lien Obligations are of revolving credit Obligations, to correspondingly reduce commitments with respect thereto); provided that if such Net Proceeds are applied to First Priority Lien Obligations other than the Notes, then the Issuer shall equally and ratably (i) reduce Obligations under the Notes (x) as provided under “Optional Redemption” or (y) through open market or privately negotiated purchases (provided that such purchases are at or above 100% of the principal amount thereof) or (ii) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of Notes that would otherwise be required to be redeemed or repurchased under clause (i); or

(2)            to (a) make an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock which becomes Collateral and results in the Issuer or another of its Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Subsidiary, (b) acquire properties which become Collateral (other than cash or Cash Equivalents, intercompany Investments, accounts receivable or other working capital assets), (c) make capital expenditures or (d) acquire other assets (other than cash or Cash Equivalents, intercompany Investments, accounts receivable or other working capital assets) which constitute or relate to Collateral that, in the case of each of clauses (a), (b), (c) and (d) above, (x) such Investment, acquisition or expenditure must be in a long term asset, as certified on the date of such Investment or acquisition by an officer of the Issuer and (y) such Investment, acquisition or expenditure either (1) are used or useful in a Similar Business or (2) replace businesses, properties and/or assets that are the subject of such Asset Sale;

(3)            any combination of the foregoing.

Any Net Proceeds from an Asset Sale that are not invested or applied as provided (for the avoidance of doubt, an offer to purchase Notes pursuant to clause (1)(ii) of the immediately preceding paragraph, if not accepted, shall be deemed an application of Net Proceeds) and within the time period set forth in the first sentence of the preceding paragraph (or such earlier date as the Issuer determines in its sole discretion that such Net Proceeds will not be invested applied as provided) will be deemed to constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $5.0 million in any fiscal year, the Issuer or any Subsidiary shall make an offer to all Holders of the Notes by electronically delivering or mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee, and, if required by the terms of any First Priority Debt, to the holders of such First Priority Debt (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount of the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and such First Priority Debt that may be purchased with such Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any (or, in respect of such First Priority Debt, such lesser price, if any, as may be provided for or permitted by the terms of such First Priority Debt), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture.

The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within 30 days after the date that Excess Proceeds exceed $5.0 million in any fiscal year by electronically delivering or mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate principal amount of Notes and such First Priority Debt tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate amount (determined as above) of Notes and the First Priority Debt surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer or the agent for such First Priority Debt shall select such First Priority Debt to be purchased (a) on a pro rata basis based on the amount (determined as set forth above) of the Notes and such First Priority Debt tendered or (b) by lot or such similar method in accordance with the procedures of The Depository Trust Company; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Notwithstanding anything else to the contrary herein under the caption “Asset Sales”, each amount required to be applied pursuant to this caption “Asset Sales” shall be applied, on a pro rata basis, to offer to redeem the Notes and to repay the outstanding principal amount of Term Loans, with each tranche of then outstanding Term Loans to be allocated its Term Loan Percentage (as defined in the New Term Loan Credit Agreement) of each amount so required to be applied to repay Term Loans (it being understood that a tranche of Term Loans may agree to be allocated less than its Term Loan Percentage); provided that to the extent the Notes (or any Permitted Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) requires any mandatory prepayment or repurchase from any Net Proceeds received solely from an Asset Sale that would otherwise be required to be applied to prepay Term Loans in accordance with of the New Term Loan Credit Agreement, up to a pro rata portion (based on the aggregate principal amount of Term Loans and such pari passu secured Indebtedness (including the Notes) then outstanding) of such Net Proceeds may be applied to prepay or repurchase such pari passu secured Indebtedness (including the Notes offered hereby) in lieu of prepaying Term Loans as provided above.

Selection and Notice

If the Issuer is redeeming less than all of the Notes at any time, the Trustee will select the Notes to be redeemed (a) on a pro rata basis to the extent practicable or (b) by lot or such other similar method in accordance with the procedures of The Depository Trust Company; provided that no Notes of $2,000 or less shall be redeemed or repurchased in part.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, or delivered electronically if the Notes are held through DTC, at least 10 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address, except that redemption notices may be mailed, or delivered electronically if the Notes are held through DTC, more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note or will provide for adjustment of the principal amount of Notes held through DTC to reflect such decreased principal amount of Notes outstanding. Notes called for redemption become due on the date fixed for redemption, subject to satisfaction or waiver of any conditions established for such redemption. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the Indenture.

Limited Condition Transactions

When calculating the availability under any basket or ratio under the indenture or compliance with any provision of the indenture in connection with any Limited Condition Transaction, any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock and the use of proceeds therefrom, the incurrence of Liens and the making of Restricted Payments), and determining compliance with provisions relating to Defaults and Events of Default, in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such test basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including, without limitation, as to the absence of any continuing Default or Event of Default) under the indenture shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice or similar event) (the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock and the use of proceeds therefrom, the incurrence of Liens and the making of Permitted Investments and Restricted Payments) on a pro forma basis, the Company or any of its Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes under the indenture (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or otherwise incurred at the LCT Test Date or at any time thereafter); provided, that compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction or any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock and the use of proceeds therefrom, the incurrence of Liens and the making of Permitted Investments and Restricted Payments).

For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or Total Assets or other financial test or ratio or other metric of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for the transaction specified for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(I)	declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a)            dividends or distributions payable by the Issuer in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b)            dividends or distributions by a Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Parent or the Issuer, including in connection with any merger or consolidation;

(III)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Junior Financing other than the payment, redemption, repurchase, defeasance, acquisition or retirement of:

(a)            Indebtedness permitted under clause (7) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)            Junior Financing in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, repurchase, defeasance, acquisition or retirement; or

(IV)	make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”).

The foregoing provisions will not prohibit:

(1)            the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of the Indenture;

(2)            [reserved];

(3)            the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Junior Financing of the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent incurrence of, new Indebtedness of the Issuer or a Subsidiary Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)            the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Junior Financing being so purchased, redeemed, defeased, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Junior Financing being so purchased, redeemed, defeased, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b)            such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Junior Financing, as determined by the Issuer in good faith, so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value;

(c)            such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Junior Financing being so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired; and

(d)            such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Junior Financing being so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired;

(4)            a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Parent or Issuer held by any future, present or former employee, director or consultant of the Parent or Issuer or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any fiscal year $5.0 million (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year, up to a maximum of $10.0 million per fiscal year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a)            the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Parent or Issuer to members of management, directors or consultants of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the first paragraph of this covenant; plus

(b)            the cash proceeds of key man life insurance policies received by the Parent or Issuer or any of its Subsidiaries after the Issue Date; less

(c)            the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to the Parent, Issuer or any Subsidiary from members of management of the Issuer or any of the Issuer’s Subsidiaries in connection with a repurchase of Equity Interests of the Parent or Issuer will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5)            repurchases of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights, warrants or other convertible securities, if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights, warrants or other convertible securities or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

(6)            [reserved];

(7)            [reserved];

(8)            [reserved];

(9)            the repurchase, redemption, defeasance or other acquisition or retirement for value of any Junior Financing pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that prior to or contemporaneously with any such repurchase, redemption, defeasance or other acquisition or retirement for value, all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(10)          the repurchase, redemption or other acquisition for value of Equity Interests of the Parent or Issuer deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Parent, the Issuer or its Subsidiaries, in each case, permitted under the Indenture;

(11)          [reserved];

(12)          for any taxable period in which the taxable income of the Issuer and/or any of its Subsidiaries is included in a consolidated, combined or similar income tax group of which a direct or indirect parent of the Issuer is the common parent (a “Tax Group”), an amount not to exceed the tax liabilities that the Issuer and the applicable Subsidiaries, in the aggregate, would have been required to pay with respect to such taxable income if such entities were a standalone group of corporations separate from such Tax Group, provided that if the Issuer or any Subsidiary pays any portion of such tax liabilities directly to any taxing authority, a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (12));

(13)          the declaration and payment of distributions or dividends, as applicable, by the Issuer or its Subsidiaries to, or the making of loans to, any direct or indirect parent, including Parent, in amounts required for any such direct or indirect parents to pay, in each case without duplication,

(a)            franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)            customary salary, bonus, indemnification obligations and other benefits payable to directors, officers and employees of any direct or indirect parent company of the Issuer, including Parent;

(c)            general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer, including Parent; and

(d)            fees and expenses other than to Affiliates of the Issuer related to any equity or debt offering or other financing transaction of such parent entity;

(14)          the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Subsidiary or Preferred Stock of any Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(15)          [reserved];

(16)          mandatory redemptions or repurchases of Disqualified Stock the issuance of which itself constituted a Restricted Payment or Permitted Investment otherwise permissible hereunder;

(17)          the redemption, purchase, repurchase, defease, exchange or other acquisition or retirement for value of any Old Notes or Existing Term Loans, prior to any scheduled repayment thereof, in an aggregate amount not to exceed $35.0 million;

(18)          [reserved];

(19)          Investments received as consideration in connection with an Asset Sale made in compliance with the Indenture;

(20)          payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger, or transfer of assets that complies with the provision of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(21)          [reserved]; and

(22)          Investments in joint ventures is an amount not to exceed $25.0 million; provided, that any Investments made under this clause (22) must (x) be in a joint venture established for a bona fide business purpose with a non-Affiliate of the Issuer or any Subsidiary, (y) not be a liability management or similar transaction or that is entered into, in whole or in part, for the purpose of evading the collateral and guarantee requirements under the Indenture and the documents related thereto and (z) be in a joint venture whose Capital Stock owned by the Issuer or any of its Subsidiaries constitutes Collateral pledged to the Trustee for the benefit of the Secured Parties;

In addition, the Issuer will not, and will not permit any of its Subsidiaries to, make any principal payment on, or redeem, purchase, repurchase, defease, exchange or otherwise acquire or retire for value any of the Old Notes or the Existing Term Loans, respectively, prior to any scheduled repayment or sinking fund payment, on terms (including, without limitation, (x) purchase (or exchange) price no greater than $0.85 per $1.00 and (y) in the case of a debt for debt exchange, interest rate, fees or premiums, guarantees, collateral, maturity date, weighted average life to maturity and covenants applicable to the new debt being exchanged for such Old Notes or Existing Term Loans), when taken as a whole, more favorable to the applicable holders of such Old Notes or lenders of such Existing Term Loans than those being offered in connection with the Transactions.

For purposes of determining compliance with this covenant, in the event that at the time a Restricted Payment or Permitted Investment (or any portion thereof) is made, such Restricted Payment or Permitted Investment (or any portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (22) above, or Investments described in the clauses of the definition of Permitted Investments, the Issuer, in its sole discretion, will classify (and will be entitled to divide and classify) such Restricted Payment or Permitted Investment (or any portion thereof) among one or more categories and may later redivide or reclassify such Restricted Payment (if also a Restricted Investment) among such categories.

Notwithstanding the foregoing, the Issuer and its Subsidiaries shall only permitted to make Investments in joint ventures pursuant to clause (22) above.

Notwithstanding anything to the contrary contained herein, in no event shall any Issuer or any other Guarantor sell, transfer or otherwise dispose of any Material Intellectual Property or any other assets owned by any Issuer or any other Guarantor that is material to the business operations, assets, financial condition or prospects of the Issuer and the Guarantors, taken as a whole (in each case, whether pursuant to a sale, lease, license, transfer, Investment, Restricted Payment, dividend or otherwise or relating to the exclusive rights thereto) to any Subsidiary that is not an Issuer or a Guarantor; provided that in no event shall this sentence prohibit any Issuer or any Guarantor from (i) selling, transferring or otherwise disposing of cash or Cash Equivalents to the extent not otherwise prohibited by the Indenture, (ii) entering into non-exclusive licensing arrangements, or (iii) transferring FCC licenses to Broadcast License Subsidiaries, in the ordinary course of business and consistent with past practices.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”), any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Subsidiary Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock so long as, (i) in the case of Indebtedness secured by Liens on the Collateral that rank pari passu with the Liens securing the Notes, on a pro forma basis, the Consolidated First Lien Net Leverage Ratio is (A) less than or equal to [the Consolidated First Lien Net Leverage as of the Issue Date] as of the last day of the most recently ended Test Period and (B) less than or equal to the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ended Test Period, (ii) in the case of Indebtedness secured by Liens on the Collateral that ranks junior with to the Liens securing the Notes, on a pro forma basis, the Consolidated Total Net Leverage Ratio is (A) less than or equal to [the Consolidated Total Net Leverage as of the Issue Date] as of the last day of the most recently ended Test Period and (B) less than or equal to the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended Test Period and (iii) the proceeds of any such Indebtedness may only be used in connection with acquisitions.

The foregoing limitations will not apply to:

(1)            (A) Indebtedness of the Issuer and the Subsidiary Guarantors (x) under the New Term Loan Credit Agreement outstanding on the Issue Date after giving effect to the Transactions, (y) represented by the Old Notes (including any guarantee thereof) outstanding on the Issue Date after giving effect to the Transactions and (z) represented by the Existing Term Loans outstanding on the Issue Date after giving effect to the Transactions and (B) any Permitted Refinancing in respect of any Indebtedness outstanding pursuant to the immediately preceding sub-clause (1)(A);

(2)            the incurrence by the Issuer or any Guarantor of additional Indebtedness under the New Term Loan Credit Agreement or represented by the Additional Notes (including any Guarantee) or any other first lien pari passu debt in an aggregate amount not to exceed $35.0 million;

(3)            Indebtedness of the Issuer or any of its Subsidiaries incurred pursuant to (a) the ABL Credit Facility or (b) an asset-based loan facility which is subject to a conforming borrowing base based on usual and customary asset-based lending criteria for financial institutions that are in the business of asset-based lending transactions in the United States, in either case, in an aggregate amount not to exceed $125.0 million (inclusive of the unused commitments under such revolving credit facility);

(4)            Indebtedness (including Capital Lease Obligations and Attributable Debt), Disqualified Stock and Preferred Stock incurred or issued by the Issuer or any of its Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness incurred to refinance any such Indebtedness, in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding under this clause (4), together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (12) below, does not exceed $25.0 million;

(5)            Indebtedness incurred by the Issuer or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits, property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(6)            Indebtedness arising from agreements of the Issuer or its Subsidiaries providing for indemnification, holdback, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7)            Indebtedness of the Issuer to a Subsidiary or a Subsidiary to the Issuer or another Subsidiary; provided that (a) any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) is expressly subordinated in right of payment to the Notes or the applicable Guarantee, as applicable, (b) that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Subsidiary ceasing to be a Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7), (c) any such Indebtedness incurred under this clause (7) shall be evidenced by a customary intercompany note, (d) any such Indebtedness shall be considered an Investment which must be otherwise permitted pursuant hereto and (e) any such Indebtedness is not in connection with a liability management transaction;

(8)            shares of Preferred Stock of a Subsidiary issued to the Issuer or another Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in such Preferred Stock being beneficially owned by a Person other than the Issuer or any Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Subsidiaries ) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9)            Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant, exchange rate risk, commodity pricing risk or any combination thereof;

(10)          obligations in respect of performance, indemnity, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Issuer or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto;

(11)          (i) Indebtedness in an aggregate outstanding principal amount not to exceed, together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (12) below, at any time, $25.0 million; provided that the aggregate outstanding principal amount of Indebtedness incurred under this subclause (11)(i) by non-Guarantors shall not exceed $5.0 million; and (ii) the issuance of Disqualified Stock of Issuer or any Subsidiary Guarantor in an aggregate outstanding principal amount or liquidation preference, when aggregated with the outstanding principal amount and liquidation preference of all other Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this subclause (11)(ii) shall not to exceed, together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (12) below, at any time outstanding, $50.0 million; provided that (x) Indebtedness incurred under this subclause (11)(ii)) may only be incurred by the Issuer or a Subsidiary Guarantor and (y) the proceeds of such Disqualified Stock and Preferred Stock may not be used for any cash dividends;

(12)          the incurrence by the Issuer or any Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance:

(a)            any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under the first paragraph of this covenant and clauses (4) and (11) above and clauses (13), (17) and (21) below, or

(b)            any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so refund or refinance the Indebtedness, Disqualified Stock or Preferred Stock described in clause (a) above, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued and unpaid interest, premium (including tender premium) and penalties thereon, plus upfront fees, original issue discount, and other fees, expenses and debt issuance costs in connection therewith (collectively, the “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(A)           has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(B)            to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu, as the case may be, to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded, as determined by the Issuer in good faith, or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(C)           shall not include:

(i)             Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer; or

(ii)            Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor;

(13)          Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Subsidiary incurred to finance an acquisition or LMA in an aggregate outstanding principal amount, together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (12) above, not to exceed $25.0 million; provided that Indebtedness incurred under this subclause (13) by non-Guarantors shall not exceed $5.0 million;

(14)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that such Indebtedness is extinguished within ten Business Days of notice of its incurrence;

(15)          letters of credit of the Issuer and its Subsidiaries; provided that the aggregate face amount of such letters of credit outstanding at any time shall not exceed $20.0 million;

(16)          (a) any guarantee by the Issuer or a Subsidiary of Indebtedness or other obligations of any Subsidiary so long as the incurrence of such Indebtedness incurred by such Subsidiary is permitted under the terms of the Indenture, or (b) any guarantee by the Issuer or a Subsidiary of Indebtedness of the Issuer or a Subsidiary, so long as the incurrence of such Indebtedness is otherwise permitted under the terms of the Indenture; provided that (i) if such Indebtedness is Subordinated Indebtedness, such guarantee shall also be Subordinated Indebtedness and (ii) to the extent such covenant is applicable as a result of such guarantee, the Issuer complies with the covenant described below under “—Additional Subsidiary Guarantees”;

(17)          Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness of Non-Guarantor Subsidiaries then outstanding and incurred pursuant to this clause (17) and the first paragraph of this covenant, together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (12) above, does not exceed $5.0 million;

(18)          Indebtedness of the Issuer or any of its Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(19)          Indebtedness of the Issuer or any of its Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary in the ordinary course of business;

(20)          Indebtedness consisting of Indebtedness issued by the Issuer or any of its Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Parent or the Issuer to the extent described in clause (4) of the third paragraph under the caption “Limitation on Restricted Payments”;

(21)          Indebtedness in respect of Sale and Lease-Back Transactions in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness in respect of Sale and Lease-Back Transactions then outstanding and incurred pursuant to this clause (21) and the first paragraph of this covenant, together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (12) above, does not exceed $37.5 million; provided, that any proceeds from such permitted Sale and Lease-Back Transaction are applied to ratably pay or prepay amounts outstanding under the Notes and the New Term Loans;

(22)          unsecured Indebtedness arising from agreements of the Issuer and its Subsidiaries providing for seller financing, deferred purchase price, contingent liabilities in respect of any indemnification obligations, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with any business acquisition; provided, however, that (i) such Indebtedness is not reflected on the balance sheet of the Issuer or any of its Subsidiaries prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)), (ii) with respect to a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Subsidiaries in connection with such disposition and (iii) as of the date of incurrence of any Indebtedness under this clause (22), the Consolidated Total Net Leverage Ratio (determined (i) on a pro forma basis, after giving effect to the incurrence of such Indebtedness, and (ii) excluding the proceeds of such Indebtedness in the calculation of the amount of cash which is not Restricted Cash) of the Borrowers and the Subsidiary Guarantors as of such date) is less than or equal to 5.00 to 1.00;

(23)          Indebtedness of the Issuer or any of its Subsidiaries that are Guarantors secured in compliance with clause (34) of the definition of Permitted Liens in an aggregate amount outstanding not to exceed, at any time, such amount that would not cause, after giving effect to the incurrence thereof, on a pro forma basis the Consolidated Net Secured Leverage Ratio to exceed 5.00 to 1.00 as of the last day of the most recently ended Test Period; provided that, for the avoidance of doubt, no non-Guarantor may incur Indebtedness under this subclause (23); and

(24)          other unsecured Indebtedness of the Issuer or any of its Subsidiaries that are Guarantors in an aggregate outstanding principal amount not to exceed, at any time, such amount that would not cause, after giving effect to the incurrence thereof, on a pro forma basis the Consolidated Total Net Leverage Ratio to exceed 5.50 to 1.00 as of the last day of the most recently ended Test Period; provided that, for the avoidance of doubt, no non-Guarantor may incur Indebtedness under this subclause (23).

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets in whole or in part the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (24) above or is in whole or in part entitled to be incurred pursuant to the first paragraph of this section under the caption “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer, in its sole discretion, will divide and/or classify on the date of incurrence and may later redivide and/or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) among multiple categories as it determines and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock as incurred under one of the above clauses or such paragraph; provided that all Indebtedness outstanding on the Issue Date under clause 1(A) of the preceding paragraph may not later be reclassified. In determining whether Indebtedness is permitted to be incurred pursuant to the ratio test set forth in the first paragraph of this covenant, pro forma effect shall not be given to Indebtedness incurred substantially concurrently under any of clauses (1) through (24) above; for the avoidance of doubt, any incurrence of Indebtedness may, if applicable, be classified in part as being incurred under the first paragraph of this covenant and in part under one or more categories of Indebtedness under any of clauses (1) through (24) above.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional indebtedness with the same terms, the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock, as applicable, of the same class, and accretion of original issue discount or liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever is lower), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. For the avoidance of doubt and notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture will provide that all Indebtedness of the Issuer or any Subsidiary Guarantor owed by the Issuer or any Subsidiary Guarantor to a Person that is not the Issuer or a Subsidiary Guarantor shall be (A) unsecured and subordinated in right of payment to the payment in full of the Obligations and (B) evidenced by a subordinated intercompany note in form and substance reasonably satisfactory to the Majority Noteholders and (ii) Indebtedness of Subsidiaries that are not the Issuer or Subsidiary Guarantors to the Issuer or any Subsidiary Guarantor must also be Permitted Investments (the “Intercompany Subordination Provision”).

Liens

The Issuer will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom; provided, however, that the Issuer and any Subsidiary may directly or indirectly create, incur or assume any Lien on assets or property not constituting Collateral if (1) in the case of any such Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or (2) in all other cases, the Notes or the Guarantees are equally and ratably secured. Any Lien created for the benefit of the Holders of the Notes pursuant to the proviso of the immediately preceding sentence shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in such proviso.

The foregoing shall not apply to:

(1)            Liens securing the Notes (other than any Additional Notes) and the related Guarantees;

(2)            Liens securing Indebtedness in the form of asset-based loan facilities (including the ABL Credit Agreement) permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (3) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(3)            Liens ranking junior to the Liens securing the Notes, which Liens secure Subordinated Indebtedness permitted to be incurred pursuant to clause (i) of the first paragraph under the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, that (i) at the time of any incurrence of the Indebtedness secured by Liens incurred under this clause (3), the Consolidated Net Secured Leverage Ratio shall not be greater than 5.00 to 1.00, or (ii) such Indebtedness is incurred to refinance Indebtedness previously incurred pursuant to this clause (3) (in which case the aggregate principal amount of such refinancing Indebtedness shall not exceed the aggregate principal amount of the Indebtedness being refinanced, plus accrued and unpaid interest, premium (including tender premium) and penalties thereon plus upfront fees, original issue discount, and other fees, expenses and debt issuance costs); provided, further, that an authorized representative of the holders of the Indebtedness secured by such junior-ranking Liens shall have entered into an intercreditor agreement with the Notes Collateral Agent on terms that are customary for such financings as determined by the Issuer in good faith reflecting the subordination of such junior-ranking Liens to the Liens securing the Notes; and

(4)            Liens securing Indebtedness permitted to be incurred pursuant to the covenant described under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, that (i) such Indebtedness secured by Liens incurred under this clause (4) was incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) such Indebtedness is incurred to refinance Indebtedness secured by Liens previously incurred pursuant to this clause (4) (in which case the aggregate principal amount of such refinancing Indebtedness shall not exceed the aggregate principal amount of the Indebtedness being refinanced, plus accrued and unpaid interest, premium (including tender premium) and penalties thereon plus upfront fees, original issue discount, and other fees, expenses and debt issuance costs);

(5)            Liens securing Indebtedness permitted to be incurred pursuant to, and with the priority described in, the first paragraph under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and under clause (2) of the second paragraph thereunder.

For purposes of determining compliance with this covenant, in the event that at the time a Lien (or any portion thereof) meets the criteria of more than one of the categories above or described in any of the clauses of the definition of “Permitted Liens,” the Issuer, in its sole discretion, will classify (and will be entitled to divide and classify) such Lien (or any portion thereof) among one or more categories and may later redivide or reclassify such Lien among such categories.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole (including, in each case, by way of division), in one or more related transactions, to any Person unless, solely in this case of this clause (ii):

(1)            the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership (including a limited partnership), trust, limited liability company or similar entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2)            the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture, the Notes and Security Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)            immediately after such transaction, no Default exists;

(4)            immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)            the Successor Company or the Issuer, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b)            the Consolidated Net Leverage Ratio for the Successor Company or the Issuer, as applicable, and its Subsidiaries would be less than or equal to such ratio for the Issuer and its Subsidiaries immediately prior to such transaction;

(5)            if the Issuer is not the Successor Company, each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee and grant of liens pursuant to the Security Documents shall apply to such Person’s obligations under the Indenture and the Notes;

(6)            the Collateral owned by or transferred to the Successor Company will continue to constitute Collateral under this Indenture and the Security Documents and not be subject to any other Lien; and

(7)            to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Security Documents, the Successor Company as promptly as reasonably practical will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall and take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents.

The Successor Company, if other than the Issuer, will succeed to, and be substituted for, the Issuer under the Indenture and the Notes and, except in the case of a lease of all or substantially all assets of the Issuer and its Subsidiaries taken as a whole, the Issuer, if not the Successor Company, will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4):

(1)            any Subsidiary may consolidate with, merge into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer or any Subsidiary; and

(2)            the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reorganizing the Issuer in a state or commonwealth of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee by a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Issuer will not permit any such Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of such Subsidiary Guarantor and its Subsidiaries, taken as whole, in one or more related transactions, to any other Person unless, solely in this case of this clause:

(1)            (a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, as the case may be, or the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b)            [reserved];

(c)            immediately after such transaction, no Default exists;

(d)            the Collateral owned by or transferred to the Successor Person will continue to constitute Collateral under this Indenture and the Security Documents and not be subject to any other Lien, other than Permitted Liens; and

(e)            to the extent any assets of the Person which is merged or consolidated with or into the Successor Person are assets of the type which would constitute Collateral under the Security Documents, the Successor Person will as promptly as reasonably practical take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall and take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

(2)            the disposition is considered an Asset Sale and complies with the covenant described under “Repurchase at the Option of the Holders—Asset Sales.”

In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee and, except in the case of a lease of all or substantially all assets of the Issuer and its Subsidiaries taken as a whole, such Subsidiary Guarantor will automatically be released and discharged from its obligations under the Indenture and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may merge with or into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of such Subsidiary Guarantor and its Subsidiaries, taken as a whole, to another Subsidiary Guarantor or the Issuer.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $500,000, unless:

(1)            such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Subsidiary than those that would reasonably be expected to have been obtained in a comparable transaction by the Issuer or such Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)            any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $1.0 million is approved by the majority of the Board of Directors of the Issuer.

The foregoing provisions will not apply to the following:

(1)            transactions between or among the Issuer and Parent or any of its Subsidiaries (or an entity that becomes a Subsidiary as a result of, or in connection with, such transaction, so long as neither such entity nor the selling entity was an Affiliate of the Issuer or any Subsidiary prior to such transaction);

(2)            Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)            the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements and agreements provided on behalf of, or entered into with, officers, directors, employees or consultants of the Issuer or any of its Subsidiaries;

(4)            any agreement as in effect as of the Issue Date and any amendments, renewals or extensions thereof on terms taken as a whole not materially adverse to Holders of the Notes as determined in good faith by the Issuer;

(5)            the Transactions, in each case as disclosed in the Offering Memorandum, and the payment of all fees and expenses related to the Transactions;

(6)            transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms not materially less favorable to the Issuer or its Subsidiary than might reasonably have been obtained at such time from an unaffiliated party;

(7)            the issuance or transfer of Equity Interests (other than Disqualified Stock) of Parent or the Issuer;

(8)            [reserved];

(9)            payments or loans (or cancellation of loans) to employees, directors or consultants of the Issuer or any of its Subsidiaries and employment agreements, benefit plans, equity plans, stock option and stock ownership plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by the Issuer in good faith;

(10)          transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(11)          [reserved];

(12)          the issuances of securities or other payments, loans (or cancellation of loans) awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, benefit plans, equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer in good faith; and

(13)          any contribution to the capital of the Issuer (other than in consideration of Disqualified Stock).

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary to:

(1)            (a) pay dividends or make any other distributions to the Issuer or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Issuer or any of its Subsidiaries;

(2)            make loans or advances to the Issuer or any of its Subsidiaries; or

(3)            sell, lease or transfer any of its properties or assets to the Issuer or any of its Subsidiaries;

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)            contractual encumbrances or restrictions (i) in effect on the Issue Date, (ii) pursuant to the Senior Credit Facilities and the related documentation and related Hedging Obligations, (iii) pursuant to the Old Notes Documents or (iv) the Existing Term Loan Credit Documents;

(b)            (i) the Indenture, the Notes and the Guarantees and (ii) any agreement governing Indebtedness permitted to be incurred pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, that the provisions relating to restrictions of the type described in clauses (1) through (3) above contained in such agreement, taken as a whole, either (x) are not materially more restrictive than the provisions contained in the Indenture or (y) will not affect in any material respect the ability of the Issuer to make principal and interest payments on the Notes, in each case as determined by the Issuer in good faith;

(c)            purchase money obligations and Capital Lease Obligations, in each case permitted to be incurred under the Indenture, that impose restrictions of the nature discussed in clause (3) above on the property so acquired or leased;

(d)            applicable law or any applicable rule, regulation or order;

(e)            any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any of its Subsidiaries in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f)             contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer, that impose restrictions solely on the assets to be sold;

(g)            Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h)            restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)             other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j)             customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture, including the interests therein;

(k)            customary provisions contained in leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business; and

(l)             any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, in the good faith judgment of the Issuer, either (x) are not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (y) will not adversely affect in any material respect the ability of the Issuer to make principal and interest payments on the Notes.

Additional Subsidiary Guarantees

If, after the Issue Date, any other Subsidiary is a borrower under or guarantees the Senior Credit Facilities, the Existing Term Loan Credit Agreement, the Old Notes or any other indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described above under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” then such Subsidiary must (a) become a Subsidiary Guarantor pursuant to a supplemental indenture, and execute and deliver joinders to the Intercreditor Agreements and the Notes Security Agreement and (b) within the time periods permitted under the Security Documents, create or perfect the security interests in favor of the Notes Collateral Agent for the benefit of the Secured Parties in the Collateral of such Subsidiary. If no such Indebtedness is outstanding, the Notes will be required to be guaranteed in the future by the then-existing Subsidiary Guarantors and, additionally, any other Subsidiary that is a wholly owned Domestic Subsidiary and constitutes a Significant Subsidiary of the Issuer and each such Subsidiary will comply with the requirements of clauses (a) and (b) above. Notwithstanding any of the foregoing to the contrary, in no event will (x) (i) any CFC, (ii) any direct or indirect Subsidiary of a CFC or (iii) any CFC Holdco or (y) any Broadcast License Subsidiary be required to Guarantee the Notes unless any such entity is a borrower under or guarantees the Senior Credit Facilities, the Existing Term Loan Credit Agreement, the Old Notes or any other indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described above under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to become a Subsidiary Guarantor.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require the Issuer to file with the SEC, or make available either (i) publicly on its website or (ii) by posting to a secure password protected private website providing access to holders of Notes, from and after the Issue Date,

(1)            within the time period (including any applicable grace period) then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2)            within the time period (including any applicable grace period) then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer, for each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and

(3)            within the time period (including any applicable grace period) then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 8-K, after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that in the case of the foregoing clauses (1) and (2), such information will only be required to be provided to the extent similar information is included or incorporated by reference in the Offering Memorandum). The Trustee shall have no responsibility whatsoever to determine whether such filing or any other filing described below has occurred.

The filing requirements set forth above for the applicable period may also be satisfied by the Issuer (i) by the filing with the SEC of a shelf registration statement, and any amendments thereto, with such information that satisfies Regulation S-X of the Securities Act or (ii) with respect to its reporting obligations pursuant to clauses (1) and (2) above, by including in a registration statement filed with the SEC quarterly or annual updates, as applicable, to the applicable disclosures set forth therein and without otherwise satisfying the requirements of Form 10-K or 10-Q; provided that, except as set forth in the immediately preceding clause with respect to scope of disclosure, this paragraph shall not supersede or in any manner suspend or delay the Issuer’s reporting obligations, or the time periods required therefor, set forth above.

The Issuer will be deemed to have satisfied the requirements of this covenant if any direct or indirect parent of the Issuer (including Parent) files reports, documents and information of the types otherwise so required on a consolidated basis, provided that, the same is accompanied by financial information that provides in reasonable detail the differences between the information relating to such direct or indirect parent and any of its subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Subsidiary Guarantors and the other Subsidiaries of the Issuer on a stand-alone basis, on the other hand, unless such differences are not material, in which case no such consolidating information will be required. In addition, to the extent not satisfied by the foregoing, the Issuer agrees that, for so long as any Notes are outstanding, it will furnish to Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything herein to the contrary, any failure to comply with this covenant shall be automatically cured when the Issuer or any direct or indirect parent of the Issuer, as the case may be, makes available all required reports to the holders of the notes.

Ratings

The Issuer shall use commercially reasonable efforts to obtain, within 30 days of the Issue Date, and thereafter maintain, a corporate family and/or corporate credit rating, as applicable, and ratings in respect of the Notes, in each case from each of S&P and Moody’s.

Events of Default and Remedies

The Indenture will provide that each of the following is an “Event of Default” with respect to the Notes:

(1)            default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)            default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3)            failure by the Issuer or any Subsidiary for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding to comply with any of its other obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the Indenture or the Notes;

(4)            default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Parent, the Issuer or any of its Subsidiaries or the payment of which is guaranteed by Parent, the Issuer or any of its Subsidiaries, other than Indebtedness owed to Parent, the Issuer or a Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a)            such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b)            the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $35.0 million or more;

(5)            failure by Parent, the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $35.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, or in the event such judgment is not covered in full by insurance (subject to customary deductibles), an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)            certain events of bankruptcy or insolvency with respect to Parent, the Issuer or any Significant Subsidiary;

(7)            the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of such Subsidiary Guarantor that is a Significant Subsidiary denies that it has any further liability under its Guarantee or gives notice to such effect, in each case other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture;

(8)            any Security Document after delivery thereof shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under the Indenture) cease to create a valid and perfected Lien on and security interest in, with the priority required by the Security Documents, any material portion of the Collateral, subject to Permitted Liens, except to the extent that any such loss of perfection or priority results from the failure of the Notes Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents; or

(9)            the failure by the Issuer or any Guarantor to comply for 60 days after notice to the Issuer with its agreements contained in the Security Documents or the Intercreditor Agreements, except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral, taken as a whole.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing with respect to the Notes, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest with respect to the Notes will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice.

The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture will provide that the Holders of a majority in aggregate principal amount of the then outstanding Notes, by written notice to the Trustee, may, on behalf of the Holders of all of the Notes, waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration and its consequences with respect to the Notes (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1)            the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)            the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)            the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability, claim or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)            such Holder has previously given the Trustee written notice that an Event of Default is continuing with respect to the Notes;

(2)            Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3)            Holders of the Notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability, claim or expense;

(4)            the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)            Holders of a majority in principal amount at maturity of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture will provide that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within ten Business Days after becoming aware of any Default that is continuing, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer, the Guarantors or the Subsidiaries under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture with respect to the Notes will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have the Issuer’s and each Guarantor’s obligation discharged with respect to its related Guarantee (“Legal Defeasance”) and cure all then existing Events of Default with respect to the Notes except for:

(1)            the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2)            the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)            the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)            the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Subsidiary Guarantor released with respect to substantially all of the restrictive covenants in the Indenture with respect to the Notes (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs with respect to the Notes, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)            the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment banking or financial advisory firm, to pay the principal amount of, premium, if any, and interest, due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal amount, premium, if any, or interest on the Notes and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)            in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)            the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)            since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)            in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)            no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to the Notes;

(5)            such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Subsidiary Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6)            the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7)            the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to the Notes, when either:

(1)            all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)            (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness of Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)            the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(c)            the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Intercreditor Agreements, the Security Documents, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of Notes then outstanding, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default or compliance with any provision of the Indenture, the Intercreditor Agreements, the Security Documents or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

The Indenture will provide that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to Notes held by a non-consenting Holder:

(1)            reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)            reduce the principal amount of or change the fixed final maturity date of any Note or alter or waive the provisions with respect to the amount payable upon redemption of Notes (for the avoidance of doubt, excluding provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders” and excluding advance notice provisions);

(3)            reduce the rate of or change the time for payment of interest on any Note;

(4)            waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5)            make any Note payable in money other than that stated therein;

(6)            make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)            make any change in these amendment and waiver provisions as it relates to the Notes;

(8)            impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9)            make any change to or modify the ranking of the Notes that would adversely affect the Holders;

(10)          except as expressly permitted by the Indenture, modify the terms of the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes;

(11)          make any change to the provisions of the Indenture, the Intercreditor Agreements or the Security documents with respect to the pro rata application of proceeds of Collateral in respect of the Notes required thereby in a manner that by its terms modifies the application of such proceeds in respect of the Notes required thereby to be on a less than pro rata basis to the holder of such Note;

(12)          make any change that, directly or indirectly, subordinates (1) the Liens securing the Notes or the Guarantees to the Liens securing any other Indebtedness or obligations or (2) the contractual right of payment on the Notes or the Guarantees to any other Indebtedness or obligations, except, in each case, with respect to this clause (12), pursuant to a transaction consented to by Holders of greater than 50% of the aggregate outstanding principal amount of the Notes in which participation in such other Indebtedness is offered, on the same terms (including all economics, other than bona fide cash backstop fees (which may be in the form of original issue discount)) offered to all other providers (or their Affiliates) of such Indebtedness, to the Holders of Notes on a pro rata basis (determined based on the aggregate outstanding principal amount of Notes hereunder and the aggregate outstanding principal amount of any other Indebtedness that requires an offer to be made in connection therewith);

(13)          make any change to or modify the Chewy Provision;

(14)          make any change or modification that would authorize the incurrence of additional Indebtedness (including Additional Notes) that would be issued under the Indenture in contemplation of or for the purpose of influencing any voting threshold;

(15)          permit, directly or indirectly, the Issuer or any Subsidiary Guarantor to designate, or have the effect of designating, Subsidiaries as “Unrestricted Subsidiaries ” (or similar term used to designate a Subsidiary that is not subject to the covenants set forth in the Indenture) under the Notes Documents, transfer to, or hold assets in, “Unrestricted Subsidiaries” (or similar term), or the release, or have the effect of releasing, of any guarantee of the Obligations under the Notes Documents and any Lien on Collateral to secure any such guarantee, in each case, in connection with or following of the designation of any person as an “Unrestricted Subsidiary” (or similar term);

(16)          amend or modify the definition of “Material Intellectual Property” or the last paragraph of the section titled “Limitation on Restricted Payments” in this Description of Notes; or

(17)          amend, modify or waive the requirements for Note repurchases, retirements, redemptions and repayments set forth under the heading “Mandatory Redemption; Offers to Purchase; Open Market Purchases.”

In addition, the Indenture will provide that, without the consent of the Holders of at least 75% of the aggregate outstanding principal amount of the Notes, an amendment or waiver may not make any change to or modify the Intercompany Subordination Provision.

In addition, any amendment or supplement to, or waiver of, the provisions of the Indenture, the Intercreditor Agreements, the Security Documents, and any Guarantee or the Notes that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes Obligations will require the consent of each Holder of Notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture) and the Trustee may amend or supplement the Indenture, the Intercreditor Agreements, the Security Documents, and any Guarantee or the Notes without the consent of any Holder:

(1)            to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)            to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)            to comply with the covenant relating to mergers, consolidations and sales of assets;

(4)            to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders by any Successor Company or Successor Person, as applicable;

(5)            to make any change that would provide any additional rights or benefits to the Holders (including to expand the Collateral) or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

(6)            to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7)            to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(8)            to add a Guarantor under the Indenture, or to secure the Obligations thereunder or to release a Guarantor in compliance with the Indenture;

(9)            to conform the text of the Indenture, the Intercreditor Agreements, the Security Documents, the Guarantees or the Notes to any provision of this “Description of New Notes”;

(10)          to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(11)          to release or subordinate Collateral as permitted by the Indenture, the Security Documents or the Intercreditor Agreements;

(12)          to provide for the issuance of Additional Notes and related guarantees in accordance with the limitations set forth in this Indenture; or

(13)          to add additional secured creditors holding First Priority Lien Obligations or ABL Obligations to the extent permitted in the Indenture.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices to the Holders and the Issuer given by publication will be deemed given on the first date on which publication is made. Notices to the Holders and the Issuer given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notices to the Holders and the Issuer given by electronic delivery will be deemed given on the date on which such notice is electronically sent. Notices to the Trustee will be deemed received upon actual receipt by the Trustee.

Concerning the Trustee

The Indenture will contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture will provide that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability, claim or expense.

Governing law

The Indenture, the Notes, the Guarantees, the Intercreditor Agreements and the Notes Security Agreement will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with the Issuer and its Subsidiaries.

“ABL/Term Loan Intercreditor Agreement” means that certain ABL/Term Loan Intercreditor Agreement dated as of August 17, 2018, among the Issuer, Cumulus Media Intermediate Inc., the ABL Collateral Agent, the Existing Term Loan Credit Agreement Collateral Agent and the other parties thereto, as amended or modified by a joinder or amendment thereto on the Issue Date, and as further amended, supplemented, restated, modified or replaced from time to time.

“ABL Collateral Agent” means Deutsche Bank AG New York Branch, in its capacity as collateral agent for the lenders and other secured parties under the ABL Credit Agreement, together with its successors and permitted assigns under the ABL Credit Agreement.

“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of June 3, 2022, among the Issuer, Cumulus Media Intermediate Inc., certain of the Issuer’s subsidiaries, the lenders from time to time party thereto, Fifth Third Bank, National Association, as administrative agent, and the other parties referred to therein, as amended, supplemented, restated, amended and restated or modified from time to time. Notwithstanding anything to the contrary contained herein, the ABL Credit Agreement and the Indebtedness incurred thereunder may only be incurred under clause (3) under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”.

“ABL Obligations” means the “Obligations” as defined in the security agreement with respect to the ABL Obligations, and other obligations of every nature of the Issuer or any Guarantor from time to time owed to any holder of ABL Credit Agreement or any other respective Affiliates under the documents governing the ABL Obligations, whether for principal, interest (including interest, fees and expenses, which, but for the filing of a petition in bankruptcy with respect to the Issuer or any Guarantor, would have accrued on any obligation, whether or not a claim is allowed or allowable against the Issuer or any Guarantor for such interest, fees and expenses in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, fees, expenses, indemnification or otherwise.

“ABL Priority Collateral” means all interests of the Issuer and the Guarantors in the following property and assets with respect to which any security interests have been granted (or purported to be granted) pursuant to any ABL Security Document, in each case, whether now owned or existing or hereafter acquired or arising and wherever located: (i) all accounts, excluding (x) rights to payment for any property which specifically constitutes First Priority Collateral that has been or is to be sold, leased, licensed, assigned or otherwise disposed of and (y) identifiable proceeds of Term Loan Priority Collateral that has been sold, leased, licensed, assigned or otherwise disposed of; (ii) all chattel paper, but only to the extent governing, evidencing, securing or otherwise reasonably related to accounts of the type described in clause (i) above; (iii) all deposit accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained with any bank or other financial institution, and all monies, securities, instruments and other investments deposited in any of the foregoing, but, in each case, excluding (x) any account constituting Term Loan Priority Collateral, (y) all monies, securities, Instruments and other investments held in any account constituting Term Loan Priority Collateral or credited to a an account constituting Term Loan Priority Collateral and (z) all identifiable proceeds of any Term Loan Priority Collateral; (iv) to the extent relating to any of the items referred to in the preceding clauses (i) through (iii), all returns of any premiums for, or proceeds of, any insurance policy, indemnity, warranty and/or guaranty received, relating to any of the items referred to in the preceding clauses (i) through (iii); provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (iii) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral; (v) to the extent relating to any of the items referred to in the preceding clauses (i) through (iv), all supporting obligations; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (iv) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral; (vi) to the extent relating to any of the items referred to in the preceding clauses (i) through (v), all commercial tort claims; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (v) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral; (vii) all books and records, customer lists, credit files, computer files, applications, programs, printouts and other computer materials and records, in each case to the extent relating to the items referred to in the preceding clauses (i) through (vi); and (viii) to the extent evidencing or governing any of the items referred to in the preceding clauses (i) through (vii), all general intangibles (other than intellectual property), letters of credit (whether or not the respective letter of credit is evidenced by a writing), letter-of-credit rights, instruments (other than instruments solely evidencing identifiable proceeds of term loan priority collateral) and documents; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (vii) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral; and all proceeds (including cash proceeds), products, accessions, rents and profits of or in respect of any of the foregoing (including without limitation, all insurance proceeds relating to the foregoing); provided, however, that ABL Priority Collateral shall not include any intellectual property.

“ABL Secured Party” means “Secured Party” as defined in the ABL Credit Agreement or the “Loan Documents” (as defined therein).

“ABL Security Document” means any security or collateral document under or in connection with the ABL Credit Agreement.

“Account” shall have the meaning set forth in Article 9 of the UCC.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)            Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and

(2)            Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional First Priority Lien Obligations” means any Indebtedness secured on a pari passu basis with the Notes with respect to the Collateral and is not secured by any other assets; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to each of the Intercreditor Agreements.

“Additional First Priority Secured Parties” means the holders of any Additional First Priority Lien Obligations and any trustee, authorized representative or agent of such Additional First Priority Lien Obligations.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional First Priority Lien Obligations, the promissory notes, indentures, credit agreements, the Senior Collateral Documents or other operative agreements evidencing or governing such Indebtedness.

“Additional Senior Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional First Priority Lien Obligations.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Asset Sale” means:

(1)            the sale, conveyance, transfer or other disposition (including by way of division), whether in a single transaction or a series of related transactions, of property or assets other than any such disposition of goods, products and services in the ordinary course of business of the Company or any of its Subsidiaries for fair value (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Subsidiaries (each referred to in this definition as a “disposition”); or

(2)            the issuance or sale of Equity Interests of any Subsidiary to any Person other than the Issuer or a Subsidiary (other than Preferred Stock of Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)            any disposition of cash, Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn-out equipment or other assets, or assets no longer used or not useful in the business of the Issuer and the Subsidiaries in the reasonable determination of the Issuer or any disposition or transfer of inventory or goods (or other assets) held for sale;

(b)            the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c)            the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d)            [reserved];

(e)            any disposition of property or assets or issuance of securities by a Subsidiary to the Issuer or by the Issuer or a Subsidiary to another Subsidiary; provided that any such disposition or issuance by the Issuer or a Subsidiary to any Non-Guarantor Subsidiary shall not exceed $5.0 million in any fiscal year based on the fair market value of such disposition or issuance;

(f)             to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)            the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h)            [reserved];

(i)             foreclosures on assets or dispositions of assets required by law, governmental regulation or any order of any court, administrative agency or regulatory body or pursuant to casualty events;

(j)             sales of receivables, or participations therein, arising in the ordinary course of business on commercially reasonable terms, whether pursuant to factoring or similar arrangements or otherwise;

(k)            the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business (other than exclusive, world-wide licenses that are longer than three years);

(l)             sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)           the lapse or abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Subsidiaries taken as a whole;

(n)            the granting of Liens not prohibited by the Indenture;

(o)            an issuance of Equity Interests pursuant to benefit plans, employment agreements, equity plans, stock subscription or shareholder agreements, stock ownership plans and other similar plans, polices, contracts or arrangements established in the ordinary course of business or approved by the Issuer in good faith;

(p)            any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(q)            dispositions of receivables in connection with the compromise, settlement, resolution or collection thereof or in bankruptcy or similar proceedings;

(r)             any financing transaction with respect to property built, acquired, replaced or improved by the Issuer or any of its Subsidiaries after the Issue Date;

(s)            [reserved];

(t)             the unwinding of Hedging Obligations pursuant to their terms;

(u)            the provision of commercial airtime in exchange for goods, products or services used principally for promotional sales, programming or other business activities;

(v)            the sale of assets held in a divestiture trust for sale in connection with any acquisition to ensure compliance with Communications Act or FCC rules and policies; and

(w)           transfers of FCC licenses to Broadcast License Subsidiaries, in each case made in the ordinary course of business and consistent with past practices.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authorized Representative” means (i) in the case of the Notes, the Notes Collateral Agent, (ii) in the case of the New Term Loan Credit Agreement, the New Term Loan Credit Agreement Collateral Agent, and (iii) in the case of any Series of Additional First Priority Lien Obligations that become subject to the terms of the Pari Passu Intercreditor Agreement, the authorized representative (and any successor thereto) named for such Series in the applicable joinder agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, modified or supplemented from time to time.

“Bankruptcy Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Broadcast Assets” means all or substantially all the assets of a Broadcast License Subsidiary used and useful in the operation of a Station pursuant to an FCC License, including such FCC License.

“Broadcast License Subsidiary” means a wholly-owned Subsidiary of the Issuer that (a) owns or holds no material assets other than FCC Licenses and related rights and (b) has no material liabilities other than (i) trade payables incurred in the ordinary course of business and (ii) tax liabilities, other governmental charges and other liabilities incidental to the ownership or holding of such licenses and related rights.

“Business Day” means each day which is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)            in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease or finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1)            United States dollars;

(2)            [reserved]; or

(3)            securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)            certificates of deposit, time deposits and dollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)            repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)            commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7)            marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8)            readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9)            Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(10)          investment funds investing 95% of their assets in securities of the types described in clauses (1) through (9) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means a Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of equity or debt of one or more Foreign Subsidiaries that are CFCs.

“Change of Control” means the occurrence of any of the following:

(1)            the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person;

(2)            the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer (directly or through the acquisition of voting power of Voting Stock of any direct or indirect parent company of the Issuer); or

(3)            the approval of any plan or proposal for the winding up or liquidation of the Issuer.

For purposes of this definition, any direct or indirect parent company of the Issuer, including any Parent, shall not itself be considered a “Person” or “group” for purposes of clauses (1) or (2) above; provided that no “Person” or “group” beneficially owns, directly or indirectly, 50% or more of the total voting power of the Voting Stock of such parent company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the assets and property of the Issuer or any Guarantor, whether real, personal or mixed securing or purported to secure any Notes Obligations, excluding, for the avoidance of doubt, any Excluded Assets.

“Communications Act” means the Communications Act of 1934, as amended.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and intangible assets of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated First Lien Leverage Ratio” means as of any date of determination, the ratio of (1) (w) Consolidated Total Net Debt of the Issuer and its Subsidiaries that is secured by a Lien as of such date minus (x) the aggregate principal amount of any Indebtedness of the Issuer and its Subsidiaries at such time that is subordinated in right of payment to the Notes Obligations (except for Liens securing the ABL Obligations) and, without duplication, minus (y) the aggregate principal amount of Indebtedness of the Issuer and its Subsidiaries at such time that is secured by a Lien on the assets of the Issuer and its Subsidiaries that is junior to the Lien securing the Obligations (except for Liens securing the ABL Obligations), minus (z) up to $150.0 million of cash and Cash Equivalents (which are not Restricted Cash) that would be stated on the consolidated balance sheet of the Issuer and its Subsidiaries as of such date of determination, and in each case, calculated on a pro forma basis (giving effect to the incurrence of Indebtedness and the application of proceed thereof) to (2) the consolidated EBITDA of the Issuer and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding such date, calculated on pro forma basis (including such pro forma adjustments provisions as contemplated under the definition of “Consolidated Net Leverage Ratio”). For purposes of calculating the Consolidated First Lien Leverage Ratio with respect to any revolving Indebtedness, the Issuer may elect, at the time of the initial borrowing under such revolving Indebtedness, to either (x) give pro forma effect to the incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with the Consolidated First Lien Leverage Ratio component of any provision hereunder, or (y) give pro forma effect to the incurrence of the actual amount drawn under such revolving Indebtedness, in which case, the ability to incur the amounts committed to under such Indebtedness will be subject to the Consolidated First Lien Leverage Ratio (to the extent being incurred pursuant to such ratio) at the time of each such incurrence.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)            consolidated interest expense of such Person and its Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest expense (but excluding payment in kind interest and any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations, (e) imputed interest with respect to Attributable Debt and (f) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and (y) any expensing of bridge, commitment and other financing fees; plus

(2)            consolidated capitalized interest of such Person and such Subsidiaries for such period, whether paid or accrued; plus

(3)            whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Issuer) on any series of Disqualified Stock during such period; less

(4)            interest income for such period;

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1)            any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including expenses relating to (a) severance and relocation costs or (b) any rebranding or corporate name change) shall be excluded,

(2)            the Net Income for such period shall not include the cumulative effect of a change in accounting principles or implementation of new accounting standards during such period,

(3)            any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4)            any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5)            the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Issuer or a Subsidiary in respect of such period,

(6)            the Net Income for such period of any Subsidiary that is not a Subsidiary Guarantor shall be excluded if the declaration or payment of dividends or similar distributions by that Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Issuer or a Subsidiary thereof in respect of such period, to the extent not already included therein,

(7)            any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded, and

(8)            any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, disposition, LMA, merger, amalgamation, consolidation, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of:

(1)            the Consolidated Total Net Debt of the Issuer and its Subsidiaries on such date, to

(2)            EBITDA of the Issuer and its Subsidiaries for the most recently ended four full fiscal quarters ending immediately prior to such date for which financial statements are available.

In the event that the Issuer or any of its Subsidiaries (i) incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the period for which the Consolidated Net Leverage Ratio is being calculated but prior to or concurrently with the event for which the calculation of the Consolidated Net Leverage Ratio is made (the “Consolidated Net Leverage Ratio Calculation Date”), then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect to any such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred on the last day of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, LMAs dispositions, mergers, amalgamations and consolidations, that the Issuer or any of its Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or concurrently with the Consolidated Net Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, LMAs, mergers, amalgamations and consolidations had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged with or into the Issuer or any of its Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, LMA, merger, amalgamation or consolidation, that would have required adjustment pursuant to this definition, then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, LMA, disposition, merger, amalgamation and consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. In addition to the adjustments referenced in the two preceding paragraphs, any such pro forma calculation may also include adjustments appropriate, in the reasonable determination of the Issuer to reflect reasonably identifiable and factually supportable operating expense reductions and other operating improvements and initiatives or synergies reasonably expected to result from any action taken or expected to be taken within 18 months after the date of any acquisition, amalgamation or merger; provided, that no such amounts shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing EBITDA with respect to such period and provided further that such adjustments shall be limited as set forth in clause (j)(z) of the definition of EBITDA.

“Consolidated Net Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Net Debt of the Issuer and its Subsidiaries that is secured by a Lien as of such date (for the avoidance of doubt, excluding up to $150.0 million of cash and Cash Equivalents which are not Restricted Cash), to (2) EBITDA of the Issuer and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statement are available immediately preceding such date, in each case with pro forma adjustments consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Net Leverage Ratio.”

“Consolidated Total Net Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Issuer and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money and Capital Lease Obligations (and excluding, for avoidance of doubt, Attributable Debt except to the extent constituting a Capital Lease Obligation), less up to $150.0 million of cash and Cash Equivalents (which are not Restricted Cash) that would be stated on the consolidated balance sheet of the Issuer and its Subsidiaries as of such date of determination.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)            to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)            to advance or supply funds:

(a)            for the purchase or payment of any such primary obligation, or

(b)            to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)            to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlling Collateral Agent” means, with respect to any Shared Collateral, (1) until the earlier of (a) the Discharge of First Priority Lien Obligations that are New Term Loan Obligations and (b) the Non-Controlling Collateral Agent Enforcement Date, the New Term Loan Credit Agreement Collateral Agent and (2) from and after the earlier of (a) the Discharge of First Priority Lien Obligations that are New Term Loan Obligations and (b) the Non-Controlling Collateral Agent Enforcement Date, the Major Non-Controlling Collateral Agent.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of First Priority Secured Parties whose Authorized Representative is the Controlling Collateral Agent for such Shared Collateral.

“Credit Facilities” means, with respect to the Issuer or any of its Subsidiaries, one or more debt facilities, including the ABL Credit Agreement, the Existing Term Loan Credit Agreement and the New Term Loan Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities, receivables financing or indentures) providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances, debt securities or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, investor or group of lenders or investors.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any Parent (in each case other than Disqualified Stock) that is issued for cash (other than to a Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by a responsible financial or accounting officer of the Issuer or the applicable Parent, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “—Certain Covenants—Limitation on Restricted Payments” covenant.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Controlling Collateral Agent (as defined in the Pari Passu Intercreditor Agreement) at such time.

“Designated Term Loan Security Agent” means the New Term Loan Credit Agreement Collateral Agent, until such time as the New Term Loan Credit Agreement Collateral Agent shall provide written notice to the ABL Collateral Agent and the Borrowers (as defined in the ABL/Term Loan Intercreditor Agreement) of its replacement under the ABL/Term Loan Intercreditor Agreement.

“Discharge” means, (i) for purposes of the Pari Passu Intercreditor Agreement, with respect to any Shared Collateral and any First Priority Lien Obligation, the date on which such First Priority Lien Obligations are no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such First Priority Lien Obligations, and (ii) for purposes of the Junior Lien Intercreditor Agreement, except as otherwise provided in the Junior Lien Intercreditor Agreement, with respect to any Debt Facility, the date on which the following shall have occurred (x) such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by, and no longer required to be secured by, the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility, (y) any letters of credit issued under the relevant Debt Facility have terminated or been cash collateralized or backstopped or “grandfathered” under a future credit facility (in the amount and form required under the applicable Debt Facility) and (z) the termination of all commitments to lend or otherwise extend credit under such Debt Facility and the relevant Senior Debt Documents or Second Priority Debt Documents.

“Discharge of ABL Obligations” means, except to the extent otherwise provided in ABL/Term Loan Intercreditor Agreement, the occurrence of all of the following: (a) the full cash payment of the ABL Obligations under the ABL Documents (other than unasserted contingent indemnification and reimbursement obligations and letters (as defined in the ABL Credit Agreement) which have been cash collateralize or backstopped in a manner reasonably acceptable to the applicable issuing bank in an amount (taking into account potential currency fluctuations) equal to the dollar equivalent of 103% of the maximum stated amount of such letter of credit); (b) the termination or expiration of all commitments to extend credit that would constitute ABL Obligations; and (c) the full cash payment of the obligations under any secured swap agreement and cash management agreement, to the extent due and payable or that would be due and payable pursuant to such secured swap agreements and cash management agreements, as applicable, upon the release of the pledge and security interests granted under the ABL Documents (other than any ABL Obligations relating to secured swap agreements and cash management agreements that, at such time, are allowed by the applicable provider of such secured swap agreements and cash management agreements, as applicable, to remain outstanding without being required to be repaid).

“Discharge of Credit Agreement Obligations” means, for the purposes of the Junior Lien Intercreditor Agreement, the Discharge of the New Term Loan Obligations.

“Discharge of First Priority Lien Obligations” means, with respect to any Series of First Priority Lien Obligations, the date on which such Series of First Priority Lien Obligations is no longer secured by, and no longer required to be secured by, Shared Collateral pursuant to the terms of the documentation governing such Series of First Priority Lien Obligations.

“Discharge of Notes Obligations” means, for the purposes of the Junior Lien Intercreditor Agreement, the Discharge of the Notes Obligations.

“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations, the Discharge of Notes Obligations and the Discharge of the Senior Obligations in respect of each Additional Senior Debt Facility has occurred.

“Discharge of Term Loan Obligations” means, for the purposes of the ABL/Term Loan Intercreditor Agreement and except to the extent otherwise provided in the ABL/Term Loan Intercreditor Agreement, the occurrence of all of the following: (a) the full cash payment of the Term Loan Obligations under the Term Loan Documents (other than unasserted contingent indemnification and reimbursement obligations); and (b) the termination or expiration of all commitments to extend credit that would constitute Term Loan Obligations.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee’s termination, death or disability; provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Distribution” means, for the purposes of the Junior Lien Intercreditor Agreement, with respect to any indebtedness or obligation, (a) any direct or indirect payment or distribution (whether in respect of principal, interest, fees or otherwise) by or on behalf of the Issuer or any Guarantor of cash, securities (including any debt or equity reorganization securities received in connection with a plan of reorganization or similar dispositive restructuring plan) or other property (including, without limitation, Collateral, any proceeds of Collateral or assets that are not Collateral), by set-off or otherwise, on account of such indebtedness or obligation, (b) any redemption, purchase or other acquisition of such indebtedness or obligation by or on behalf of the Issuer or any Guarantor, (c) any proceeds of adequate protection claims or (d) any proceeds of avoidance actions.

“Domestic Subsidiary” means any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)            increased (without duplication) by:

(a)            provision for taxes attributable to such Person based on income or profits or capital gains, including, without limitation, federal, state, non-U.S. franchise, excise, value added and similar taxes and foreign withholding taxes attributable to such Person, paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(b)            Consolidated Interest Expense of such Person for such period; plus

(c)            Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)            any fees, expenses or charges related to any Equity Issuance, Investment, acquisition, disposition, LMAs, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (in each case whether or not successful), including such fees, expenses or charges related to the offering of the Notes and the other Transactions; plus

(e)            the amount of any (i) restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions, divestitures, mergers or consolidations after the Issue Date and (ii) up to $10.0 million of other non-recurring charges in any 12 month period, including any non-ordinary course legal expenses; plus

(f)             any other non-cash charges, including asset impairments, any write-offs or write-downs and non-cash compensation expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(g)            the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h)            the amount of loss on sale of receivables and related assets; plus

(i)             any costs or expense incurred by the Issuer or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Parent or the Issuer or net cash proceeds of an issuance of Equity Interest of Parent or the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(j)             the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Issuer in good faith to be reasonably anticipated to be realizable within 18 months of the date of any Investment, acquisition, disposition, LMA, merger, consolidation, amalgamation or other action being given pro forma effect (which will be added to EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) all steps have been taken for realizing such cost savings or all steps are expected to be taken within 18 months of the date of any Investment, acquisition, disposition, LMA, merger, consolidation, amalgamation or other action being given pro forma effect, (y) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Issuer) and (z) the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies added back pursuant to this clause (j) in any period of four consecutive fiscal quarters shall not exceed 20% of EBITDA (prior to giving effect to such addbacks);

(2)            decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(3)            increased or decreased by (without duplication):

(a)            any net loss or gain resulting in such period from Hedging Obligations and the application of Financial Accounting Codification No. 815-Derivatives and Hedging; plus or minus, as applicable,

(b)            any net loss or gain resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Issuance” means any public or private sale of common stock or Preferred Stock of Parent or the Issuer (excluding Disqualified Stock), or any cash common equity contribution to Parent or the Issuer, other than:

(1)            public offerings with respect to any of the Parent’s or Issuer’s common stock registered on Form S-4 or Form S-8; and

(2)            issuances to any Subsidiary of the Parent or Issuer.

“euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning set forth under “Events of Default and Remedies.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Offer” shall have the meaning set forth in the Offering Memorandum.

“Excluded Accounts” means (a) any deposit account used solely for funding payroll or segregating payroll taxes or funding other employee wage or benefit payments in the ordinary course of business, (b) any fiduciary or trust account, (c) any zero-balance or sweep account, so long as the balance in any such account is reduced to $0 on at least a weekly basis, (d) certain restricted accounts to the extent such account (i) solely contains cash collateral securing letters of credit otherwise permitted to be incurred, (ii) is a cash escrow account solely holding deposits with respect to a director and officer insurance policy, credit card program(s) and terminated lockbox arrangements (so long as such account does not receive a contribution by the Issuer or the Guarantors of additional funds with respect to such terminated lockbox arrangements after the Issue Date), in each case as in effect on the Issue Date, (iii) is the professional fee escrow account or (iv) is with Brand Bank and secures lease obligations and does not receive a contribution by the Issuer or the Guarantors of additional funds after the Issue Date and (e) any other deposit account or securities account with an average monthly balance of not more than $500,000; provided, that the aggregate average monthly balance of all deposit accounts and securities accounts constituting Excluded Accounts under this clause (e) shall not exceed $2.0 million.

“Existing Term Loan Credit Agreement Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent under the Existing Term Loan Credit Agreement.

“Existing Term Loan Credit Agreement” means that certain Credit Agreement, dated as of September 26, 2019, among the Issuer, Cumulus Media Intermediate Inc., certain subsidiaries of the Issuer, the lenders from time to time party thereto and, Bank of America, N.A., as administrative agent, as may be amended, supplemented, restated, amended and restated or modified from time to time.

“Existing Term Loan Credit Documents” means the collective references to the Existing Term Loan Credit Agreement, the guarantees in respect of the Existing Term Loan Obligations and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Existing Term Loan Obligations” means the “Obligations” as defined in the Existing Term Loan Credit Agreement.

“Existing Term Loans” means the “Term Loans” as defined in the Existing Term Loan Credit Agreement issued pursuant to the Existing Term Loan Credit Agreement.

“FCC” means the Federal Communications Commission (or any governmental authority succeeding to the Federal Communications Commission).

“FCC Licenses” means such FCC licenses, permits, authorizations and certificates issued by the FCC to the Issuer and its Subsidiaries (including, without limitation, any license under Part 73 of Title 47 of the Code of Federal Regulations) as are necessary to own and operate the stations (collectively, together with all extensions, additions and renewals thereto or thereof).

“First Lien/Second Lien Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to the Junior Lien Intercreditor Agreement to hold a security interest). If, at any time, any portion of the First Priority Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such First Priority Collateral shall constitute First Lien/Second Lien Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute First Lien/Second Lien Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time.

“First Priority Collateral” means any “Collateral” (or similar term) as defined in any First Priority Document or any other assets of the Issuer or any Guarantor with respect to which a Lien is granted or purported to be granted pursuant to a First Priority Collateral Document as security for any First Priority Debt.

“First Priority Collateral Documents” means the Notes Security Agreement and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Issuer or any Guarantor for purposes of providing collateral security for any First Priority Debt, including collateral documents entered into pursuant to the New Term Loan Credit Agreement.

“First Priority Debt” means all Notes Obligations and all First Priority Lien Obligations.

“First Priority Documents” means, with respect to any series, issue or class of First Priority Lien Obligations, the promissory notes, indentures, the First Priority Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Indenture and the Notes.

“First Priority Lien Obligations” means (i) the Notes Obligations, (ii) all Indebtedness under the New Term Loan Credit Agreement and (iii) if any Hedging Obligations or obligations in respect of cash management services have been secured by the collateral that secures the First Priority Lien Obligations described in the foregoing clause (ii), all other obligations of the Issuer or any of its Subsidiaries in respect of such Hedging Obligations or obligations in respect of cash management services, in each case owing to a Person that is a holder of First Priority Lien Obligations or an Affiliate of such holder on the Issue Date or at the time of entry into such Hedging Obligations or obligations in respect of cash management services; provided that no obligations shall constitute First Priority Lien Obligations unless such obligations are subject to the Pari Passu Intercreditor Agreement.

“First Priority Secured Parties” means the holders of the Notes, the Notes Collateral Agent, the New Term Loan Credit Agreement Collateral Agent, the holders of New Term Loan Obligations and, with respect to any series, issue or class of First Priority Lien Obligations incurred after the Issue Date, the holders of such Indebtedness, the Authorized Representative with respect thereto, any trustee or agent therefor under any related First Priority Documents and the beneficiaries of each indemnification obligation undertaken by the Issuer or any Guarantor under any related First Priority Documents.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1)            direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)            obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Subsidiary Guarantor or any Parent of the Issuer’s Obligations under the Notes and the Indenture.

“Guarantors” means, collectively, each Subsidiary Guarantor and any Parent that provides a Guarantee.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity pricing or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1)            any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)            in respect of borrowed money;

(b)            evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)            representing the balance deferred and unpaid of the purchase price of any property, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and (iii) liabilities accrued in the ordinary course of business; or

(d)            representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances (or reimbursement agreements in respect thereof) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)            all Attributable Debt in respect of Sale and Lease-Back Transactions and all other transactions constituting Capital Lease Obligations;

(3)            to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on Indebtedness of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(4)            to the extent not otherwise included, Indebtedness of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, for purposes hereof the amount of such Indebtedness shall be the lesser of the Indebtedness so secured and the fair market value of the assets of the first person securing such Indebtedness;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) deferred or prepaid revenues, or (c) any Indebtedness of a Parent included on the balance sheet of the Issuer solely by reason of pushdown warranty.

“Independent Financial Advisor” means an accounting, tax, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Insolvency or Liquidation Proceeding” means (a) any case commenced by or against the Issuer or any other Guarantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshaling of the assets or liabilities of the Issuer, any other Guarantor, any receivership or assignment for the benefit of creditors relating to the Issuer or any other Guarantor or any similar case or proceeding relative to the Issuer or any other Guarantor or its creditors, as such, in each case whether or not voluntary, (b) any liquidation, dissolution, marshaling of assets or liabilities or other winding up of or relating to the Issuer or any other Guarantor, in each case, whether or not voluntary and whether or not involving bankruptcy or insolvency and (c) any other case or proceeding of any type or nature in which substantially all claims of creditors of the Issuer or any other Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreements” means (i) the ABL/Term Loan Intercreditor Agreement, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture, (ii) the Pari Passu Intercreditor Agreement, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture, (iii) the Junior Lien Intercreditor Agreement, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture or (iv) any replacement thereof or other intercreditor agreement that contains terms not materially less favorable to the holders of the Notes than the intercreditor agreements referred to in clause (i), (ii) or (iii), as applicable.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include the day immediately preceding the first scheduled Interest Payment Date (the Interest Payment Date for any Interest Period shall be the Interest Payment Date occurring on the day immediately following the last day of such Interest Period).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency, and in each such case with a “stable” or better outlook.

“Investment Grade Securities” means:

(1)            securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)            debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3)            investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)            corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, deposits, advances to customers and suppliers, commission, travel and similar advances to officers and employees, transfers of FCC licenses to Broadcast License Subsidiaries, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or Cash Equivalents (or in assets other than cash which have been sold or otherwise disposed of for cash or Cash Equivalents) by the Issuer or a Subsidiary in respect of such Investment.

“Issue Date” means the date on which the Notes are originally issued.

“Issuer” means Cumulus Media New Holdings, Inc.; provided that when used in the context of determining the fair market value of an asset or liability under the Indenture, “Issuer” will mean the Board of Directors of the Issuer (or a duly appointed committee thereof) when the fair market value is equal to or in excess of $50.0 million.

“Junior Financing” means (i) any Indebtedness for borrowed money of the Issuer or any Subsidiary Guarantor (other than intercompany Indebtedness between the Issuer and its Subsidiaries) that is (x) Subordinated Indebtedness, (y) unsecured or (z) secured by Liens on Collateral that rank junior to the Liens thereon securing the Notes, (ii) the New Term Loans, (iii) the Old Notes and (iv) the Existing Term Loans.

“Junior Lien Intercreditor Agreement” has that meaning set forth under “Security–Junior Lien Intercreditor Agreement.”

“LMA” means an agreement pursuant to which the licensee of a radio station makes available, which may be for a fee and/or reimbursement of its expenses, airtime on its station to a party which supplies programming to be broadcast during that airtime, and may collect revenues from advertising aired during the programming.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests, Indebtedness or otherwise) whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Majority Noteholder Consents” shall have the meaning set forth under the heading “Summary—Summary of the Terms of the Exchange Offer and the Consent Solicitation” in the Offering Memorandum.

“Material Intellectual Property” means any intellectual property owned by Parent, the Issuer or any Subsidiary that is material to the business of Parent, the Issuer and its Subsidiaries, taken as a whole (as determined by the Issuer in good faith).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds and the fair market value of any Cash Equivalents received by the Issuer or any of its Subsidiaries in respect of any Asset Sale, net of the direct and indirect costs relating to such Asset Sale, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (without taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Term Loan Credit Agreement Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent under the New Term Loan Credit Agreement.

“New Term Loan Credit Agreement” means that certain Credit Agreement, dated as of the Issue Date, among the Issuer, Cumulus Media Intermediate Inc., certain subsidiaries of the Issuer, the lenders from time to time party thereto and, Bank of America, N.A., as administrative agent, as may be amended, supplemented, restated, amended and restated or modified from time to time.

“New Term Loan Obligations” means the “Obligations” as defined in the New Term Loan Credit Agreement.

“New Term Loans” means the “Term Loans” as defined in New Term Loan Credit Agreement.

“Non-Controlling Collateral Agent” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Controlling Collateral Agent at such time with respect to such Shared Collateral.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Priority Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Non-Guarantor Subsidiary” means any Subsidiary that is not a Subsidiary Guarantor.

“Notes Collateral Agent” means U.S. Bank Trust Company, National Association, acting as collateral agent under the Indenture and under the Security Documents and any successor thereto in such capacity.

“Notes Documents” means the Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreements.

“Notes Obligations” means Obligations in respect of the Notes, the Indenture, the Guarantees and the Security Documents (including interest, fees and other expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees or other expenses are an allowed or allowable claim under applicable state, federal or foreign law).

“Notes Security Agreement” means that certain first lien notes security agreement, dated as of the Issue Date (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof), by and among the Issuer, the Parent, guarantors party thereto and the Notes Collateral Agent.

“Obligations” means, with respect to any item of Indebtedness, any principal (including any accretion), interest (including any interest, fees and other expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, Assistant Treasurer, the Secretary or the Assistant Secretaries of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the principal accounting officer or Secretary of the Issuer, that meets the requirements set forth in the Indenture.

“Old Notes” means the Issuer’s 6.750% Senior Secured First-Lien Notes due 2026 issued pursuant to the Old Notes Indenture.

“Old Notes Collateral Agent”, should there be one, means U.S. Bank Trust Company, National Association, acting as collateral agent under the Old Notes Indenture and under the security documents entered into in connection therewith and any successor thereto in such capacity.

“Old Notes Documents” means the collective references to the Old Notes Indenture, the notes issued pursuant thereto, the guarantees thereof and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Old Notes Indenture” means that certain Indenture, dated as of June 26, 2019, among the Issuer, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Old Notes Obligations” means Obligations in respect of the Old Notes and the Old Notes Documents.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Parent” means each of Cumulus Media Inc., and Cumulus Media Intermediate Inc., each a Delaware corporation.

“Pari Passu Intercreditor Agreement” has that meaning set forth under “Security – Pari Passu Intercreditor Agreement.”

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Investments” means:

(1)            any Investment in the Issuer or any Subsidiary; provided that the aggregate amount of Investments made in non-Guarantor Subsidiaries or in assets that do not become Collateral under this clause (1) and clauses (3) and (12) shall not exceed $10.0 million; provided further, that this clause (1) may not be used for any Investment in connection with a liability management or similar transaction;

(2)            any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3)            make acquisitions (by merger, purchase, lease (including any lease that contains up-front payments and/or buyout options) or otherwise) of any business, division or line of business or all or substantially all of the outstanding Capital Stock of any corporation or other entity (other than any director’s qualifying shares or any options for equity interests that cannot, as a matter of law, be can-celled, redeemed or otherwise extinguished without the express agreement of the holder thereof at or prior to acquisition) or any Station and Broadcast Assets related thereto so long as (i) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (provided that this clause (i) shall not apply with respect to any acquisition made pursuant to a legally binding commitment entered into at a time when no Default existed or would result from the making of such acquisition), (ii) all actions required to be taken with respect to any acquired assets or acquired or newly formed Subsidiary described in this Description of Notes shall be taken substantially simultaneously with consummation of such acquisition, (iii) any such newly acquired Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (iv) with respect to any such acquisition that involves aggregate consideration in excess of $20.0 million, the Issuer has delivered to the Trustee a certificate of a Responsible Officer to the effect set forth in clauses (i) through (iv) above, together with all relevant financial information for the Person or assets to be acquired; provided that the aggregate amount of Investments made in non-Guarantor Subsidiaries or in assets that do not become Collateral under this clause (3) and clauses (1) and (12) shall not exceed $10.0 million; provided further, that this clause (1) may not be used for any Investment in connection with a liability management or similar transaction;

(4)            any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale (and not for a liability management transaction);

(5)            any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; or made pursuant to binding commitment in effect on the Issue Date provided that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence on the Issue Date;

(6)            any Investment acquired by the Issuer or any of its Subsidiaries:

(a)            in exchange for any other Investment or accounts receivable held by the Issuer or any such Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b)            as a result of a foreclosure by the Issuer or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(c)            as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates of the Issuer;

(7)            Hedging Obligations permitted under clause (9) of the second paragraph under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8)            Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of Parent or the Issuer; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitation on Restricted Payments” (and not for a liability management transaction);

(9)            guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10)          any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (8), (9) and (11) of such paragraph) (and not for a liability management transaction);

(11)          Investments consisting of (x) purchases and acquisitions of inventory, supplies, material, services or equipment, or other similar assets or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business or (y) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12)          additional Investments having an aggregate fair market value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (12) shall not exceed (a) $13.5 million; provided that the aggregate amount of Investments made in non-Guarantor Subsidiaries or in assets that do not become Collateral under this clause (12) and clauses (1) and (3) shall not exceed $10.0 million; provided further, that this clause (12) may not be used for any Investment in connection with a liability management or similar transaction;

(13)          [reserved];

(14)          advances to, or guarantees of Indebtedness of, officers, directors and employees not in excess of $2.5 million for any fiscal year, with any unused amounts carried over to the next succeeding year, up to maximum of $5.0 million in any fiscal year;

(15)          loans and advances to officers, directors and employees for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Parent or the Issuer not in excess of $5.0 million outstanding at any one time, in the aggregate;

(16)          [reserved];

(17)          [reserved]; and

(18)          endorsements for collection or deposit in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)            pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2)            Liens imposed by law or regulation, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)            Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)            Liens in favor of issuers of performance, surety bonds or bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)            survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, utilities and other similar purposes, or zoning or other restrictions as to the use of Real Properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other covenants, conditions, restrictions and minor defects or irregularities in title (“Other Encumbrances”), in each case which Liens and Other Encumbrances do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)            (A) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens extend only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof or (B) Liens incurred in connection with Sale and Lease-Back Transactions incurred in compliance with the Indenture;

(7)            Liens existing on the Issue Date (other than the Liens securing Indebtedness under the Existing Term Loan Credit Agreement, the Old Notes Indenture, the New Term Loan Credit Agreement or the ABL Credit Agreement);

(8)            Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Subsidiaries;

(9)            Liens on property at the time the Issuer or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Subsidiaries;

(10)          Liens securing Indebtedness or other obligations of the Issuer or a Subsidiary owing to the Issuer or any Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)          Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12)          Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)          (a) leases, subleases, licenses or sublicenses (including of Real Property and intellectual property) granted to others in the ordinary course of business; and (b) with respect to any leasehold interest held by the Issuer or any of its Subsidiaries, the terms of the leases granting such leasehold interest and the rights of lessors thereunder and any Lien granted by any lessor, in the case of each of clauses (a) and (b) above which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Subsidiaries and do not secure any Indebtedness;

(14)          Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into by the Issuer and its Subsidiaries in the ordinary course of business;

(15)          Liens in favor of the Issuer or any Subsidiary Guarantor;

(16)          Liens on equipment of the Issuer or any of its Subsidiaries granted in the ordinary course of business;

(17)          letters of credit of the Issuer and its Subsidiaries; provided that the aggregate face amount of such letters of credit outstanding at any time shall not exceed $20.0 million;

(18)          Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and this (18); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and this (18) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such refinancing, refunding, extension, renewal or replacement;

(19)          deposits made in the ordinary course of business to secure liability to insurance carriers;

(20)          other Liens securing Obligations in an aggregate principal amount at any one time outstanding not in excess of $25.0 million;

(21)          Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23)          Liens (i) of a collection bank arising under Section 4-208 or 4-210 (as applicable) of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions arising as a matter of law or pursuant to customary depositary terms encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(24)          Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25)          Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)          banker’s liens, Liens that are statutory, common law or contractual rights of set-off and other similar Liens, in each case (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Subsidiaries in the ordinary course of business;

(27)          Liens securing Indebtedness incurred under the ABL Credit Agreement so long as the ABL Credit Agreement is subject to the ABL/Term Loan Intercreditor Agreement;

(28)          (deposits of cash or Cash Equivalents made to the issuer or issuers of letters of credit permitted to be incurred by New Holdings or a Subsidiary thereof pursuant to subsection (3) under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to backstop or collateralize such letters of credit; provided that the aggregate amount of any such de-posits made to the issuers of such letters of credit shall not exceed 105% of the face amount of such letters of credit;

(29)          any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30)          Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(31)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(32)          Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(33)          Liens solely on any cash earnest money deposits made by the Issuer or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Permitted Investment; and

(34)          Liens securing Indebtedness of the Issuer or any Subsidiary incurred pursuant to subsection clause (23) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that the Liens securing such Indebtedness are subordinated to the Liens securing the Obligations pursuant to an intercreditor agreement which shall be customary for transactions of this type and otherwise on terms and conditions reasonably satisfactory to the Trustee.

For purposes of this definition, the term “Indebtedness” (other than with respect to limiting dollar baskets) shall be deemed to include interest on and the costs in respect of such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding-up.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased, licensed or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and other property and rights incidental to the ownership, lease or operation thereof.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Subsidiary in exchange for assets transferred by the Issuer or a Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Subsidiary.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“Restricted Cash” means cash and Cash Equivalents held by Subsidiaries that is contractually restricted from being distributed to the Issuer, except for such restrictions that are contained in agreements governing Indebtedness permitted to be incurred under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and that is secured by such cash or Cash Equivalents.

“Restricted Investment” means an Investment other than a Permitted Investment.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor rating agency.

“Sale and Lease-Back Transaction” means any direct or indirect arrangement providing for the leasing or licensing by the Issuer or any of its Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred for value by the Issuer or such Subsidiary to a third Person in contemplation of such leasing or licensing.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Priority Collateral” means any “Collateral” (or similar term) as defined in any Second Priority Debt Document or any other assets of the Issuer or any Guarantor with respect to which a Lien is granted or purported to be granted as security for any Second Priority Debt.

“Second Priority Collateral Documents” means each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Issuer or any Guarantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means (a) the Second Priority Debt incurred pursuant to Old Notes Indenture and the Existing Term Loan Credit Agreement and (b) any other Indebtedness that is issued or guaranteed by the Issuer and/or any Guarantor, which Indebtedness and guarantees are secured by the Collateral on a subordinate basis without regard to control of remedies to the Senior Obligations (and which is not secured by Liens on any assets of the Issuer and/or any Guarantor other than the collateral securing or purporting to secure the Second Priority Debt Obligations or which are not included in the First Priority Collateral unless otherwise declined by the Senior Secured Parties pursuant to the Junior Lien Intercreditor Agreement); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to the Junior Lien Intercreditor Agreement in accordance with the Junior Lien Intercreditor Agreement.

“Second Priority Debt Documents” means the Existing Term Loan Credit Documents, the Old Notes Documents and, with respect to any other series, issue or class of Second Priority Debt, the promissory notes, note purchase agreements, indentures, credit agreements, the Second Priority Collateral Documents or other operative agreements evidencing or governing such Indebtedness.

“Second Priority Debt Facility” means each indenture, credit agreement, note purchase agreement or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means the Existing Term Loan Obligations, the Old Notes Obligations and, with respect to any other series, issue or class of Second Priority Debt, (a) all principal of, and interest (including, without limitation, any interest, fees or expenses and other amounts (if any) which accrue after the commencement of any insolvency or liquidation proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Second Priority Debt and (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents.

“Second Priority Debt Parties” means (i) the holders of the Old Notes, (ii) the Old Notes Collateral Agent, (iii) the Existing Term Loan Credit Agreement Collateral Agent, (iv) the holders of Existing Term Loan Obligations and (v), with respect to any other series, issue or class of Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Issuer or any other Guarantor under any related Second Priority Debt Documents.

“Second Priority Lien” means the Liens on the collateral granted or purported to be granted in favor of Second Priority Debt Parties under the Second Priority Collateral Documents.

“Second Priority Majority Representatives” means Second Priority Representatives representing at least a majority of the then aggregate amount of Second Priority Debt Obligations.

“Second Priority Representative” means (i) in the case of the Old Notes, the Old Notes Collateral Agent, (ii) in the case of the Existing Term Loan Credit Agreement, the Existing Term Loan Credit Agreement Collateral Agent and (iii) in the case of any other Second Priority Debt Facility and the Second Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable joinder agreement to the Junior Lien Intercreditor Agreement.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Subsidiaries secured by a Lien. For the avoidance of doubt, Attributable Debt will be considered to be secured by the asset that is the subject of the Sale and Lease-Back Transaction.

“Secured Parties” means (a) the Notes Collateral Agent, (b) the Trustee, (c) each Holder, (d) the beneficiaries of each indemnification obligation undertaken by the Issuer, the Guarantors, or Notes Collateral Agent under any Notes Document, and (e) the permitted successors and assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the Notes Security Agreement, security agreements, pledge agreements, collateral assignments and mortgages, as amended, supplemented, restated renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral for the benefit of the Trustee, the Notes Collateral Agent and the Holders of the Notes.

“Senior Collateral Documents” means the “Security Documents” (as defined in the New Term Loan Credit Agreement), the Security Documents, the Pari Passu Intercreditor Agreement and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Issuer or any Guarantor for purposes of providing collateral security for any Senior Obligation.

“Senior Credit Facilities” means (i) the credit facilities under the Term Loan Credit Agreement and the ABL Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and (ii) any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Debt Documents” means the “Loan Documents” (as defined in the New Term Loan Credit Agreement), the Notes Documents and any Additional Senior Debt Documents.

“Senior Facilities” means the New Term Loan Credit Agreement, the Indenture and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the collateral granted or purported to be granted in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means, collectively, the New Term Loan Obligations, the Notes Obligations and any Additional First Priority Lien Obligations.

“Senior Representative” means (i) in the case of any New Term Loan Obligations, the New Term Loan Credit Agreement Collateral Agent, (ii) [reserved], (iii) in the case of any Notes Obligations, the Notes Collateral Agent, (iv) [reserved] and (v) in the case of any Additional Senior Debt Facility, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility.

“Senior Secured Parties” means (i) the New Term Loan Credit Agreement Collateral Agent, (ii) the holders of New Term Loan Obligations and any other “Secured Party” as defined in the New Term Loan Credit Agreement, (iii) [reserved], (iv) [reserved], (v) the Notes Collateral Agent, (vi) the Secured Parties, (vii) [reserved], (viii) [reserved] and (ix) any Additional First Priority Secured Parties.

“Series” means (a) with respect to the First Priority Secured Parties, each of (i) the holders of New Term Loan Obligations (in their capacities as such), (ii) [reserved], (iii) the Secured Parties (in their capacity as such) and (iv) the Additional First Priority Secured Parties that become subject to the Pari Passu Intercreditor Agreement after the Issue Date that are represented by a common representative (in its capacity as such for such Additional First Priority Secured Parties) and (b) with respect to any First Priority Lien Obligations, each of (i) the New Term Loan Obligations, (ii) [reserved], (iii) the Notes Obligations and (iv) the Additional First Priority Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the Pari Passu Intercreditor Agreement by a common representative (in its capacity as such for such Additional First Priority Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Priority Lien Obligations hold a valid and perfected security interest at such time. If more than two Series of First Priority Lien Obligations are outstanding at any time and the holders of less than all Series of First Priority Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Priority Lien Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Subordinated Indebtedness” means:

(1)            any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes,

(2)            any Indebtedness of a Subsidiary Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity; and

(3)            the Existing Term Loans.

“Subsidiary” means, with respect to any Person:

(1)            any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)            any partnership, joint venture, limited liability company or similar entity of which

(x)            more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)            such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Subsidiary of the Issuer.

“Term Loan Collateral Agents” means the New Term Loan Credit Agreement Collateral Agent, the Existing Term Loan Credit Agreement Collateral Agent, the Old Notes Collateral Agent and the Notes Collateral Agent.

“Term Loan Collateral Documents” means the First Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Issuer or any Guarantor for purposes of providing collateral security for any Term Loan Obligations, including collateral documents entered into pursuant to the Existing Term Loan Credit Agreement, the New Term Loan Credit Agreement and the Indenture.

“Term Loan Documents” means, with respect to any series, issue or class of Term Loan Obligations, the promissory notes, indentures, the Term Loan Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Existing Term Loan Credit Agreement and the Loan Documents (as defined in the Existing Term Loan Credit Agreement) and the New Term Loan Credit Agreement and the Loan Documents (as defined in the New Term Loan Credit Agreement).

“Term Loan Exchange Offer” shall have the meaning set forth in the Offering Memorandum.

“Term Loan Obligations” means, for purposes of the description of the ABL/Term Loan Intercreditor Agreement, (i) the Notes Obligations, (ii) the New Term Loan Obligations and (iii) the Existing Term Loan Obligations.

“Term Loan Priority Collateral” means all Collateral other than ABL Priority Collateral.

“Term Loan Secured Parties” means, for purposes of the description of the ABL/Term Loan Intercreditor Agreement, (i) the Secured Parties, (ii) the Secured Parties (as defined in the New Term Loan Credit Agreement) and (iii) the Secured Parties (as defined in the Existing Term Loan Credit Agreement).

“Test Period” means, at any time, the most recent period of four consecutive fiscal quarters of the Issuer ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period were required to have been delivered pursuant to the section titled “Reports and Other Information”.

“Total Assets” means total assets of the Issuer and its Subsidiaries on a consolidated basis, shown on the most recent balance sheet of the Issuer and its Subsidiaries as may be expressly stated without giving effect to any amortization of the amount of intangible assets since the Issue Date, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Net Leverage Ratio.”

“Transactions” means the Exchange Offer and the Term Loan Exchange Offer.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral. “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or other governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)            the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)            the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.